                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
  [ ]   Preliminary Proxy Statement      [ ]  Confidential, for  Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))
  [X]    Definitive Proxy Statement
  [ ]    Definitive Additional Materials
  [ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        CENTENNIAL HEALTHCARE CORPORATION
                        ---------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [ ]    No fee required.
  [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

  [ ]    Fee paid previously with preliminary materials:
  [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1)      Amount previously paid:
                           $15,243

         (2)      Form, Schedule or Registration Statement No.:
                           Schedule TO

         (3)      Filing Party:
                           Hilltopper Holding Corp., Hilltopper Acquisition Corp., Warburg, Pincus Equity Partners, L.P., J. Stephen Eaton, Alan C. Dahl, Kent C. Fosha, Sr., Lawrence W. Lepley, Jr. and Centennial HealthCare Corporation

         (4)      Date Filed:
                           March 17, 2000

                        CENTENNIAL HEALTHCARE CORPORATION
                     400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346


                                                                   May 5, 2000



Dear Shareholders:


         You are cordially invited to attend a Special Meeting of Shareholders (the "SPECIAL MEETING") of Centennial HealthCare Corporation ("CENTENNIAL") to be held on June 1, 2000, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346. The purpose of this Special Meeting is to consider and vote upon the merger of Centennial (the "MERGER"). If you vote to approve the Merger and the Merger is consummated, you will receive $5.50 in cash for each share of Centennial common stock, $0.01 par value per share (the "COMMON STOCK"), that you own at the effective time of the Merger. You will not have any other equity interest in Centennial or the surviving corporation created by the Merger.

         Hilltopper Holding Corp., a Delaware corporation ("HOLDING"), formed Hilltopper Acquisition Corp., a Georgia corporation ("ACQUISITION"), to acquire all of the outstanding Common Stock. As the first step in its plan to acquire all of the Common Stock, on March 17, 2000, Acquisition commenced an offer to purchase all of the outstanding Common Stock (the "OFFER"). On May 2, 2000, Acquisition consummated the Offer and acquired 51.8% of the outstanding shares of Common Stock. As the second step, Acquisition will merge with and into Centennial. Centennial will be the surviving corporation after the Merger and will be a wholly owned subsidiary of Holding. After the Merger, in accordance with the terms of the Agreement and Plan of Merger dated as of February 25, 2000 among Centennial, Holding and Acquisition (the "MERGER AGREEMENT") Centennial will no longer have public shareholders, have its stock quoted on the Nasdaq National Market or file periodic reports with the Securities and Exchange Commission.

         Warburg, Pincus Equity Partners, L.P. ("WPEP") formed and currently owns all of the outstanding capital stock of Holding. Five significant shareholders of Centennial, seven general partners of the general partner of Welsh, Carson, Anderson & Stowe VI, L.P., one of those significant shareholders ("WCAS VI"), and four members of Centennial's senior management (collectively, the "CONTRIBUTING SHAREHOLDERS") contributed a total of 4,710,252 shares of Common Stock (representing some or all of their shares of Common Stock) to Holding on May 3, 2000, one day after the consummation of the Offer and prior to the Merger in exchange for shares of Holding preferred stock. The shares contributed to Holding by the Contributing Shareholders represented approximately 39.5% of the outstanding Common Stock. With the contributed shares and the shares purchased by Acquisition in the Offer, Holding beneficially owns approximately 91.3% of the Common Stock.


         The Contributing Shareholders are WCAS VI, seven individual general partners of the general partner of WCAS VI (including Andrew M. Paul, a director of Centennial) (collectively, the "WCAS GENERAL PARTNERS"), WCAS Healthcare Partners, L.P. ("WCAS HP"), South Atlantic Venture Fund II, Limited Partnership, South Atlantic Venture Fund III, Limited Partnership, The Burton Partnership, Limited Partnership (collectively, "SOUTH ATLANTIC"), Alan C. Dahl, Kent C. Fosha, Sr., Lawrence W. Lepley, Jr. and myself (Mr. Dahl and myself being officers and directors of Centennial, Mr. Fosha being an officer of Centennial and Mr. Lepley being an officer of Paragon Rehabilitation, Inc., an indirect wholly owned subsidiary of Centennial). In addition, affiliates of WPEP (collectively, the "WP FUNDS") and affiliates of South Atlantic (the "SOUTH ATLANTIC INVESTORS") contributed a total of $15,000,000 to Holding one day after the consummation of the Offer in exchange for shares of Holding preferred stock. This amount will be used to pay down a portion of Centennial's outstanding debt. The WP Funds contributed $49,673,513 in exchange for Holding preferred stock to pay the costs of the Offer and the Merger.

         The Contributing Shareholders contributed a total of 4,710,252 shares of Common Stock to Holding in exchange for 4,710,252 shares of Holding preferred stock. As part of the Merger, I will receive $5.50 a share for 545,454 shares of Common Stock that I own and am not contributing to Holding. I contributed 569,917 shares to Holding for 569,917 shares of Holding preferred stock. Mr. Paul, a director of Centennial, will also receive as part of the Merger $5.50 a share for 3,021 shares of Common Stock that he is not contributing to Holding. WCAS Capital Partners II, L.P., an affiliate of WCAS VI, will receive as part of the Merger $5.50 a share for 246,896 shares of Common Stock owned by it, which was not tendered in the Offer.

         After the Merger, the Contributing Shareholders, the WP Funds and the South Atlantic Investors (collectively, the "INVESTORS") will, as shareholders of Holding, continue to have an equity interest in Centennial. The Investors want to own Centennial because they believe that while the short-term financial prospects of Centennial are extremely limited, these prospects over the long-term may be good. As a private company, Centennial will be able to make decisions that negatively affect current quarter earnings but that increase the value of its assets or earnings over the long-term. In a public company setting, it is difficult to make decisions that could negatively affect earnings knowing that the result of those decisions could be a significant reduction in the per share price if analysts' short-term earnings expectations are not met or exceeded. If the Merger is completed, the Investors may receive substantial benefits in the future if Centennial is profitable and as a result of its profitable operations or favorable industry trends the value of its stock increases in excess of the consideration in the Offer and the Merger. The Investors have no assurance that Centennial will be profitable in the future or that it will be able to grow through acquisitions or otherwise. The Investors will be subject to the risks inherent in owning stock in a company subject to changing governmental regulations that could materially and adversely effect revenues and earnings and in holding stock of a private company with no market for their shares.

         A special committee of the board of directors of Centennial (the "SPECIAL COMMITTEE"), consisting of two directors who are not members of or affiliated with the Investors, was formed to consider and evaluate the Offer and the Merger. As discussed in the enclosed Proxy Statement, the Special Committee approved the Offer and the Merger. The Merger Agreement provides that Centennial and its affiliates are not permitted to solicit or initiate discussions, offers or proposals from a third party for an alternative transaction to the Merger, unless necessary to allow the directors to satisfy their fiduciary duties to Centennial's shareholders. Centennial may terminate the Merger Agreement if necessary to pursue an acquisition proposal with another party that is more favorable to Centennial's shareholders than the Merger, provided that Centennial pay to Holding a $2 million "breakup" fee and reimburse Holding for its expenses incurred in the Offer and the Merger up to a maximum of $1 million. The Special Committee has unanimously recommended to Centennial's board of directors that the Merger and related agreements be approved by Centennial's shareholders. In connection with its evaluation of the Offer and the Merger, the Special Committee engaged J.P. Morgan Securities, Inc. ("J.P. MORGAN") to act as its financial advisor. J.P. Morgan rendered its opinion dated February 25, 2000 that based upon and subject to the assumptions, limitations and qualifications set out in that opinion, the cash merger consideration of $5.50 per share to be received in the Merger is fair from a financial point of view to Centennial's shareholders (other than Holding, Acquisition and the Contributing Shareholders). The written opinion of J.P. Morgan is attached as Appendix B to the enclosed Proxy Statement and should be read carefully and in its entirety by you.

         THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF CENTENNIAL'S SHAREHOLDERS (OTHER THAN HOLDING, ACQUISITION AND THE MEMBERS OF THE INVESTORS) AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER.

         Approval of the Merger at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. By obtaining more than a majority of the shares of outstanding Common Stock through the Offer and taking into account the shares contributed by the Contributing Shareholders, Acquisition owns sufficient shares of Common Stock to approve the Merger without the vote of any other shareholder. The accompanying Proxy Statement provides a summary of the proposed Merger and additional information about the parties involved and their interests. A copy of the Merger Agreement is attached to the Proxy Statement as Appendix A.

         PLEASE GIVE ALL OF THIS INFORMATION YOUR CAREFUL ATTENTION. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU LATER CHOOSE TO ATTEND THE SPECIAL MEETING. IF THE MERGER IS APPROVED BY THE SHAREHOLDERS, AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THE MERGER, YOU WILL RECEIVE

INSTRUCTIONS FOR SURRENDERING YOUR CENTENNIAL SHARE CERTIFICATES (IN EXCHANGE FOR $5.50 IN CASH PER SHARE) AND A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE. YOU SHOULD NOT SUBMIT YOUR SHARE CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED SUCH INSTRUCTIONS AND THE LETTER OF TRANSMITTAL.


                          Sincerely,



                          J. Stephen Eaton
                          Chairman, President and Chief Executive Officer

                        CENTENNIAL HEALTHCARE CORPORATION
                     400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346
                            ------------------------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 1, 2000
                            ------------------------




         Notice is hereby given that a Special Meeting of Shareholders (the "SPECIAL MEETING") of Centennial HealthCare Corporation, a Georgia corporation ("CENTENNIAL") will be held on June 1, 2000, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346 for the following purposes:


         (1) To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of February 25, 2000 (the "MERGER AGREEMENT"), pursuant to which Hilltopper Acquisition Corp., a newly formed Georgia corporation ("ACQUISITION") and wholly owned subsidiary of Hilltopper Holding Corp., a Delaware corporation ("HOLDING"), will be merged (the "MERGER") with and into Centennial and each share of Centennial common stock, $.01 par value (the "COMMON Stock"), outstanding on the effective date of the Merger, will be converted into the right to receive $5.50 in cash (the "CASH MERGER CONSIDERATION"), other than shares held by shareholders who have properly exercised their dissenters' appraisal rights under Georgia law and shares held by Acquisition, Holding or any subsidiary or affiliate of Acquisition, Holding or held in Centennial's treasury (including shares contributed before the Merger to Holding by members of Centennial's management and other significant shareholders and individuals). A copy of the Merger Agreement is attached as Appendix A to, and is described in, the accompanying Proxy Statement.

         (2) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.


The Board of Directors of Centennial has determined that only holders of Common Stock of record at the close of business on May 5, 2000, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this notice.


                                    By order of the Board of Directors



                                    -----------------------------------
                                    Daryl R. Griswold
                                    Assistant Secretary


Atlanta, Georgia
May 5, 2000


         WHETHER OR NOT YOU ARE ABLE TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

         THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Any record shareholder shall have the right to dissent from the Merger and to receive payment of the "fair value" of his or her shares upon compliance with the procedures set forth in Article 13 of the Georgia Business Corporation Code. Centennial will determine "fair value" for dissenting shares based on the value of the shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. If Centennial and the dissenting shareholder cannot agree on the "fair value" for a holder's shares, the Superior Court of DeKalb County, Georgia will determine the "fair value". In order to comply with Article 13, a dissenting shareholder must deliver written notice, before the Special Meeting, of his or her intent to demand payment for his or her shares of Common Stock. The payment demand must be mailed or delivered to the attention of the Secretary of Centennial at 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. The written payment demand must specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is thereby demanding payment for his or her shares. Voting against, abstaining from voting or failing to vote on the Merger will not constitute the required demand for payment. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the Proxy Statement that accompanies this notice and the full text of Article 13 of the Georgia Business Corporation Code, which is attached as Appendix C and is described in the accompanying Proxy Statement.

                        CENTENNIAL HEALTHCARE CORPORATION
                     400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346


                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 1, 2000



                     QUESTIONS AND ANSWERS ABOUT THE MERGER



Q: What will happen in the Merger?


A: In the Merger, Acquisition will be merged with and into Centennial with Centennial being the surviving corporation (the "SURVIVING CORPORATION"). All shares of Centennial common stock (the "Common Stock") outstanding at the time of the Merger, other than shares held by Holding, Acquisition or any subsidiary or affiliate of Holding, Acquisition or Centennial or in Centennial's treasury and by shareholders who properly exercise their dissenters' appraisal rights under Georgia law, will be converted into the right to receive a cash payment of $5.50 a share. Before the Merger, five significant shareholders, seven individual general partners of the general partner of one of these significant shareholders and four members of Centennial's senior management (collectively, the "CONTRIBUTING SHAREHOLDERS") contributed 4,710,252 shares of Common Stock, representing some or all of their shares of Common Stock to Holding and received 4,710,252 shares of Holding preferred stock in exchange and will not receive cash for the shares that are contributed for Holding preferred stock. The contributed shares represented approximately 39.5% of the outstanding Common Stock. To review the structure of the Merger in greater detail, see pages 45 through 55.


Q: Who will own Centennial after the Merger?

A: After the Merger, Centennial will become a privately held company indirectly owned by investors comprised of:

         - five significant shareholders of Centennial (the "SIGNIFICANT SHAREHOLDERS"): Welsh, Carson, Anderson & Stowe VI, L.P. ("WCAS VI"); WCAS Healthcare Partners, L.P. ("WCAS HP"); South Atlantic Venture Fund II, Limited Partnership ("SAII"); South Atlantic Venture Fund III, Limited Partner ("SAIII"); and The Burton Partnership, Limited Partnership ("BURTON LP" and with SAII and SAIII, "SOUTH ATLANTIC");

         - seven individual general partners of the general partner of WCAS VI, including Andrew M. Paul, a director of Centennial (the "WCAS GENERAL PARTNERS"):

         - four members of Centennial's senior management: J. Stephen Eaton, Chairman, President and Chief Executive Officer; Alan
                  C. Dahl, Director, Executive Vice President, Chief Financial Officer and Treasurer; Kent C. Fosha, Sr., Executive Vice President of Operations; and Lawrence W. Lepley, Jr., President of Centennial's indirect, wholly-owned subsidiary, Paragon Rehabilitation, Inc. ("PARAGON");

         - two affiliates of South Atlantic: South Atlantic Private Equity Fund IV, Limited Partnership and South Atlantic Private Equity Fund IV (QP), Limited Partnership (together, the "SOUTH ATLANTIC INVESTORS"); and

         - affiliates of Warburg, Pincus Equity Partners, L.P. ("WPEP"), the parent of Holding: Warburg, Pincus Netherland Equity Partners I, C.V.; Warburg, Pinus Netherlands Equity Partners II, C.V.; and Warburg, Pincus Equity Partners Netherlands III, C.V. (collectively, the"WP FUNDS").

 The individuals and entities identified above are referred to in this Proxy Statement collectively as the "INVESTORS."

Q:  What happened before the Merger?


A: As the first step in its acquisition of Centennial, Acquisition began a cash tender offer on March 17, 2000 for all of the outstanding Common Stock (the "OFFER"). The Offer closed on May 2, 2000 and Acquisition acquired 6,179,862 shares or 51.8% of the Common Stock for $5.50 a share. Taking into account the shares contributed by the Contributing Shareholders and the shares purchased by Acquisition in the Offer, Holding beneficially owns approximately 91.3% of the Common Stock. The Merger Agreement allows Acquisition to complete its acquisition of all of the Common Stock through the Merger.


Q: What risks are associated with the Merger for shareholders who are not Investors?


A: Upon completion of the Merger, you will no longer have an equity interest in Centennial and will no longer participate in any future earnings or growth of Centennial. Because Holding through its ownership of Acquisition has acquired 91.3% of the outstanding Common Stock in the Offer and through the contribution of shares of Common Stock by the Contributing Shareholders, Centennial will no longer file reports with the Securities and Exchange Commission and will not satisfy the listing requirements of the Nasdaq National Market and will no longer have its shares listed for quotation. You may receive a greater return if Centennial remains a public company rather than entering into the Merger transaction. A third party other than the Investors might offer greater than $5.50 per share in a future transaction. Also, the "fair value" of any dissenting shares has not been determined and may be greater than $5.50 per share. To review the effects of the Merger, see pages 45 through 55. To review the rights of dissenting shareholders, see pages 55 through 56.


Q: Why is Centennial being acquired?


A: Centennial's Board of Directors (the "BOARD") believes that the acquisition of Centennial is in the best interests of shareholders of Centennial other than Holding, Acquisition and the Contributing Shareholders (the "PUBLIC SHAREHOLDERS") and that as a private company, Centennial will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow. To review the background and reasons for the Merger in greater detail, see pages 21 through 29.


Q: Why was the Special Committee formed?


A: Because five of the directors of Centennial have an interest in the Merger, the Board appointed a special committee of directors who are not members of management or general partners of the general partner of WCAS VI, or affiliated with the Investors (the "SPECIAL COMMITTEE") to review and evaluate the proposed transaction. The Special Committee has determined that the Merger is fair to and in the best interests of the Public Shareholders. To review the Special Committee's recommendation, see pages 29 through 36.


Q: What will I receive in the Merger?

A: You will receive $5.50 in cash, without interest, for each share of Common Stock that you own. For example: If you own 100 shares of Common Stock, upon completion of the Merger you will receive $550.00 in cash.

Q: When do you expect the Merger to be completed?


A: We are working to complete the Merger by June 2, 2000.


Q: What are the federal tax consequences of the Merger to me?


A: The receipt of the Cash Merger Consideration by you will be a taxable transaction for federal income tax purposes. To review the federal income tax consequences to you in greater detail, see pages 56 through 57.


Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the federal and state tax consequences of the Merger to you.

Q: What am I being asked to vote upon?


A: You are being asked to approve and adopt the Merger Agreement, which provides for the acquisition of Centennial by Holding through the Offer and the Merger. In the Offer, Acquisition acquired shares representing 51.8% of the outstanding Common Stock. The Merger Agreement requires the vote of a majority of the outstanding shares of Common Stock and due to Acquisition's ownership of 51.8% of the outstanding Common Stock through the Offer, no shareholder other than Acquisition must vote for the Merger in order for the Merger to be approved. Including the shares acquired by Acquisition in the Offer and the shares contributed by the Contributing Shareholders, Holding beneficially owns 91.3% of the outstanding Common Stock. After the Merger, Centennial will become a privately held company and you will no longer own an equity interest in Centennial.


The Special Committee has unanimously approved and adopted the Merger Agreement and the transactions contemplated therein, and the Board has approved and adopted the Merger Agreement and the transactions contemplated therein, and the Special Committee and the Board recommend voting FOR the approval and adoption of the Merger Agreement.

Q: What do I need to do now?

A: Just indicate on your proxy card how you want to vote, then sign, date and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.


The Special Meeting will take place on June 1, 2000 at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346. You may attend the Special Meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the Special Meeting and either change your vote or attend the Special Meeting and vote in person.


Q. What if I want to change my vote?

A: If you decide to change your vote, you may revoke your proxy by sending in a later dated proxy or by attending the Special Meeting and voting in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of Common Stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the proposal to approve and adopt the Merger Agreement.

Q: Should I send in my stock certificates now?

A: No. After the Merger is completed we will send you written instructions for exchanging your Common Stock certificates for the Cash Merger Consideration.

Q: What if I want to exercise my dissenters' rights under Georgia law?

A: To properly exercise your dissenters' rights under Georgia law and receive "fair value" for your shares of Common Stock, you must deliver to Centennial before the vote is taken at the Special Meeting written notice of your intent to demand payment if the Merger is consummated and you must not vote your shares in favor of the Merger. The notice must be delivered by the record holder of the Common Stock. You should determine the record holder of your shares to provide the required notice. Voting against, abstaining from voting or failing to vote will not satisfy the written notice of demand requirement. Article 13 of the Georgia Business Corporation Code is attached to this Proxy Statement as Appendix C and should be read in its entirety if you decide to pursue your dissenters' rights. "Fair value" will be based on the value of the shares immediately before the Merger and may be more or less than $5.50 a share.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact:

                             Alan C. Dahl
                             Centennial HealthCare Corporation
                             400 Perimeter Center Terrace, Suite 650
                             Atlanta, Georgia 30346
                             Telephone: 770-698-9040

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

         THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY CENTENNIAL, HOLDING, ACQUISITION OR THEIR REPRESENTATIVES CONTAIN FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF CENTENNIAL, HOLDING AND ACQUISITION AND MEMBERS OF THEIR RESPECTIVE MANAGEMENT TEAMS, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT OF CENTENNIAL, HOLDING AND ACQUISITION THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED HEREIN AND THOSE FACTORS SET FORTH FROM TIME TO TIME IN REPORTS OF CENTENNIAL FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE PROTECTION OF THE LIABILITY SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES REFORM ACT OF 1995 IS NOT APPLICABLE TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN STATEMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER..................................................................................       6
WHO CAN HELP ANSWER YOUR QUESTIONS......................................................................................       9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.............................................................      10
SUMMARY.................................................................................................................      13
The Companies...........................................................................................................      13
The Special Meeting.....................................................................................................      13
Record Date; Voting Power...............................................................................................      13
Vote Required...........................................................................................................      13
Recommendations.........................................................................................................      14
Opinion of Financial Advisor............................................................................................      14
Terms of the Merger Agreement...........................................................................................      14
Share Ownership of Holding following the Merger.........................................................................      15
Accounting Treatment....................................................................................................      16
Conflicts of Interest...................................................................................................      16
Regulatory Approvals....................................................................................................      17
Dissenters' Appraisal Rights............................................................................................      17
Historical Market Information...........................................................................................      18
Selected Consolidated Financial Data of Centennial......................................................................      19
Centennial Projections..................................................................................................      20
SPECIAL FACTORS.........................................................................................................      21
Background of the Merger................................................................................................      21
The Special Committee's and the Board's Recommendation..................................................................      29
Opinion of Financial Advisor............................................................................................      34
Purpose, Alternatives and Reasons of Centennial and the Investors for the Merger........................................      36
Position of the Investors, Holding, Acquisition and Centennial as to Fairness of the Merger.............................      38
Conflicts of Interest...................................................................................................      39
Certain Effects of the Merger...........................................................................................      42
Financing of the Merger.................................................................................................      42
Conduct of Centennial's Business After the Merger.......................................................................      43
THE SPECIAL MEETING.....................................................................................................      44
Date, Time and Place of the Special Meeting.............................................................................      44
Proxy Solicitation......................................................................................................      44
Record Date and Quorum Requirement......................................................................................      44
Voting Procedures.......................................................................................................      44
Voting and Revocation of Proxies........................................................................................      44
Effective Time of the Merger and Payment for Shares.....................................................................      45
Other Matters to be Considered..........................................................................................      45
THE MERGER..............................................................................................................      45
Terms of the Merger Agreement...........................................................................................      45
Terms of the Subscription Agreement, Voting Agreement and Employment Agreements.........................................      52
Accounting Treatment....................................................................................................      54
Estimated Fees and Expenses of the Merger...............................................................................      55
RIGHTS OF DISSENTING SHAREHOLDERS.......................................................................................      55
FEDERAL INCOME TAX CONSEQUENCES.........................................................................................      56
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS.....................................................      57
CERTAIN INFORMATION CONCERNING HOLDING, ACQUISITION AND THE INVESTORS...................................................      58
INDEPENDENT AUDITORS....................................................................................................      59
WHERE YOU CAN FIND MORE INFORMATION.....................................................................................      59
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................................................      60
OTHER MATTERS...........................................................................................................      61
SHAREHOLDER PROPOSALS...................................................................................................      61

APPENDICES
APPENDIX A  Agreement and Plan of Merger................................................................................     A-1
APPENDIX B  Opinion of J.P. Morgan Securities Inc.......................................................................     B-1
APPENDIX C  Text of Article 13 of the Georgia Business Corporation Code.................................................     C-1

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the Merger and for a more complete description of the legal terms of the Merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the Merger Agreement. See "Where You Can Find More Information" (page 59).


THE COMPANIES

         Centennial HealthCare Corporation
         400 Perimeter Center Terrace, Suite 650
         Atlanta, Georgia 30346
         (770) 698-9040

         Centennial, through its subsidiaries, provides a broad range of long-term health care services to meet the medical needs of elderly and post-acute patients. Centennial, through its subsidiaries, operates 100 owned, leased or managed skilled nursing facilities, with approximately 10,800 licensed, available beds, in 21 states and the District of Columbia. In addition, through its subsidiaries, Centennial provides comprehensive rehabilitation services and home health care services.

         Hilltopper Holding Corp.
         Hilltopper Acquisition Corp.
         c/o E.M. Warburg, Pincus & Co., LLC
         466 Lexington Avenue
         New York, New York  10017
         (212) 878-0600

         Holding was organized by WPEP. Warburg, Pincus & Co. ("WARBURG") is the sole general partner of WPEP. Before the Contributing Shareholders contributed shares of Common Stock for shares of Holding preferred stock, all of the outstanding shares of Holding were owned by WPEP. Acquisition agreed with the members of the Investors who contributed shares of Common Stock for, or purchased shares of, Holding preferred stock, to acquire the public stock of Centennial through the Merger. Holding organized and owns all of the outstanding shares of Acquisition.


THE SPECIAL MEETING (PAGE 44)

         The Special Meeting will be held on June 1, 2000, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346. At the Special Meeting, Centennial shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE; VOTING POWER (PAGE 44)

         Holders of record of Common Stock at the close of business on May
5, 2000 (the "RECORD DATE") are entitled to notice of and to vote at the Special Meeting. As of such date, there were 11,923,618 shares of Common Stock issued and outstanding held by approximately 44 holders of record. Holders of record of Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting.

VOTE REQUIRED (PAGE 44)

         Approval by the Centennial shareholders of the proposal to approve and adopt the Merger Agreement will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date. Through the Offer, Acquisition has acquired 51.8% of the shares of Common Stock outstanding on the Record Date and will vote all of its shares in favor of the Merger. Including the shares contributed to Holding by the Contributing Shareholders and through its ownership of Acquisition, Holding beneficially owns 91.3% of the Common Stock.

Acquisition will satisfy the majority vote requirement without the need for any other shareholder to vote in favor of the Merger. A failure to vote or a vote to abstain will have the effect of a vote against the Merger.


RECOMMENDATIONS (PAGE 29)

         Because five of the Centennial directors have a material financial interest in the transactions contemplated by the Merger Agreement, the Board appointed the Special Committee to review and evaluate the proposed transaction. The Special Committee unanimously recommended to the Board that the Merger Agreement be approved and recommended to the shareholders of Centennial. Following the unanimous recommendation of the Special Committee, the Board unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Public Shareholders and recommended that the Public Shareholders approve the Merger Agreement. The Special Committee and the Board recommend that the Public Shareholders vote "For" the approval of the Merger Agreement. You also should refer to the factors that the Special Committee and the Board considered in determining whether to approve and adopt the Merger Agreement beginning on page 29.

OPINION OF FINANCIAL ADVISOR (PAGE 34)

         J.P. Morgan, a nationally recognized investment banking firm which served as financial advisor to the Special Committee, has rendered an opinion dated February 25, 2000, to the Special Committee that the Cash Merger Consideration is fair from a financial point of view to the Public Shareholders. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this Proxy Statement as Appendix B. You should read the fairness opinion of J.P. Morgan in its entirety.

TERMS OF THE MERGER AGREEMENT (PAGE 45)


         The Merger Agreement is attached to this Proxy Statement as Appendix A. You should read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

 General. The Merger Agreement provides that Acquisition will be merged with and into Centennial, with Centennial being the Surviving Corporation. As a result of the Merger, the shareholders of Centennial will receive $5.50 in cash, without interest, for each share of Common Stock that they own, other than shares held by shareholders who properly exercise their dissenters' appraisal rights and shares held by Acquisition and Holding or any subsidiary or affiliate of Acquisition or Holding or Centennial or in Centennial's treasury (including shares that were contributed to Holding prior to the Merger by the Contributing Shareholders).

Conditions to the Merger. The completion of the Merger depends upon the satisfaction of a number of conditions, including:

         -        consummation of the Offer;

         - approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock;

         - receipt of all necessary orders and consents of governmental authorities and the expiration of any regulatory waiting periods;

         -        accuracy of the representations and warranties of the parties;

         -        absence of certain litigation;

         - absence of the occurrence of any event having a material adverse effect on the business of Centennial.

Each party may, at its option, waive the satisfaction of any condition to such party's obligations under the Merger Agreement. [EVEN IF THE SHAREHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.]

No Solicitation. Until consummation or abandonment of the Merger, Centennial and its affiliates are not permitted to initiate or solicit any discussions, offers or proposals from or, subject to the Board's fiduciary duties as advised by counsel, continue or participate in any negotiations or discussions with, a third party with respect to a merger, consolidation, sale or similar transaction involving Centennial or any of its subsidiaries (each a "SUPERIOR PROPOSAL").

Termination. Either Centennial or Holding may terminate the Merger Agreement and abandon the Merger under certain circumstances, including if:

         -        if Centennial and Holding mutually consent;

         - legal constraints or prohibitions issued by a governmental entity prevent the consummation of the Merger; or

         - the other party breaches in a material manner any of its representations, warranties or covenants under the Merger Agreement and, if curable, such breach is not cured within 10 business days after written notice of such breach.

In addition, if the Board determines in good faith by a majority vote, after consulting with its financial advisors and based on the advice of outside legal counsel to Centennial, that a Superior Proposal with another party is more favorable to Centennial's shareholders than the Merger, Centennial may terminate the Merger Agreement if necessary to pursue the alternative Superior Proposal or Centennial may terminate the Merger Agreement if the Board or the Special Committee withdraws, or adversely modifies, its approval or recommendation of the Merger. Upon such a termination, Centennial must pay Acquisition a "break up" fee of $2 million and reimburse Acquisition for its expenses up to a maximum of $1 million.

Fees and Expenses. Centennial and Acquisition will pay their own fees, costs and expenses incurred in connection with the Merger Agreement if the Merger is not consummated. However, Centennial will pay Acquisition the break up fee and expenses reimbursement, under certain circumstances, including if Centennial approves, enters into or consummates a Superior Proposal with another party or if the Board or the Special Committee withdraws its recommendation of the Merger. If the Merger is consummated, Centennial will pay, at the effective time of the Merger, all of its own fees and expenses and fees and expenses incurred by Holding and Acquisition, including the fees and expenses of counsel, accountants, investment bankers and other advisors and experts.


SHARE OWNERSHIP OF HOLDING FOLLOWING THE MERGER (PAGE 52)


         - The Management Group. J. Stephen Eaton, Chairman of the Board, President and Chief Executive Officer of Centennial ("EATON"); Alan C. Dahl, Executive Vice President, Chief Financial Officer and Treasurer and a director of Centennial ("DAHL"); Kent C. Fosha, Sr., Executive Vice President of Centennial ("FOSHA"); and Lawrence W. Lepley, Jr., President of Centennial's Paragon Rehabilitation, Inc. subsidiary ("LEPLEY"), will contribute an aggregate of 754,904 shares of Common Stock for shares of Series A Convertible Preferred Stock, $.01 par value, of Holding (the "SERIES A PREFERRED STOCK"). Shares of Common Stock owned by Mr. Eaton but not contributed for shares of Series A Preferred Stock will be converted into the right to receive $5.50 per share in the Merger for an aggregate consideration of $2,999,997. After the Merger, the management group will own an aggregate equity interest in Holding of approximately 5.2% or 754,904 shares of Holding preferred stock. The Board will reserve 2,585,451 shares of Holding common stock representing approximately 15% of the equity of Holding (calculated on a fully diluted basis) at the closing of the Merger for options to be granted to the members of the management group and other officers and key employees of Centennial.

         - The WP Funds. The WP Funds are purchasing 9,031,548 shares of Series A Preferred Stock at a price of $5.50 per share for a total $49,673,514. After the Merger, the WP Funds will own an aggregate equity interest in Holding of approximately 61.6% of the Holding preferred stock.

         - South Atlantic. South Atlantic will contribute an aggregate of 1,183,677 shares of Common Stock for 1,183,677 shares of Series B Non-Voting Convertible Preferred Stock, $.01 par value (the "SERIES B PREFERRED STOCK"), of Holding. In addition, the South Atlantic Investors are purchasing 909,091 shares of Series B Preferred Stock at a price of $5.50 per share for a total of $5,000,000. After the Merger, South Atlantic and the South Atlantic Investors will own an aggregate equity interest in Holding of approximately 14.3% of the Holding preferred stock.

         - WCAS. WCAS VI , WCAS HP and the WCAS General Partners; (WCAS VI, WCAS HP and the WCAS General Partners collectively, "WCAS") will contribute an aggregate of 2,762,671 shares of Common Stock for 2,762,671 shares of Series B Preferred Stock of Holding. After the Merger, WCAS will own an aggregate equity interest in Holding of approximately 18.9% of Holding preferred stock.

                  Series A Preferred Stock will be convertible into shares of Holding's voting common stock and Series B Preferred Stock will be convertible into non-voting common stock. The non-voting common stock is convertible at the option of the holder into voting common stock (i) upon the sale or transfer of the non-voting common stock to any person or entity other than WCAS VI, South Atlantic or any of their affiliates; or
                  (ii) if after giving effect to such conversion, the holder would not own shares of voting common stock representing more than 10% of the voting common stock and Series A Preferred Stock then outstanding.


ACCOUNTING TREATMENT (PAGE 54)


         Acquisition believes that the Merger will be accounted for as a "purchase" under the purchase method in accordance with generally accepted accounting principles.


CONFLICTS OF INTEREST (PAGE 39)



         - The Management Group. Messrs. Eaton, Dahl, Fosha and Lepley have interests in the Merger that are different from, or in addition to, yours as a Centennial shareholder. They will continue to have an equity interest in the Surviving Corporation through their ownership of Holding preferred stock and the ultimate value of this interest could exceed $5.50 per share. If the Merger is consummated, Mr. Eaton will be designated as a member of the board of directors of the Surviving Corporation and Holding and Messrs. Eaton, Dahl, Fosha and Lepley will remain as senior management of the Surviving Corporation pursuant to amended and restated employment agreements that provide for two year rolling severance and noncompete periods (three years for Mr. Eaton). In addition, if the Merger is consummated, options to purchase Holding common stock will be made available to Messrs. Eaton, Dahl, Fosha and Lepley and other officers and key employees. Indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Centennial will be continued by the Surviving Corporation after the Merger. See "The Merger - Terms of the Subscription Agreement, Voting Agreement and Employment Agreements" (page
                  52).


         - WCAS. In the Merger, Andrew M. Paul, one of the WCAS General Partners and a director of Centennial, will receive $5.50 per share for 3,021 shares of Common Stock that he does not contribute for shares of Holding preferred stock. WCAS Capital Partners II, L.P. ("WCAS CP"), an affiliate of WCAS, will receive in the Merger $5.50 per share for 246,896 shares of Common Stock owned by it.

         - Other Directors. Bertil Nordin is a director of Centennial and a special limited partner of a South Atlantic affiliate. Mr. Nordin is a special limited partner in a limited partnership that invested in a South Atlantic affiliate holding Common Stock. James Hoover is a director of Centennial and a former partner and current limited partner of the general partner of WCAS VI, as well as a general partner of the sole general partner of WCAS CP. Mr. Hoover is also affiliated with Dauphin Capital Partners, which approached the WP Funds about participating in the Offer and the Merger but ultimately did not participate.

         - The Special Committee. The members of the Special Committee were paid $37,500 each for serving on the committee and received $1,000 for each committee meeting attended.


REGULATORY APPROVALS


         Centennial is required to make filings with or obtain approvals from regulatory authorities in connection with the Merger. These consents and approvals include approval of the Federal Trade Commission, the Department of Justice, and certain state regulatory authorities. An application and notice was filed with the Federal Trade Commission and the Department of Justice by Acquisition on March 13, 2000 and by Centennial on March 23, 2000 and the waiting period has expired. [ALL OTHER NECESSARY APPLICATIONS AND NOTICES HAVE BEEN FILED OR ARE IN THE PROCESS OF BEING FILED.]

         [CENTENNIAL CANNOT PREDICT WHETHER OR WHEN CENTENNIAL WILL OBTAIN ALL REQUIRED REGULATORY APPROVALS OR THE TIMING OF THESE APPROVALS.]


DISSENTERS' APPRAISAL RIGHTS (PAGE 55)


         Any shareholder of Centennial who does not vote in favor of the proposal to approve the Merger Agreement and who strictly complies with the applicable provisions of Article 13 of the Georgia Business Corporation Code has the right to dissent and be paid cash for the "fair value" for such holder's shares of Common Stock, which may be more than, the same as, or less than the Cash Merger Consideration of $5.50 a share. "Fair value" will be determined based on the value of the dissenting shares immediately before the effective time of the Merger without any appreciation or depreciation in anticipation of the Merger. If Centennial and a dissenting shareholder are unable to agree upon the "fair value" for the holder's shares of Common Stock, the Superior Court of DeKalb County, Georgia will determine the "fair value". To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely, which include the requirement to give written notice to Centennial before the Special Meeting of your intent to demand payment. The applicable provisions of Article 13 are attached to this Proxy Statement as Appendix C.

                          HISTORICAL MARKET INFORMATION

         The Common Stock is traded on the Nasdaq National Market (symbol:
CTEN). The following table sets forth the high and low closing bid quotations for each quarterly period for Centennial's two most recent fiscal years and for the current fiscal year to date.

CALENDAR YEAR                                                                                                  HIGH        LOW
-------------                                                                                                  ----        ---

1998:
First Quarter.............................................................................................   $25 1/8      $19 5/8
Second Quarter............................................................................................   $25          $16 7/16
Third Quarter.............................................................................................   $20 3/8      $7 1/2
Fourth Quarter............................................................................................   $15 1/2      $7 3/8
1999:
First Quarter                                                                                                $15 9/16     $8
Second Quarter............................................................................................   $10          $1
Third Quarter.............................................................................................   $5 17/32     $2 5/8
Fourth Quarter............................................................................................   $3 9/16      $2 7/32
2000:
First Quarter                                                                                                $5 9/32      $4
Second Quarter (through April 26, 2000)                                                                      $5 1/2       $4


         On February 24, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price per Share on the Nasdaq National Market was $2 15/16 per share. On March 16, 2000, the last full trading day prior to the commencement of the Offer, the reported closing price per share on the Nasdaq National Market was 55/32 per share. On May 4, 2000, the high and low bid quotations per share were $5.8438 and $5.375 and there were 44 shareholders of record of the Common Stock.


         Since its inception, Centennial has not paid any cash dividends on its Common Stock. Under the Merger Agreement, Centennial has agreed not to pay any dividends on the Common Stock prior to the closing of the Merger. Under Centennial's current senior credit facility, the distribution of dividends would require lender consent. In addition, applicable laws generally limit the ability of Centennial's subsidiaries to pay dividends to the extent that required regulatory capital would be impaired, which in turn further limits Centennial's ability to pay dividends.

         In July 1997, Centennial completed an underwritten initial public offering of 4,600,000 shares of Common Stock (including the underwriters' exercise of their over-allotment option). The offering price per share was $16.00 and Centennial received net proceeds of approximately $66.8 million.

               SELECTED CONSOLIDATED FINANCIAL DATA OF CENTENNIAL

         Certain selected consolidated historical financial data of Centennial, derived from its audited financial statements is set forth below. The selected financial data should be read in conjunction with the Consolidated Financial Statements of Centennial, related notes and other financial information incorporated by reference into this Proxy Statement.

                                                                                                     FOR THE YEAR ENDED
                                                                                                        DECEMBER 31,
                                                                                                        ------------
                                                                                                    1999               1998
                                                                                                  ---------         ---------

REVENUES:
  Net patient service revenues ...........................................................        $ 368,655         $ 342,203
  Management fees and other revenues .....................................................            9,874            15,442
                                                                                                  ---------         ---------


              Total  revenues ............................................................          378,529           357,645
                                                                                                  ---------         ---------



EXPENSES:
  Facility operating expenses ............................................................          322,051           275,489
  Lease expense ..........................................................................           33,309            22,946
  Corporate administrative costs .........................................................           26,445            21,515
  Depreciation and amortization ..........................................................           12,588             9,292
  Loss on closure of nursing facility ....................................................               --             4,010
  Terminated merger transaction costs ....................................................           (2,583)            3,619
  Provision for asset revaluation ........................................................           14,530            12,152
                                                                                                  ---------         ---------


               Total Operating Expenses ..................................................          406,340           349,023
                                                                                                  ---------         ---------


                                                                                                    (27,811)            8,622
                                                                                                  ---------         ---------


OTHER INCOME (EXPENSE):
  Interest income ........................................................................            1,479             2,011
  Interest expense .......................................................................          (12,050)           (9,165)
                                                                                                  ---------         ---------


               Total  Other income (expense) .............................................          (10,570)           (7,154)
                                                                                                  ---------         ---------


                                                                                                    (38,382)            1,468
Provision for income taxes (income tax benefit) ..........................................          (13,165)            1,504


Loss before minority interest and cumulative effect of change in
accounting method ........................................................................          (25,217)              (36)
Minority interest in net income of subsidiary, net of income taxes .......................             (226)             (279)
                                                                                                  ---------         ---------



Loss before cumulative effect of change in accounting method .............................          (29,443)             (315)
Cumulative effect of change in accounting method, net of income taxes ....................             (427)               --
                                                                                                  ---------         ---------


Net Loss .................................................................................        $ (25,870)        $    (315)
                                                                                                  =========         =========


Per common share information (diluted):
  Loss before cumulative effect of change in accounting method ...........................        $   (2.13)        $   (0.03)
Cumulative effect of change in accounting method .........................................            (0.04)               --
                                                                                                  ---------         ---------


Net Loss .................................................................................        $   (2.17)        $   (0.03)
                                                                                                  ---------         ---------


Weighted average number of common and common stock equivalents outstanding
 (diluted) ...............................................................................           11,923            12,078
                                                                                                  =========         =========

                                                                                                    1999               1998
                                                                                                    ----               ----
                                                                                                      AS OF DECEMBER 31,
                                                                                                      ------------------

BALANCE SHEET DATA:
  Working capital ........................................................................        $  25,698         $  57,125
  Total assets ...........................................................................          264,345           285,332
  Long-term debt, less current maturities ................................................          108,076           112,849
  Net shareholders' equity ...............................................................           87,813           113,683


RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                     12/31/98      12/31/99
                                                                                     --------      --------
Ratio of earnings to fixed charges...........................................           1.0          0.15


BOOK VALUE PER SHARE:


                                                                                                       12/31/98     12/31/99

                                                                                                         9.53         7.36


                             CENTENNIAL PROJECTIONS

Certain Projections of Centennial. In the course of discussions giving rise to the Merger Agreement, representatives of Centennial furnished to Holding's representatives certain business and financial information that was not publicly available, including certain financial projections for fiscal years 2000, 2001, 2002 and 2003. The non-public information provided by Centennial included projections developed over a period of time by Centennial of its future operations performance and were delivered in preliminary and final versions (together, "CENTENNIAL'S PROJECTIONS"). Centennial does not as a matter of course publicly disclose projections as to future revenues or earnings. Centennial's Projections were prepared by management solely for Centennial's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the American Institute of Certified Public Accountants guide for Prospective Financial Statements, and such information is being included in this Proxy Statement solely because it was furnished to us in connection with the discussions giving rise to the Merger Agreement. The independent accountants of Centennial have neither examined nor compiled the financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent accountants incorporated by reference in this Proxy Statement relate to the historical financial information of Centennial and do not extend to the following financial information and should not be read to do so.

Centennial's Projections set forth below necessarily reflect numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond Centennial's or the Investors' control, may not be apparent on the face of the assumptions and do not take into account any changes in Centennial's operations or capital structure which may result from the Offer and the Merger. In addition, factors such as industry performance and regulatory and financial conditions, which are difficult to project, may cause Centennial's Projections or the underlying assumptions to be inaccurate. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid. Accordingly, there can be no assurance that Centennial's Projections will be realized, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that Centennial or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Investors or any of their respective representatives assumes any responsibility for the validity, reasonableness, or completeness of the projected financial information, and Centennial has made no representation regarding such information.

         The preliminary projections were prepared in November 1999 and were based upon estimates of year ending December 31, 1999 revenues and expenses. The final projections were revised for actual unaudited year ended December 31, 1999 revenues and expenses, reductions in revenues and expenses resulting from Centennial selling three facilities and terminating its lease of a fourth facility in the fourth quarter of 1999 and discontinuing selected non-essential lines of business, actual cost cuts relating to the implementation of a new Medicare prospective payment system contained in the Balanced Budget Act of 1997 which was enacted in August 1997 ("PPS"), revised projections of anticipated Medicare rate increases resulting from the recent legislation adding back a portion of the Medicare spending reductions through the implementation of PPS, revised growth rate assumptions for both revenues and expenses and revised interest rate assumptions.

         The major assumptions made by Centennial with respect to the preliminary Centennial's Projections were as follows: revenues increased by 5.3% to 5.6% per year beginning in 2000; operating expenses were estimated at approximately 77% of revenue; corporate overhead was estimated at approximately 6% of revenue; the interest rate on current debt was estimated at 8.8%; and an effective tax rate of 36% to 37% was utilized.

                                                                                               2000      2001       2002       2003
                                                                                               ----      ----       ----       ----
                                                                                                           PRELIMINARY
                                                                                                          (IN MILLIONS)

                   Revenues..............................................................     $400.5    $421.8     $445.5     $470.2
                   Earnings Before Interest, Taxes, Depreciation Amortization and Rent...       70.0      73.5       77.4       81.6
                   Income Before Income Taxes............................................       16.3      20.1       24.3       30.2
                   Net Income............................................................        9.9      12.3       15.0       18.7


         In preparing the final Centennial's Projections that were completed in February 2000, Centennial made the following changes to the preliminary Company
Projections: adjustments were made to reflect the sale of three facilities owned by Centennial and the termination of the lease of one facility leased by Centennial in late 1999; revenues increased by approximately 4% per year beginning in 2000; operating expenses were estimated at approximately 76% of revenue; corporate overhead was estimated at approximately 6.4% of revenue; the average interest rate on current debt was increased to 9.7%; and the effective tax rate was increased to approximately 41%.

                                                                                              2000       2001       2002       2003
                                                                                              ----       ----       ----       ----
                                                                                                            FINAL
                                                                                                        (IN MILLIONS)
                   Revenues..............................................................    $385.1     $400.1     $416.3     $433.1
                   Earnings Before Interest, Taxes, Depreciation Amortization and Rent...      67.0       71.9       74.6       77.3
                   Income Before Income Taxes............................................       8.5       14.5       18.0       23.3
                   Net Income............................................................       5.0        8.6       10.7       13.8



                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

General. In 1998, changes in the capital markets began to impede Centennial's growth strategy. Centennial had historically grown in size and profitability primarily through acquisitions. From the beginning of 1998, acquisition prices increased and, during the second half of the year, changes in the capital markets made debt and equity financing more difficult to obtain. Both of these factors made acquisitions more difficult.

         In addition, Centennial's growth strategy has been affected by the implementation of PPS. Prior to PPS, Centennial's skilled nursing care facilities operated under a "cost based" Medicare reimbursement system. PPS is a program for implementing an estimated $16 billion of reductions in Medicare spending over five years for skilled nursing care facilities such as those operated by Centennial. In late 1999, approximately $2 billion of these reductions were restored.

         PPS payments are based on per diem rates as payment for all services to the covered residents of a facility. Under PPS, each covered Medicare resident of a skilled nursing facility is classified into 1 of 44 Resource Utilization Groups ("RUG") categories based upon the resident's clinical condition, extent of services needed and functional status. Periodic reassessment of residents is required on a set schedule to determine whether the resident is in the correct RUG category, as well as when a resident's condition changes. A facility receives payment under Medicare based upon each resident's RUG category, there being a separate rate for each RUG category. As a result, accurate classification of each resident into his or her appropriate RUG category is crucial to the facility receiving the appropriate payment for services provided to that resident. Overall, the rates received by Centennial at its facilities under PPS are less than rates previously received by Centennial under the "cost based" reimbursement system, and the per diem rates paid for a resident in a particular RUG category does not necessarily cover the cost of care for that resident.

         In June 1998, management commenced a comprehensive internal study of the effects of PPS on Centennial's results for the first five months of 1998 on a pro forma basis as if PPS was fully effective in 1998. The preliminary results of that study indicated that even if Centennial was successful in reducing ongoing costs to match revenue reductions under PPS, the implementation of PPS would cause Centennial to incur significant additional training, implementation and other costs and expenses of approximately $2.5 million in the last half of 1998 and approximately $3.0 million in the first half of 1999 that could not be recovered from revenues. These costs and expenses included additional staffing at the facilities and corporate offices to assist in classifying residents into proper RUG categories, travel costs associated with sending trainers to the facilities and personnel from the facilities to the corporate offices of Centennial to provide and receive training in classifying residents into proper RUG categories, training in the requirements of PPS and inefficiencies associated with the implementation of a new, radically different reimbursement program at both the facility and corporate office levels.

         PPS became fully effective for Centennial in January 1999. Management initially believed that PPS would not have an adverse effect on earnings when fully implemented because the decreased revenues under PPS would be offset by anticipated cost reductions. To realize these anticipated costs reductions, Centennial had to seek substantial cost savings from third party suppliers, as well as from its own subsidiaries providing rehabilitation therapy services to Centennial's skilled nursing care facilities. Although Centennial has made progress in obtaining these cost reductions, it has taken longer than anticipated to realize the benefit of such reductions and, to date, Centennial has not obtained all anticipated cost reductions. Centennial is continuing to seek such cost reductions both internally and from third party suppliers. During the second half of 1998 and the first half of 1999, Centennial incurred significant additional training, implementation and other costs and expenses associated with PPS.

         PPS continued to have a material effect on Centennial and its results of operations throughout 1999 and into 2000. As stated above, to date, Centennial has not been able to obtain all anticipated cost reductions necessary to make the earnings effect of PPS neutral. Other factors, including the continuing tight labor market (which has driven up labor costs), increases in liability, health and workers compensation insurance rates and rising interest rates, have also increased Centennial's cost of doing business.

         The changing environment, which began in 1998 and continued through 1999, led management to evaluate various alternatives for the future of Centennial. While management expected that strategic acquisition opportunities for Centennial to grow would continue to exist, these opportunities would require significant capital that, if available in the current market, would be more expensive or dilutive to the value of Centennial in this economic environment. Centennial would not be able to produce year-to-year growth rates in revenue in line with historical levels that included acquisitions. In addition, Centennial's lenders could prevent acquisition growth due to covenants in Centennial's credit facility that prohibit Centennial from incurring additional debt or entering into additional leases. Centennial also faced uncertainty concerning its ability to reduce costs sufficiently, and management believed that this uncertainty might further depress Centennial's stock price. Each of these factors led management to the conclusion that it was in the best interest of Centennial's shareholders to consider strategic alternatives for Centennial.


Events Leading to the Merger. In September 1998, following a drop in the per share price of Centennial's common stock from $14.75 in August 1998 to $7.50, representatives of WCAS VI and its affiliates (collectively, "WELSH CARSON") and BT Alex. Brown Incorporated met to discuss the possibility of an acquisition of Centennial by Welsh Carson. On September 22, 1998, Welsh Carson commenced a legal and regulatory due diligence review of Centennial, and, on September 25, 1998, Welsh Carson delivered to Centennial a non-binding expression of interest to acquire Centennial through a cash exchange for the outstanding shares of Common Stock (the "SHARES"). The proposal was conditioned on management participating in the transaction as investors and officers of the surviving corporation. The Board formed a special committee to consider the expression of interest by Welsh Carson. The special committee retained Kilpatrick Stockton, LLP ("KILPATRICK STOCKTON") as its legal counsel and J.P. Morgan as its financial advisor. The special committee negotiated a merger agreement and recommended the transaction to the Board and on October 22, 1998, the Board accepted the offer of $16 per share by Welsh Carson, approved the merger proposal and entered into the merger agreement with Welsh Carson.

         On March 26, 1999, Centennial received an investigatory subpoena from the Office of Inspector General, Department of Health & Human Services (the "OIG") seeking records relating to the allocation of nurse staffing costs. On April 2, 1999, Welsh Carson terminated the merger agreement as a result of this pending investigation.

         After the termination of the merger agreement with Welsh Carson, Centennial continued to work with SunTrust Equitable Securities ("SUNTRUST EQUITABLE") (which had participated in the representation of Centennial during the transaction with Welsh Carson) in seeking strategic opportunities for Centennial. SunTrust Equitable will receive a fee of $2.1 million upon the consummation of the Merger for assisting Centennial in seeking strategic opportunities. E.M. Warburg, Pincus & Co., LLC ("WARBURG PINCUS") then approached SunTrust Equitable about the possibility of acquiring Centennial. On April 27, 1999, Warburg Pincus and Centennial entered into a confidentiality agreement whereby Centennial agreed to provide certain information to Warburg Pincus to enable it to evaluate a potential transaction with Centennial. Centennial entered into this confidentiality agreement with Warburg Pincus because the same factors that led Centennial to determine that the merger agreement with Welsh Carson was the best alternative for the future of Centennial continued to affect Centennial at that time. These factors, as well as additional new factors, including the lack of capital to enable Centennial to grow through strategic acquisition opportunities, increasing debt costs as a result of increasing interest rates, increasing labor costs, the delay in obtaining all anticipated cost reductions necessary for PPS to have no adverse effect on Centennial's earnings, the deterioration of the financial condition of several other long-term care providers (which drove most capital sources from the sector and contributed to the tightening of Centennial's credit arrangements with its existing lenders) and substantial modifications of the financial covenants in Centennial's credit facility after the termination of the merger agreement with Welsh Carson that placed Centennial in danger of default under that credit facility in the future.

         Centennial engaged in preliminary discussions with Warburg Pincus about an acquisition of Centennial; however, the ongoing investigation of Centennial by the OIG deterred Warburg Pincus from making a proposal to acquire Centennial at that time. In July 1999, Warburg Pincus and Centennial discussed other investment structures, including a joint venture that would acquire facilities to be managed by Centennial. Warburg Pincus did not pursue this proposal because it was concerned that its interests would not be aligned with the interests of Centennial if Centennial was unable to contribute capital to the proposed joint venture.

         In late September 1999, following additional review by its counsel and additional due diligence regarding the OIG investigation, Warburg Pincus discussed the possibility of acquiring all of the outstanding shares of Centennial and taking Centennial private. Over the next few months, Warburg Pincus engaged in a review and analysis of Centennial and SunTrust Equitable provided initial financial modeling for a going private acquisition.

         In October 1999, South Atlantic, a holder of approximately ten percent of the outstanding shares of Centennial's stock, approached Centennial about contributing additional equity to Centennial to either fund an acquisition vehicle or engage in a going private transaction. On October 25, 1999, Centennial entered into a confidentiality agreement with South Atlantic. South Atlantic ultimately determined it could not provide enough capital for either of the proposed transactions. Throughout this time, Centennial also had discussions with other parties unaffiliated with either Warburg Pincus or South Atlantic about potential funding of acquisition vehicles in joint venture or contractual type relationships. None of these discussions led to a specific proposal.

         In November 1999, after its initial review of Centennial, Warburg Pincus indicated its interest in making a proposal to Centennial. Warburg Pincus proposed a structure in which management would contribute all or part of their respective interests in Centennial into the surviving corporation and continue to serve as management in the surviving corporation. Warburg Pincus indicated that it would permit, but not require, WCAS VI, the WCAS VI General Partners, WCAS HP and South Atlantic to contribute all or part of their interests in Centennial into the surviving corporation. Warburg Pincus intended to acquire the remaining outstanding shares of Common Stock in a tender offer or cash merger transaction.

         On November 17, 1999, at the regularly scheduled quarterly Board meeting, the Board discussed the indicated interest of Warburg Pincus. The Board concluded that it would be willing to consider a proposal from Warburg Pincus if it indicated a serious interest in acquiring Centennial at a price that provided the shareholders of Centennial a substantial premium over the current market price of the Shares. On November 30, 1999, the Board and management met with Warburg Pincus to discuss its interest in Centennial. At this meeting, Warburg Pincus indicated that subject to completion of due diligence it would consider an offer of $5.00 a share for all of the outstanding shares of Common Stock. After discussion, the Board concluded that it would not pursue a transaction with Warburg Pincus at the indicated price.

         Warburg Pincus reviewed the Board's response and responded that it would consider an offer of $5.25 per share for all of the outstanding shares of Common Stock and requested an exclusive due diligence period to undertake a more thorough review of Centennial prior to making a formal proposal. On December 6, 1999, the Board met to discuss Warburg Pincus' response and its valuation of Centennial. The Board noted that $5.25 per share represented a substantial premium over the then-current market price of $3.0625 and that the proposed transaction could provide the shareholders of Centennial with liquidity for their investments. The Board noted the impact that recent legislation restoring approximately $2 billion of the $16 billion in spending cuts to the long-term sector of the healthcare industry could have on Centennial. The Board noted that the proposed structure of the transaction would result in Centennial being a private company and that shareholders not affiliated with management, WCAS VI, the WCAS General Partners, WCAS HP and South Atlantic would not have the opportunity to participate in the future growth of Centennial. The Board addressed the need to appoint a special committee of disinterested directors to represent the shareholders in considering any formal proposal by Warburg Pincus. The Board concluded that it was not willing to grant the exclusivity period based on a $5.25 per share offer. SunTrust Equitable communicated the Board's position to Warburg Pincus.

         Warburg Pincus responded by stating that it would consider $5.50 per share, together with a $15 million equity contribution to Centennial to cover transaction expenses and to assist Centennial in paying down a portion of its debt. On December 13, 1999, the Board met to consider whether to grant Warburg Pincus the exclusivity period at this level of interest. The Board considered the substantial premium over the then current market price, and determined that the 30-day exclusivity period would be justified at this level of interest in Centennial. The Board decided that the exclusivity period would only prohibit Centennial from soliciting a competing proposal and would not prohibit Centennial from responding to a proposal from a third party. The Board voted unanimously to grant Warburg Pincus a 30-day exclusivity period for its due diligence review. The Board again discussed the need to have a special committee negotiate with Warburg Pincus if it submitted a formal proposal. On December 14, 1999, Centennial granted Warburg Pincus a 30-day exclusivity period for due diligence, which expired on January 13, 2000.

         On January 6, 2000, the Board met to discuss forming a special committee to negotiate any proposal made by Warburg Pincus or any third party. The Board reviewed each director's affiliations and possible interests in a transaction with Warburg Pincus. WCAS VI, the WCAS VI General Partners, WCAS HP, management and South Atlantic would have an interest in the transaction if Warburg Pincus allowed WCAS VI, the WCAS VI General Partners, WCAS HP, management and South Atlantic to exchange their Shares for equity interests in the surviving corporation. Mr. Charles D. Nash was the only director without any interest in the proposed transaction. The Board considered that while a special committee comprised of only one disinterested director is permissible, it would be preferable for the special committee to be comprised of more than one director. The Board decided to fill the existing vacancy on the Board with a disinterested director who would be eligible to serve on the Special Committee. A special meeting of the Board was scheduled to fill the vacancy on the Board and form the Special Committee to review the Warburg Pincus discussions and any further acquisition proposals.


         At the January 12, 2000 meeting, the Board appointed Bob L. Wood as a director to fill the vacancy on the Board and named Charles D. Nash and Bob L. Wood as members of the Special Committee. Mr. Wood has no interest in the proposed transaction or any current affiliation with any member of the Investors. Prior to joining the Board, Mr. Wood had served as president and chief executive officer of Nations Healthcare, Inc., a company in which WCAS VI held an interest until April 1999. Andrew Paul, a director of Centennial, served as Chairman of the Board of Nations Healthcare until April 1999. The Special Committee was authorized to review and evaluate the proposal by Warburg Pincus, and, if considered reasonable in light of all circumstances and the recommendation of its advisors, to explore additional offers and to recommend to the Board those actions that the Special Committee believed, in the exercise of its business judgment, to be in the best interests of Centennial and its shareholders. The Board further authorized the Special Committee to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed appropriate and necessary to fully and adequately make determinations and to conduct negotiations with Warburg Pincus regarding the terms of the proposed transaction and to otherwise fulfill its duties. The Board also agreed that because of the time and energy involved in reviewing the transaction, the members of the Special Committee should receive a fixed fee of $37,500 each, with an additional $1,000 each for each meeting held by the Special Committee.


         At the end of the exclusivity period with Warburg Pincus, Citicorp Venture Capital, Ltd. ("CITICORP") approached Centennial about a possible acquisition of Centennial. On January 26, 2000, Centennial and Citicorp entered into a confidentiality agreement. Citicorp proposed an equity investment of $25 million in Centennial to be used to retire some of Centennial's debt and gain leverage to buy additional facilities.

         The Special Committee engaged Kilpatrick Stockton as its legal counsel to advise it regarding its duties in connection with a possible sale of Centennial. On January 17, 2000, the Special Committee and its legal counsel met to discuss various matters, including, among others, the qualifications of the members of the Special Committee to serve on the Special Committee, the qualification of Kilpatrick Stockton to serve as counsel to the Special Committee, developments at Centennial during the past year (including the naming of new independent auditors), the structure of the Special Committee, the potential interest of Citicorp in a transaction with Centennial, the terms of engagement for the Special Committee's financial advisors and the procedures to be followed in analyzing any offer from Warburg Pincus to acquire Centennial. Counsel also advised the Special Committee concerning the Special Committee's legal responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the Special Committee with respect to the offer by Warburg Pincus.

         At that time, the Special Committee selected J.P. Morgan to serve as its financial advisor for the purpose of advising the Special Committee and assisting it in negotiations with Warburg Pincus, and to deliver a fairness opinion to the Special Committee in connection with the proposed transaction. The Special Committee instructed J.P. Morgan to commence its investigation and analysis of the value of Centennial.

         From January 17 to February 24, 2000, J.P. Morgan reviewed financial and other information concerning Centennial, including Centennial's audited and interim financial statements, Centennial's Projections, Centennial's internal study of the effects of PPS on Centennial, and other information concerning Centennial described in "Special Factors-Opinion of the Financial Advisor." J.P. Morgan also met with members of management, as well as Centennial's current independent auditors.

         On January 19 and 20, 2000, the Special Committee met with members of management, J.P. Morgan, Kilpatrick Stockton and Centennial's current independent auditors to review the financial position of Centennial and its competitors, and Centennial's operations and financial statements. Management made a presentation to, and answered questions from, the Special Committee and its advisors concerning the ongoing investigation of Centennial by the OIG, indicating that there was significant uncertainty concerning Centennial's potential liability and the timing of any possible resolution of the investigation. The Special Committee also received a detailed summary of the contacts to date between Centennial and Warburg Pincus at these meetings.

         Management also discussed the financial and operating implications of PPS since its implementation. Management discussed Centennial's earlier views of the effects that PPS would have on Centennial's revenues and expenses, the actual effects to date, and the anticipated impact on Centennial and its financial condition in the future. In addition to a general discussion, management specifically discussed in detail such actual and anticipated effects on each line item of Centennial's income statement, and the assumptions inherent in Centennial's Projections. Management noted that Centennial's Projections included no acquisitions by Centennial, due to the lack of capital with which to pursue acquisitions under Centennial's lines of credit and the fact that the availability of additional credit in the near-future was unlikely. Management also described the efforts of Centennial's financial advisors in searching for financing of additional acquisitions during the previous six to eight months, without success.

         Management indicated that the implementation of PPS had resulted in significant operating losses for most industry participants, and that Centennial's EBITDAR margins had decreased by approximately 7% for the nine month period ended September 30, 1999 compared to the twelve-month period ended December 31, 1998. Management also indicated that moving from a "cost plus" Medicare reimbursement system to PPS had required significant reengineering of the manner in which companies in Centennial's industry segment tracked reimbursable activities at the point of care in nursing facilities, and that these efforts had required significant training costs. Management reported that participants in this industry segment were perceived by the financial community as facing continued operating and earnings challenges in transitioning to PPS, and that this situation had affected the market price of the shares of these companies, including the Common Stock.

         On January 25, 2000, the Special Committee met with Kilpatrick Stockton and J.P. Morgan to discuss the latest developments between Warburg Pincus and Centennial, and Centennial's initial contacts with Citicorp concerning a potential transaction. After a discussion of the status of both potential transactions, Kilpatrick Stockton summarized its conversations with Willkie Farr & Gallagher ("WILLKIE FARR"), legal counsel to Warburg Pincus, concerning the timing, structure and process for a potential transaction. Among other matters, the Special Committee discussed with its legal and financial advisors Centennial's disclosure obligations, the importance of Centennial being able to perform an effective market check in connection with any transaction, the necessary and preferred vote levels for Centennial's public shareholders to approve a potential transaction, the possible restructuring of Centennial's credit facility and lender consents, whether such restructuring and consents would be a condition to the potential offer by Warburg Pincus, and the need for more information concerning the OIG investigation in order for J.P. Morgan to complete its valuation work.

         Between January 26 and February 10, 2000, the Special Committee met several times to discuss developments with Warburg Pincus and Citicorp. On January 27, 2000, after a report on the preliminary discussions with Citicorp in which it indicated a desire to undertake a diligence investigation to determine whether to pursue a potential transaction with Centennial, the Special Committee agreed to direct Centennial to provide Citicorp with access to Centennial information and records at least equal to the level afforded to Warburg Pincus. The Special Committee also discussed whether to direct Centennial to speak to members of its lending group concerning a potential acquisition, ultimately deciding to direct management to begin such discussions by addressing a potential acquisition of Centennial in a neutral and generic manner, rather than with regard to a potential transaction with Warburg Pincus as this approach would allow the lenders to focus on the possibility of a competing bidder which might request a similar amendment.

         Between February 7 and February 11, 2000, Citicorp conducted its due diligence review of Centennial to determine whether it had an interest in pursuing a transaction other than its proposed equity investment of $25 million.

         On February 11, 2000, the Special Committee received a preliminary draft of a merger agreement from Willkie Farr, who indicated that the draft was being circulated prior to delivery of any offer from Warburg Pincus in order to expedite the Special Committee's review of the agreement's basic terms, and to allow Centennial time to prepare disclosure schedules should Warburg Pincus decide to make an offer. Although the draft merger agreement did not contain pricing terms, the Special Committee evaluated the agreement based on the Special Committee's expectation that Warburg Pincus would make an offer at a price reflecting a premium to the then-current market price.

         On February 15, 2000, the Special Committee met with Kilpatrick Stockton and J.P. Morgan to discuss issues raised by the draft merger agreement received from Willkie Farr. The Special Committee discussed in detail the desirability of retaining the flexibility to entertain competing offers from other interested potential acquirors, should those acquirors approach Centennial with a competing offer. The Special Committee believed that this flexibility to entertain competing offers would simulate an auction environment and encourage any interested acquirors to come forward. In order to retain this flexibility, the Special Committee directed Kilpatrick Stockton to seek terms in the merger agreement which would minimize the termination fees Centennial would have to pay if it terminated the merger agreement to pursue a competing proposal, and which would permit Centennial to publicly announce its ability to entertain competing proposals, even if Centennial could not otherwise initiate or solicit them.

         Among other items discussed, the Special Committee also agreed to propose that the transaction be conditioned on the approval of it by a supermajority of Centennial's shareholders, and that Warburg Pincus accept the risk of the ongoing OIG investigation and only be allowed to terminate its offer in the event of a "material worsening" of the investigation.

         On February 15, 2000, J.P. Morgan reported on Centennial's two-day diligence meetings with Citicorp's legal and financial advisors. J.P. Morgan reported that Citicorp had indicated a preliminary interest (without making an offer) in pursuing an investment in Centennial of between $30 and $40 million, in exchange for convertible preferred stock of Centennial. J.P. Morgan further reported, however, that before Centennial or the Special Committee could address such preliminary interest, Citicorp chose to terminate the discussions, and that Citicorp indicated that there was no particular issue or concern that had caused it to do so.

         In addition, the J.P. Morgan team led a discussion of its valuation analysis of Centennial. It reviewed in detail the written background materials previously provided to the Special Committee. Among other issues, J.P. Morgan discussed (i) the lack of comparable transactions with which to compare a proposed offer from Warburg Pincus, (ii) a discounted cash flow analysis of the transaction (including the cost of capital); and (iii) an analysis of public company trading multiples.

         After the delivery of the draft merger agreement, the Special Committee's advisors held numerous discussions with Wilkie Farr regarding various provisions in the draft merger agreement.

         On February 16, 2000, the Special Committee discussed with management the likelihood that earnings for the fourth quarter of 1999 would be lower than anticipated by Centennial and financial analysts. Management specifically discussed events which occurred during the past several months leading to these results, including, among others, the sale of three of Centennial's facilities and the termination of a lease for a fourth facility, declines in census at Centennial's facilities, continued increased labor costs, revaluations of Centennial assets and the termination of several third-party management contracts. Management then detailed the effects of those and other events on Centennial's operations. Management also answered questions from the Special Committee and its advisors.

         On February 21, 2000, the Special Committee focused on four key issues related to the draft merger agreement, as follows:

         - OIG Investigation. The Special Committee decided to try to cause Warburg Pincus to assume the risk of the investigation based on information currently available to it and to only be permitted to terminate the transaction if there was a "material worsening" of the investigation prior to closing of the transaction.

         - Termination Fee. The Special Committee concluded that it would be desirable if the termination fee were less than the fee in the acquisition transaction proposed in 1998.

         - Expenses. The Special Committee concluded that it was reasonable for Centennial to reimburse some of Warburg Pincus' expenses should the proposed merger agreement be terminated to pursue another transaction, based on the lengthy period of time that Warburg Pincus had devoted to, and the extensive use of its advisors in, its diligence investigation of Centennial. However, the Special Committee believed that these expenses should be limited or capped in some manner.

         - Credit Facility. The Special Committee directed management to poll the remaining members of Centennial's lending group to determine whether they would agree to renegotiate Centennial's credit facility in connection with any offer received.

         The Special Committee also discussed other issues related to the proposed merger agreement, including, among others, the proposed "drop dead" date for consummation of the proposed transaction and the ability of Centennial to make a public announcement that it had the ability the receive proposals from other bidders.

         From February 22 through February 24, 2000, Willkie Farr, Kilpatrick Stockton, J.P. Morgan, Centennial and King & Spalding, counsel to Centennial, continued negotiations at Willkie Farr's offices in New York. Kilpatrick Stockton and J.P. Morgan reported back to the Special Committee on several occasions throughout that period, receiving instructions from the Special Committee on various issues, including, among others, the timing for the transaction, the description of a "material worsening" of the OIG investigation, other conditions and termination events, the content of a press release announcing the offer, the "no-shop" clause, Centennial's fiduciary "out" and the amount of the termination fees and expense reimbursement.

         On February 11, 2000, WCAS VI, South Atlantic and members of management received drafts of the Contribution Agreement and the Voting Agreement (as defined below). Over the next two weeks, representatives of Warburg Pincus and Willkie Farr negotiated the terms of these agreements with representatives of the Contributing Shareholders and their counsel.

         On February 24, 2000, the Contributing Shareholders, the WP Funds, the South Atlantic Investors and Holding entered into the Subscription Agreement. The Subscription Agreement provides for the Contributing Shareholders to contribute some or all of their Shares to Holding for Holding preferred stock and for the WP Funds and the South Atlantic Investors to contribute an aggregate of $54,673,513 for shares of Holding preferred stock.

         On February 24, 2000, the Special Committee met to discuss the remaining open issues, including, among others, the termination fees and expenses to be reimbursed by Centennial. After the market closed, representatives of Holding contacted Kilpatrick Stockton to deliver Holding's offer to acquire Centennial. The offer consisted of a cash tender offer to be made by Acquisition followed by a merger at a cash purchase price of $5.50 per share, a termination fee of $2,000,000 and a maximum reimbursement of $1,000,000 for out-of-pocket expenses.

         The Special Committee then met with Kilpatrick Stockton and J.P. Morgan to discuss the offer, including the latest proposals to address the remaining open issues. Representatives of Kilpatrick Stockton reviewed again with the members of the Special Committee their legal duties in connection with the consideration of the offer. Representatives of J.P. Morgan discussed with the Special Committee the analyses they had performed to produce a range of implied values for the Common Stock, based on materials previously provided to the Special Committee. The Special Committee also discussed with J.P. Morgan its finding in connection with J.P. Morgan's due diligence investigation of Centennial and its other background discussions, and questioned J.P. Morgan concerning the assumptions made in connection with its analyses and the facts on which these analyses were based. J.P. Morgan explained to the Special Committee the assumptions, methodologies and relative limits of its analyses.

         J.P. Morgan indicated that based on the discussions with Holding's representatives, it believed that the $5.50 per share offer was Holding's best available offer. Because this price was consistent with and supported by J.P. Morgan's valuation methodologies as a whole, J.P. Morgan indicated that it would be able to deliver an opinion that the $5.50 per share price was fair to the shareholders of Centennial (other than Holding, Acquisition and the Contributing Shareholders) from a financial point of view. The Special Committee discussed the $5.50 per share offer in detail, and the concern that if the Special Committee did not accept the offer, the shareholders of Centennial (other than Holding, Acquisition and the Contributing Shareholders) might not have the opportunity to consider a transaction that offered a substantial premium for their shares.

         Based in part on J.P. Morgan's oral opinion delivered and the valuation analyses presented by J.P. Morgan to the Special Committee during the February 24 meeting, the Special Committee's belief that the $5.50 per share price was the best offer available and the other factors described in "Special Factors-The Special Committee's and the Board's Recommendation," the Special Committee unanimously decided to recommend to the Board the approval and adoption of the Merger Agreement, the Offer and the Merger.

         On February 25, 2000, prior to the opening of trading, the Board met to receive the report of the Special Committee. At this meeting, Mr. Stockton of Kilpatrick Stockton and Mr. Nash as chairman of the Special Committee gave the report of the Special Committee in which the Special Committee unanimously recommended to the Board that



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

the Board accept the $5.50 offer and approve and adopt the Merger Agreement. At the Board meeting, J.P. Morgan also summarized its presentation given to the Special Committee on February 24 for the Board, and reaffirmed its opinion that the $5.50 per share offer was fair to the shareholders of Centennial (other than Holding, Acquisition and the Contributing Shareholders) from a financial point of view and delivered its written opinion to that effect. After considerable discussion, the Board approved the Merger Agreement and resolved to recommend the approval of the Merger Agreement, the Offer and the Merger to the shareholders of Centennial.

         Concurrently with the execution of the Merger Agreement, on February 25, 2000, Holding, Acquisition, the Contributing Shareholders and WCAS CP entered into the Voting Agreement (the "VOTING AGREEMENT"). The Voting Agreement requires the Contributing Shareholders and WCAS CP to vote their Shares in favor of the Merger and against other proposals unless the Merger Agreement is terminated. The Contributing Shareholders will contribute their shares to Holding one day after the consummation of the Offer and prior to the Special Meeting and will not vote the contributed shares at the Special Meeting.


THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

         The Board formed the Special Committee to review and evaluate the proposed transaction because it appeared that all of the directors except Mr. Nash and a newly appointed member, Mr. Wood, would have a substantial financial interest in the proposed transaction or pre-existing financial relationship with Warburg Pincus. The Special Committee unanimously recommended to the Board that the Merger Agreement be approved and that the Offer and the Merger be recommended to the shareholders of Centennial. Following the unanimous recommendation of the Special Committee, the Board approved the Merger Agreement and recommended that the shareholders of Centennial tender their shares pursuant to the Offer and approve the Merger. In connection with the foregoing, the Special Committee and the Board determined that the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of the Public Shareholders. All of the non-employee directors approved the Merger Agreement, the Offer and the Merger. In connection with their recommendations, the Special Committee and the Board each adopted the analyses and findings of the Special Committee's financial advisor, J.P. Morgan, and the Board adopted the analyses and findings of the Special Committee. THE SPECIAL COMMITTEE AND THE BOARD RECOMMENDED THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

         The Special Committee met on 16 occasions between January 17, 2000 and the date of this Proxy Statement, in person or by telephone conference, to consider developments relating to a possible sale of Centennial. The Special Committee was assisted in its deliberations by its financial advisor, J.P. Morgan, and its legal counsel, Kilpatrick Stockton. At a meeting held on February 24, 2000, the Special Committee determined that the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of the Public Shareholders and recommended that the Board approve the Merger Agreement. The Special Committee is unaware of any development since its February 24, 2000 meeting that would affect its determination, and reconfirms, as of the date of this Proxy Statement, its determination that the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of the Public Shareholders. Based on the foregoing, the Board also reconfirms, as of the date of this Proxy Statement, its determination that the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of the Public Shareholders.

         The material factors the Special Committee evaluated in connection with the Merger are described below. Except as noted below, the Special Committee considered the following factors to be positive factors supporting its determination that the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of the Public Shareholders:

         - There is significant near-term uncertainty in the long-term care sector. The implementation of PPS has resulted in significant operating losses for most industry participants. Centennial's EBITDAR margins decreased by approximately 7% for the nine month period ended September 30, 1999 compared to the twelve month period ended December 31, 1998. Since September 1999, four of the six largest nursing home providers have filed for bankruptcy protection. Further, many industry participants are currently being investigated for alleged Medicare overpayments. As a result of the operating impact of PPS and the ongoing government investigations, stock prices of Centennial and its competitors were trading at less than 25% of their 24-month highs as of February 24, 2000, the date on which the Special Committee approved the Offer.

         - Centennial's acquisition strategy would be difficult to implement as a public company due to the limited availability of financing in the public markets at this time. Historically, only a small part of Centennial's revenue growth has come from its existing facilities. Based on historic trends, management believes that there is limited potential for significant increase in revenues at Centennial's existing facilities. As a result, acquisitions represent the most viable method of increasing Centennial's revenues. Without acquisitions, it can be anticipated that Centennial's revenues and earnings will not grow as significantly as they have in the past, and that Centennial's share price will continue to reflect this reduced growth rate.

                  However, Centennial's credit facility restricts its ability to add new facilities through either acquisitions or leases. Centennial will need additional debt and equity financing to pursue a growth strategy through acquisitions. The reluctance by Centennial's current lenders to advance additional funds for acquisitions is indicative of the difficulty that can be reasonably anticipated in arranging necessary additional debt and equity financing.

                  The Special Committee was advised by J.P. Morgan that the availability of debt and equity financing in the public markets may be limited as a result of the uncertainty surrounding the long-term care sector and Centennial's reduced stock price would likely make acquisitions using stock more expensive and dilutive to earnings because Centennial would have to issue a greater number of shares to raise the same amount of equity necessary for its acquisitions. In this connection, the Special Committee considered that Centennial may be managed more effectively as a private company not subject to pressures from public shareholders and market professionals to maintain and grow earnings per share. The Special Committee believes that as a private company Centennial would have greater flexibility to consider business strategies that have long-term benefits (including acquisitions which are often dilutive in the short term), but that would adversely impact earnings per share and the market price of the Common Stock in the short term if Centennial were public. As a private company, Centennial would also have greater flexibility to wait for the financing markets to improve, because Centennial would not be subject to the pressures on a public company to maintain and grow revenues on a quarterly and annual basis.

         - On March 26, 1999, Centennial received an investigatory subpoena from the OIG requesting records in connection with an investigation of possible improper claims for payment under Title XVIII (Medicare) of the Social Security Act. The request related to records for the period January 1, 1994 through December 31, 1998, concerning certain of Centennial's internal policies, and relating to certain long-term care facilities operated by Centennial. The investigation centers upon allegations that certain skilled nursing facilities improperly allocated nursing time between Medicare and non-Medicare patients. Although Centennial is vigorously defending this matter, depending on the outcome, a settlement of such matter could result in substantial liability for Centennial. At this time, neither the amount nor timing of any potential liability can be estimated with any reasonable certainty. However, it is possible that resolution of this investigation could have a material adverse effect on Centennial's cash flow, results of operations and consolidated financial position, and on the public trading price for the Shares.

         - Centennial remains under significant liquidity pressures on a day-to-day operating basis. In June 1999, Centennial amended its credit facility. As part of the new agreement, Centennial transferred $5.7 million of availability under the synthetic lease portion of its credit facility to the revolver portion. The amendment, coupled with previous 1998 amendments to the synthetic lease facility, increased Centennial's interest rate to 3.0% over LIBOR from 1.75% over LIBOR and accelerated amortization of principal, or reduction in availability, of $5.7 million on December 31, 1999, $11.0 million on December 31, 2000, and $22 million during each of the years ending December 31, 2001 and 2002. As of December 31, 1999, Centennial had $82 million outstanding under the revolver portion of its credit facility. Although Centennial has remained in compliance with the covenants of the credit facility through the date of this Proxy Statement, it was required to sell three facilities and terminate the lease on a fourth facility during the fourth quarter of 1999 to meet its amortization payments, and, if the Merger is not consummated, likely would be required to sell additional facilities or raise capital by other means to meet its scheduled amortization payments. The financial covenants in the credit facility become more restrictive during 2000 and early 2001 and Centennial is at risk that it may not be able to comply with those financial covenants.

         - Centennial continues to experience operational uncertainties relating to the implementation of PPS and other market factors, including increasing labor costs, increasing liability and workers compensation insurance costs, increasing interest rates and the inability to obtain all anticipated cost reductions.

         - Its belief that it was unlikely another bidder would make a definitive proposal that would result in a transaction providing greater value to the Public Shareholders, and its conclusion that provisions of the Merger Agreement permitting the Board, in the exercise of its fiduciary duties, to consider competing bids, to announce its ability to consider such bids in a press release, and the reasonable termination fees imposed on Centennial if the Board were to accept an alternative proposal, would facilitate any competing bid. In addition, the Special Committee believed that the Per Share Amount was the highest price that could be obtained from Acquisition, and considered the possibility that Acquisition would withdraw its bid if its proposal was used to attempt to generate higher bids from third parties. The Special Committee was advised by J.P. Morgan that the group of potential bidders for Centennial was relatively small. This view was reinforced by the lack of any serious interest in acquiring Centennial by any person other than Warburg Pincus after Centennial's previous acquisition proposal was terminated in April 1999.

         - J.P. Morgan's oral opinion delivered to the Special Committee on February 24, 2000, reconfirmed in writing as of February 25, 2000, that the $5.50 in cash to be received by the Public Shareholders was fair to such holders from a financial point of view. The full text of the written opinion of J.P. Morgan, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Annex A and is incorporated herein by reference. The Special Committee and the Board adopted the analyses and findings of J.P. Morgan in their determination that the Merger is fair to the Public Shareholders. Centennial's shareholders are urged to and should read the opinion in its entirety. In reaching its opinion as to the fairness of the Merger, J.P. Morgan employed generally accepted valuation methods. These methods included an analysis of public company trading multiples, which implied a value for the Common Stock of $1.75 to $4.00 per share; a discounted cash flow analysis, which indicated a range of equity values between $2.00 and $6.00 per share; and a selected transaction analysis, which suggested an estimated range of equity values of between $2.60 and $6.00 per share. These analyses are all more fully described in "Special Factors-The Special Committee's and the Board's Recommendation."

         - The Merger Agreement does not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging competing bids and, subject to the satisfaction of specified conditions, the Board would be able to withdraw or modify its recommendation to the shareholders regarding the Merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction becomes available prior to the consummation of the Merger. In addition, the Merger Agreement allows Centennial to indicate in its press release announcing the execution of the Merger Agreement that Centennial may respond to unsolicited proposals from alternative bidders, and the lack of a time limit on the Board's ability to consider alternative proposals allows the Board to effectively consider such proposals up until the consummation of the Offer. See "The Merger - Terms of the Merger Agreement."

         - The Merger Agreement requires that there have been tendered and not withdrawn Shares, which when taken together with the Shares, if any, beneficially owned by Holding, represent more than 68.5% of the outstanding shares of Common Stock on a fully diluted basis, as a condition to the Merger. After giving effect to the 545,454 shares held by Mr. Eaton and 246,896 shares held by WCAS CP which will not be tendered in the Offer, Public Shareholders holding at least 54% of the shares of Common Stock held by the Public Shareholders in the aggregate will have to tender their shares in the Offer in order to satisfy the minimum condition that Holding beneficially own at least 68.5% of the Common Stock (the "Minimum Condition"). The tender of shares by the Public Shareholders evidences their approval of the transactions contemplated by the Merger Agreement. The Special Committee believed that the Minimum Condition was an important safeguard in light of the significant percentage of shares of Common Stock held by the Contributing Shareholders.

         - On February 18, 2000, one week prior to the announcement of the Merger, the Common Stock had closed at $2.97 per share, and the $5.50 per share to be received by the Public Shareholders in the Offer and the Merger represented an 85% premium over such price (as well as the 87% premium over the $2.94 per share closing price on February 24, 2000). In addition, J.P. Morgan's analyses of the premiums paid in comparable merger transactions indicated that the average premiums paid over the target stock prices one week prior to the announcement date was 31%.

         - The Merger Agreement does not condition Acquisition's obligations to consummate the Merger on Acquisition's or Holding's ability to obtain financing for the Merger. Holding has represented in the Merger Agreement that it has or will have available to it funds sufficient to satisfy its and Acquisition's obligation to consummate the Offer and the Merger.

         - The shareholders who may not support the Merger have the ability to obtain "fair value" for their Common Stock if they do not tender their shares in the Offer and properly perfect and exercise their appraisal rights under Georgia law. Georgia law provides shareholders with the opportunity to exercise appraisal rights and to seek a determination in court of the fair value of their Shares if they are dissatisfied with the consideration offered in the Merger.

         Potentially negative factors considered by the Special Committee were the actual or potential conflicts of interest to which Messrs. Eaton and Dahl and their affiliates are subject in connection with the Merger, as follows:

         - The Special Committee considered that Holding has given members of Centennial's senior management an opportunity to contribute all or a substantial portion of their equity investments in Centennial for an investment in Holding. As a result, the members of Centennial senior management will own shares of Holding Series A Preferred Stock representing approximately 5.2% of Holding's outstanding capital stock. The Special Committee considered that the contribution of a substantial portion of current equity investment in Centennial would indicate a level of confidence in Centennial's prospects that might be inconsistent with the Special Committee's assessment of the risks associated with Centennial's future, but the Special Committee noted that members of Centennial's senior management believed that Centennial would likely have better access to capital as a private company controlled by a party such as Acquisition with better access to private capital. The Special Committee also considered that as a private company Centennial could operate free from the pressures of public shareholders and securities analysts to report predictable growth in earnings from quarter to quarter.

         - The Special Committee considered that members of Centennial's senior management would enter into employment agreements with the Surviving Corporation amending their existing employment agreements with Centennial, and that such employment agreements would provide for the payment to them of base salaries, possible annual cash bonuses and potential severance benefits. The Special Committee also considered that members of senior management will receive options to purchase shares of Holding common stock at $5.50 per share.

         In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Special Committee found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the Merger is fair to, and in the best interests of, the Public Shareholders. Rather, the Special Committee viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the Merger and the transactions contemplated thereby on the Public Shareholders compared to any alternative transaction and the likely effect of rejecting the Merger proposal.

         The Special Committee noted that the Contributing Shareholders have agreed to contribute approximately 39.5% of the outstanding Common Stock prior to the Merger. The Special Committee also considered that the obligation of Centennial to consummate the Merger is conditioned upon the tender by holders of Common Stock, which when taken together with the Common Stock, if any, beneficially owned by Holding, represent more than 68.5% of the outstanding Common Stock on a fully diluted basis.

       THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS TENDER THEIR
      SHARES PURSUANT TO THE OFFER AND APPROVE THE MERGER AGREEMENT AND THE
                                     MERGER

FAIRNESS OF THE MERGER

         The Special Committee believes that the procedure that was followed in determining the purchase price to be paid to the shareholders of Centennial was fair to, and in the best interest of the Public Shareholders. The seven person Board (a majority of whom are Contributing Shareholders or their affiliates), appointed as the only members of the Special Committee two non-employee directors who were not Contributing Shareholders or affiliates of the WP Funds, and granted the Special Committee exclusive authority on behalf of the Board to review, evaluate and negotiate the proposed transactions. The Merger Agreement negotiated by the Special Committee contains provisions that would enable the Board to withdraw or modify its recommendation to the Public Shareholders regarding the Offer and the Merger and to enter into an agreement with respect to a more favorable transaction with a third party, and contains provisions (without which the Special Committee believes Acquisition would not have entered into the Merger Agreement) imposing upon Centennial termination fee and expense reimbursement obligations that, in the view of the Special Committee, are reasonable and would not have the effect of unreasonably discouraging competing bids. Further, the Public Shareholders may decide not to tender their shares in the Offer and dissent from the Merger and be paid cash for the "fair value" of their shares as determined in accordance with Georgia law. In addition, the Merger is structured to require the tender of shares, which when taken together with the shares, if any, beneficially owned by Holding, represent more than 68.5% of the outstanding shares of Common Stock on a fully diluted basis, as a condition of the Merger. The Special Committee believes, as of the date of this Proxy Statement and for this and the reasons set forth above, that the Merger is procedurally fair to the Public Shareholders.

         The Special Committee believes that the Merger is procedurally and substantively fair to the Public Shareholders because (i) the Special Committee (comprised of directors who are not Contributing Shareholders, their affiliates or affiliates of the WP Funds) was authorized to review, evaluate and negotiate the proposed Merger; (ii) the Special Committee retained J.P. Morgan, an unaffiliated financial advisor, to act solely on behalf of the Public Shareholders and render an opinion as to the fairness of the Merger from a financial point of view; (iii) the Merger Agreement allows the Board to withdraw its recommendation to the shareholders and does not prohibit Centennial from entering into an alternative transaction; (iv) the Merger requires the tender by holders of shares of Common Stock, which when taken together with the Common Stock, if any, beneficially owned by Holding, represent more than 68.5% of the outstanding shares on a fully diluted basis; and (v) all of the non-employee directors approved the Merger.

         Based on the foregoing, the Special Committee unanimously determined that the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of the Public Shareholders and recommended to the Board approval of the Merger Agreement and that the Offer, the Merger and the Merger Agreement be recommended to the shareholders of Centennial. The Board approved the Offer, the Merger and the Merger Agreement on February 25, 2000 and has reconfirmed, as of the date of this Proxy Statement, that the Merger is fair to, and in the best interests of the Public Shareholders.

         All of the directors of Centennial other than the members of the Special Committee may be considered to have an interest in the Offer and the Merger. Accordingly, the Board based its determination that the terms of the Offer are procedurally and substantively fair to the Public Shareholders primarily upon the conclusions of the Special Committee described above, the J.P. Morgan opinion and the other factors described above for the Special Committee and adopted the analyses of the Special Committee and J.P. Morgan.

OPINION OF FINANCIAL ADVISOR

         At the meeting of the Special Committee on February 24, 2000, J.P. Morgan rendered its oral opinion to the Special Committee that, as of such date, the cash consideration to be paid to the Public Shareholders in the proposed tender offer and subsequent merger (the "TRANSACTION") was fair, from a financial point of view, to the Public Shareholders. J.P. Morgan confirmed its February 24, 2000 oral opinion by delivering its written opinion, dated as of February 25, 2000, to the Special Committee to the same effect. No limitations were imposed by the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

         The full text of the written opinion of J.P. Morgan dated February 25, 2000, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. Centennial's shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Special Committee, is directed only to the cash consideration to be paid to the Public Shareholders pursuant to the transaction and does not constitute a recommendation to any shareholder of Centennial as to whether such shareholder should tender its shares of Common Stock in the Offer. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

         In arriving at its opinion, J.P. Morgan reviewed, among other things: the Merger Agreement; the audited financial statements of Centennial for the fiscal year ended December 31, 1998, and the unaudited financial statements of Centennial for the periods ended March 31, June 30, September 30, and December 31, 1999; current and historical market prices of Common Stock; publicly available information including Form 10-Ks and Form 10-Qs concerning other companies engaged in businesses comparable to those of Centennial (such as Advocat, Beverly Enterprises, Extendicare Services, Genesis Health Ventures and HCR Manor Care), and the reported market prices for other companies' securities deemed comparable; publicly available terms of transactions involving companies comparable to Centennial and the consideration paid for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; and the internal financial analyses and forecasts prepared by Centennial and its management and agreements with respect to outstanding indebtedness or obligations of Centennial. J.P. Morgan also held discussions with members of the management of Centennial and its outside auditors with respect to aspects of the Merger, the past and current operations of Centennial, the financial condition and future prospects and operations of Centennial and other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan discussed with Centennial's internal and external counsel the status and potential impact of the pending OIG investigation, and reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

         J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Centennial or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Centennial to which such analyses or forecasts relate. J.P. Morgan also assumed that the Transaction would have the tax consequences described in this Proxy Statement and in discussions with, and materials furnished to J.P. Morgan by, representatives of Centennial, and that the other transactions contemplated by the Merger Agreement would be consummated as described in the Merger Agreement and this Proxy Statement.

         Centennial's Projections furnished to J.P. Morgan for Centennial were prepared by management. Centennial does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Transaction, and such projections were not prepared with a view toward public disclosure. Centennial's Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For further discussion of Centennial's Projections, see "Centennial's Projections."

         J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated as of February 25, 2000 and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinions as to the price at which the Common Stock will trade at any future time.

         In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion:

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Centennial with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Centennial. The companies selected by J.P. Morgan were Advocat, Beverly Enterprises, Extendicare, Genesis Health Ventures, and HCR Manor Care. These companies were selected, among other reasons, because they are in the same line of business as Centennial. J.P. Morgan gave more weight to Beverly Enterprises and HCR Manor Care because they are of substantially similar quality as Centennial. For each comparable company, publicly available financial performance for the quarter ended September 30, 1999 was measured and then converted to an annualized basis. J.P. Morgan adjusted the Beverly and HCR Manor Care mean values for each multiple, specifically: firm value to last-quarter annualized (LQA) earnings before interest, taxes, depreciation, amortization and rent (EBITDAR) and earnings before interest, taxes, depreciation and amortization (EBITDA), and equity value to 2000 and 2001 projected earnings. These multiples were then applied to Centennial's EBITDAR, EBITDA and projected earnings, respectively, yielding a range of implied equity values for the Common Stock of approximately $1.75 to $4.00 per share. The valuation does not take into account any diminution in value from a potential OIG settlement.

Discounted Cash Flow. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Common Stock. J.P. Morgan calculated the unlevered free cash flows that Centennial is expected to generate during fiscal years 2000 through 2007 based on Centennial's Projections and a sensitivity case adjusted by J.P. Morgan to reflect more moderate EBITDAR margins reflecting fourth quarter 1999 performance. These unlevered cash flows for the period from fiscal year 2000 through 2007 were $18.4 million, $18.4 million, $20.4 million, $22.3 million, $24.0 million, $26.1 million, $27.3 million and $29.2 million using the higher EBITDAR margins (as set out in Centennial's Projections), and $13.4 million, $13.2 million, $14.9 million, $16.5 million, $17.8 million, $19.6 million, $20.4 million and $22.1 million using the more moderate EBITDAR margins. J.P. Morgan also calculated a range of terminal values of Centennial at the end of the eight year period ending 2007 by applying exit EBITDA multiples ranging from 4.0 to
8.0. The unlevered free cash flows and the range of terminal EBITDA values were then discounted to present values using a range of discount rates from 10% to 20% which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Centennial and current expected returns for the long-term care sector. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Centennial's September 30, 1999 excess cash and total debt. Based on adjusted management projections and discount rate and EBITDA multiple sensitivities, the discounted cash flow analysis indicated a range of equity values of between $2.00 and $6.00 per share of the Common Stock on the basis of Centennial as a stand-alone entity. The valuation does not take into account any diminution in value from a potential OIG settlement.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to precedent long-term care industry acquisitions, as well as selected going-private transactions. J.P. Morgan did not choose to use long-term care industry transaction multiples because these transactions were announced prior to the market decline of the long-term care sector took place at the beginning of July 1998. No appropriate transactions occurred after this market downturn to include in this analysis. Accordingly, J.P. Morgan believed that long-term care acquisitions prior to July 1998 were of limited relevance to its evaluation of Centennial. J.P. Morgan reviewed the premiums paid in going-private transactions of similar size in unrelated industries, specifically, RB Capital's acquisition of Rock Bottom Restaurants, the acquisition of Haskel International by an Investors and Capstar Radio's acquisition of Triathlon Broadcasting. J.P. Morgan applied a premium of 50% to Centennial's implied public market trading range and arrived at an estimated range of equity values for the Common Stock of between $2.60 and $6.00 per share. The valuation does not take into account any diminution in value from a potential OIG settlement.

         The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan but accurately summarizes the procedures, findings and recommendations of J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

         As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Special Committee and deliver a fairness opinion with respect to the Merger on the basis of such experience.

         For services rendered in connection with the transaction and the delivery of its opinion, Centennial paid J.P. Morgan a fee of $500,000 upon execution of its engagement letter, dated February 9, 2000, and is obligated to pay J.P. Morgan an additional fee of $1,500,000 upon the earlier of the termination of the engagement or July 1, 2000. Centennial is also obligated to pay J.P. Morgan a fee of $300,000 for the opinion delivered by J.P. Morgan on February 25, 2000. In addition, Centennial has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

         J.P. Morgan was engaged by Centennial in September 1998 to deliver a fairness opinion in connection with the proposed transaction with WCAS VI and its affiliates prior to its services in connection with the Merger. J.P. Morgan was entitled to a fee of $2 million in connection with the proposed WCAS VI transaction. Payment of the fees described above for the Merger will satisfy Centennial's obligations with respect to the proposed WCAS VI transaction. J.P. Morgan and its affiliates maintain banking and other business relationships with Warburg Pincus and its affiliates, and have advised, financed and undertaken capital markets transactions with such entities, for which it receives customary fees. J.P. Morgan advised Warburg Pincus and its affiliates on the initial public offering of Earthweb in 1998 and on Earthweb's secondary offering in 1999. J.P. Morgan received less than $1 million in fees from its relationships with Warburg Pincus in each of 1998 and 1999. These fees were the result of the arms' length negotiations. In 1998, J.P. Morgan provided the following services to private investment partnerships affiliated with WCAS VI and WCAS HP: advising on the sale of Control Data's software business, providing credit, holding securities, arranging derivative swaps and providing pension fund services. In 1999, J.P. Morgan provided the following services to private investment partnerships affiliated with WCAS VI and WCAS HP: lead managing the bank facility for Alliance Data Systems and advising on its equity investment in Winstar Communications. J.P. Morgan received less than $5 million in fees from its relationships with the WCAS Group and other affiliated private investment partnerships in 1998 and 1999. These fees were the result of the arms' length negotiations. J.P. Morgan has not provided services to South Atlantic in 1998 or 1999. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Centennial for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.


PURPOSE, ALTERNATIVES AND REASONS OF CENTENNIAL AND THE INVESTORS FOR THE MERGER

Purpose. The purpose of the Offer and the Merger is for Holding to acquire control of, and the entire equity interest in, Centennial. The Offer, as the first step in the acquisition of Centennial, was intended to facilitate the acquisition of all outstanding Common Stock. The purpose of the Merger is to acquire all of the outstanding Common Stock not purchased pursuant to the Offer or otherwise. After consummation of the Offer, a meeting of Centennial's shareholders is required under the Georgia Business Corporation Code (the "GBCC") or Centennial's Amended and Restated Articles to approve the Merger; however, Acquisition currently owns sufficient shares to approve the Merger without the vote of any other shareholder.

Alternatives. Centennial has historically grown through strategic acquisitions in the healthcare industry. Several external factors have restricted the ability of Centennial to continue to grow in this manner. Such factors include changes in the capital markets which have made debt and equity financing more difficult to obtain, changes in the healthcare industry which led to the tightening of Centennial's credit agreement, increased costs of operations as a result of PPS, and the dilutive effect that acquisitions in the current economic environment would have on Centennial's stock value. Each of these factors led management to the conclusion that it was in the best interest of Centennial's shareholders for Centennial to be a private company.

         Centennial considered various alternatives to the Merger. In October 1999, South Atlantic, a holder of approximately 10% of the Common Stock, approached Centennial about contributing additional equity to Centennial to either fund an acquisition vehicle or engage in a going private transaction. The proposed investment by South Atlantic was not significant enough to accomplish either of these objectives and would have been highly dilutive to current shareholder value and therefore was not a viable option for Centennial.

         Centennial was also approached by Citicorp regarding an investment in Centennial. Citicorp proposed an equity investment of $25 million in Centennial to be used to retire some of Centennial's debt and to purchase additional facilities.

         Centennial also had discussions with other parties unaffiliated with the WP Funds about potential funding of acquisition vehicles in joint venture or contractual type relationships. None of these discussions lead to a specific proposal. For further discussion regarding specific proposals received by Centennial, see "Special Factors-Background of the Merger."

Reasons. Each of the Investors and Centennial believes that it is in Centennial's best interests to operate as a privately held entity. Without the constraint of the public market's emphasis on quarterly earnings, Centennial will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth (both internally and through acquisitions) and operating cash flow. The Investors and Centennial believe that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to Centennial if remaining publicly held. In addition, they believe that as a privately held entity, Centennial will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of Centennial's assets or earnings over the long-term. In a public company setting, it is difficult to make decisions that could negatively affect earnings when the result of those decisions could significantly reduce per share price, if analysts' short-term earnings expectations are not met or exceeded.

         In addition, after the Merger, Centennial will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), which will allow Centennial to eliminate the time devoted by its management and certain other employees to matters which relate exclusively to Centennial being a publicly held company. "Going-private" will also reduce certain other costs which relate to being a public company, including the costs of certain accounting, auditing and Commission counsel activities, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities.

These assessments are based upon publicly available information regarding Centennial and the Investors' due diligence investigation or knowledge of Centennial and the Investors' experience in investing in or managing companies in the healthcare industry and public companies generally. While the Investors believe that there will be significant opportunities associated with the investment in Centennial, they realize that there are also substantial and significant risks that such opportunities may not be fully realized. The primary risks to the Investors relate to the unknown long-term effects of PPS and other possible governmental healthcare spending reductions, the uncertainty concerning whether Centennial's growth strategy will succeed and Centennial's substantial indebtedness, including capital leases, of approximately $355 million.

Effects. As a result of the Offer and the Merger, the entire equity interest in Centennial will be owned by the Investors through their ownership of Holding. The Public Shareholders will no longer have any interest in, and will not be shareholders of, Centennial, and therefore, will not participate in Centennial's future earnings and potential growth. Instead, the Public Shareholders will have the right to receive $5.50 in cash, without interest, for each share held (other than shares for which appraisal rights have been perfected).

         To the extent that the Contributing Shareholders receive shares of Holding preferred stock for their shares, they will have the ability to participate in Centennial's future earnings and potential growth and will have the ability to benefit from any corporate opportunities that may be pursued by Centennial in the future. However, to the extent that the Contributing Shareholders receive shares of Holding preferred stock for their shares of Common Stock, they will also bear the risk of any decreases in the value of Centennial.

         An equity investment in Holding following the Merger will involve substantial risk resulting from the limited liquidity of any such investment and the leverage resulting from Centennial's existing leverage and any other indebtedness required to fund the capital expenditures and acquisitions necessary to execute Centennial's business strategy. Nonetheless, if Centennial successfully executes its business strategy, the value of such an equity investment could be considerably greater than the original cost thereof.

         In addition, the Common Stock will no longer be traded on the Nasdaq National Market and price quotations for sales of shares in the public market will no longer be available. The registration of the Common Stock under the Exchange Act will terminate and Centennial will no longer file periodic or annual reports. Centennial's officers, directors and the owners of more than 10% of the Common Stock will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.

Plans for Centennial. Pursuant to the Merger Agreement, upon completion of the Offer, Holding intends to effect the Merger in accordance with the terms and conditions of the Merger Agreement.

         The Merger Agreement provides that, effective upon the consummation of the Offer, Holding will be entitled to designate a number of directors (rounded up to the nearest whole number) to the Board in proportion to the percentage of the total number of outstanding Shares owned by Holding and its affiliates.

         Except for the transactions contemplated by the Merger Agreement, the Investors have no current plans or proposals which relate to or would result in:
(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Centennial; (b) a sale or transfer of a material amount of assets of Centennial; (c) any change in the management or any change in any material term of the employment contract of any executive officer (except as discussed in "Special Factors-Conflicts of Interest"); or (d) any other material change in Centennial's corporate structure or business.

         Nevertheless, the Investors may initiate a review of Centennial and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and coordinate the activities of Centennial and Holding. Furthermore, in connection with its ongoing review of Centennial's long term strategy, the Investors may, in the future, consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other extraordinary transactions affecting Centennial or its operations.

POSITION OF THE HOLDING, ACQUISITION, WPEP, WARBURG, THE WP FUNDS, MANAGEMENT AND CENTENNIAL AS TO FAIRNESS OF THE MERGER


Through its ownership of the Common Stock contributed to it by the Contributing Shareholders and Acquisition's purchase of Common Stock pursuant to the Offer, Holding beneficially owns approximately 91.3% of the outstanding Common
Stock. As a result, Holding and its affiliates, including Warburg, may be deemed to be "affiliates" of Centennial. Rule 13e-3 of the Exchange Act governs "going-private" transactions by certain issuers and their affiliates. Accordingly, in compliance with Rule 13e-3, Centennial, Holding, Acquisition, the WP Funds, Warburg, WPEP and Messrs. Eaton, Dahl, Fosha and Lepley (collectively, "MANAGEMENT") may be required to consider the fairness of the Offer and the Merger to the Public Shareholders.


         Centennial, Holding, Acquisition , Warburg, WPEP, the WP Funds and Management believe the Merger to be substantively and procedurally fair to the Public Shareholders. Centennial, Holding, Acquisition, Warburg, WPEP, the WP Funds and Management have considered the J.P. Morgan opinion (see, "Opinion of Financial Advisor" below), in addition to the following factors:

         - The fact that the Board and the Special Committee concluded that the Offer and the Merger are fair to and in the best interests of, the Public Shareholders.

         - Acquisition obtained 51.8% of the outstanding Common Stock in the Offer.

         - The historical and projected financial performance of Centennial and its financial results.

         - The Cash Merger Consideration represents an 87% premium over the closing price for the Shares on February 24, 2000, the last full trading day prior to announcement of the $5.50 Merger and is all cash consideration.

         - The ability of Public Shareholders who do not tender their Common Stock in the Offer and object to the Merger to obtain "fair value" for their shares if they properly exercise their appraisal rights under the GBCC.

         -        The Merger is not subject to a financing condition.

         - The terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of Holding, on the other hand. These terms were negotiated before Holding or Acquisition beneficially owned any Common Stock.

         - The Contributing Shareholders have significant control of the Common Stock and could significantly influence a disposition of Centennial.

         - Centennial's liquidity situation, which does not currently allow for opportunities to grow Centennial through acquisitions.

         - Notwithstanding that the J.P. Morgan opinion was provided solely for the information and assistance of the Special Committee and that Centennial, Holding, Acquisition, Warburg, the WP Funds and Management are not entitled to rely on such opinion, the fact that the Special Committee received an opinion from J.P. Morgan that the $5.50 per Share in cash to be received by the Public Shareholders in the Merger is fair to such holders from a financial point of view.

         Centennial, Holding, Acquisition, Warburg, WPEP, the WP Funds and Management have reviewed the factors considered by the Board in support of its decision as described above, and had no basis to question their consideration of or reliance on these factors. None of Centennial, Holding, Acquisition, Warburg, WPEP, the WP Funds and Management find it practicable to assign specific relative weights to the foregoing factors in reaching its opinion as to the fairness of the Offer and the Merger to the Public Shareholders.


CONFLICTS OF INTEREST

         In considering the recommendations of the Board and the Special Committee with respect to the Merger, you should be aware that officers and directors of Centennial, as well as other Contributing Shareholders, have interests in connection with the Offer and the Merger which may present them with actual or potential conflicts of interest as described below. The Special Committee and the Board were aware of these interests and considered them among the other matters described in "Special Factors-Special Committee's and the Board's Recommendation."

         WCAS VI, WCAS HP and the WCAS General Partners together owned approximately 23% of the Common Stock and South Atlantic owned approximately 10%. WCAS VI, WCAS HP and South Atlantic entered into the Subscription Agreement pursuant to which they contributed to Holding their Common Stock for Series B Preferred Stock. WCAS VI, WCAS HP, WCAS CP and South Atlantic also entered into the Voting Agreement pursuant to which they agreed to support the Offer and the Merger. Pursuant to the Merger, Acquisition will acquire 246,895 Shares owned by WCAS CP. See "The Merger - Terms of the Subscription Agreement, Voting Agreement and Employment Agreements."

         Mr. Eaton is Chairman, President and Chief Executive Officer of Centennial and owned approximately 9.4% of the Common Stock. Mr. Eaton entered into the Subscription Agreement pursuant to which he contributed to Holding

569,917 shares of Common Stock for 569,917 shares of Holding Series A Preferred Stock. Pursuant to the Merger, Acquisition will acquire for $5.50 a share 545,454 shares of Common Stock owned by Mr. Eaton for aggregate consideration of $2,999,997. Mr. Eaton also entered into the Voting Agreement pursuant to which he agreed to support the Offer and the Merger. Mr. Eaton will continue as a director and as a member of management in the Surviving Corporation pursuant to a new employment agreement which will take effect upon consummation of the Merger and provide for severance payments, stock repurchase rights and non-compete periods. See "The Merger - Terms of the Subscription Agreement, Voting Agreement and Employment Agreements."

         Mr. Dahl is Executive Vice President, Chief Financial Officer and Treasurer of Centennial. Mr. Dahl entered into the Subscription Agreement pursuant to which he contributed to Holding his Common Stock for Series A Preferred Stock. Mr. Dahl also entered into the Voting Agreement pursuant to which he agreed to support the Offer and the Merger. Mr. Dahl will continue as a member of management in the Surviving Corporation pursuant to a new employment agreement which will take effect upon consummation of the Merger and provide for severance payments and non-compete periods. Mr. Dahl owned less than one percent of the Common Stock. See "The Merger - Terms of the Subscription Agreement, Voting Agreement and Employment Agreements."

         Mr. Paul is a director of Centennial and a general partner of the general partner of WCAS VI and other entities affiliated with WCAS VI. Mr. Paul entered into the Subscription Agreement pursuant to which he contributed to Holding 9,686 shares of Common Stock for Series B Preferred Stock. Mr. Paul also entered into the Voting Agreement pursuant to which he agreed to support the Offer and the Merger. Pursuant to the Merger, Acquisition will acquire for $5.50 per share 3,021 shares of Common Stock owned by Mr. Paul. Mr. Paul has no affiliation with management. See "The Merger - Terms of the Subscription Agreement, Voting Agreement and Employment Agreements."

         Mr. Nordin is a director of Centennial and a special limited partner of a South Atlantic affiliate. Mr. Nordin is a special limited partner in a limited partnership which invested in a South Atlantic fund holding an interest in Centennial. The South Atlantic Investors purchased 908,091 shares of Series B Preferred Stock. South Atlantic entered into the Subscription Agreement pursuant to which it contributed to Holding its shares of Common Stock for Series B Preferred Stock. Mr. Nordin has no affiliation with management. Mr. Nordin owned less than one percent of the Common Stock.

         Mr. Hoover is a director of Centennial and a former general partner and current limited partner of the general partners of WCAS VI, as well as a general partner of the respective sole general partners of WCAS CP and Welsh, Carson, Anderson & Stowe V, L.P (which is an affiliate of WCAS VI). Mr. Hoover is also affiliated with Dauphin Capital Partners, which approached Warburg Pincus about participating in the proposed transaction but ultimately did not participate. Mr. Hoover has no affiliation with management. Mr. Hoover owned less than one percent of the Shares. See "The Merger - Terms of the Subscription Agreement; Voting Agreement and Employment Agreements."

         Mr. Fosha is Executive Vice President of Operations of Centennial. Mr. Fosha entered into the Subscription Agreement pursuant to which he contributed to Holding his Common Stock for Series A Preferred Stock. Mr. Fosha also entered into the Voting Agreement pursuant to which he agreed to support the Offer and the Merger. Mr. Fosha will continue as a member of management in the Surviving Corporation pursuant to a new employment agreement which will take effect upon consummation of the Merger and provide for severance payments and non-compete periods. Mr. Fosha owned less than one percent of the Common Stock. See "The Merger Terms of the Subscription Agreement, Voting Agreement and Employment Agreements."

         Mr. Lepley is President of Paragon. Mr. Lepley entered into the Subscription Agreement pursuant to which he contributed to Holding his Common Stock for Series A Preferred Stock. Mr. Lepley also entered into the Voting Agreement pursuant to which he agreed to support the Offer and the Merger. Mr. Lepley will continue as a member of management in the Surviving Corporation pursuant to a new employment agreement which will take effect upon consummation of the Merger and provide for severance payments and non-compete periods. Mr. Lepley owned less than one percent of the Common Stock. See "The Merger - Terms of the Subscription Agreement;, Voting Agreement and Employment Agreements." Mr. Lepley's wife owned 26,500 shares of common stock that she tendered in the offer.

         On February 25, 2000, upon execution of the Merger Agreement, Messrs. Eaton, Dahl and Fosha entered into new employment agreements with Centennial which will replace their existing employment agreements upon consummation of the Merger. In addition, Mr. Lepley entered into a new employment agreement with Paragon which will replace his existing employment agreement upon consummation of the Merger. For further discussion of the terms of each of these employment agreements, see "The Merger - Terms of the Subscription Agreement, Voting Agreement and Employment Agreements."

Options. Following the Merger, Holding intends to grant to Messrs. Eaton, Dahl, Fosha and Lepley, and to other members of management and key employees, options to purchase an aggregate of 2,585,451 shares of Holding common stock (the "NEW OPTIONS"). The shares issuable on exercise of the New Options will represent 15% of the shares of Holding common stock outstanding immediately after the Merger (assuming the conversion of all preferred stock into common stock). The exercise price of the New Options will be $5.50 per share.

         Mr. Eaton is expected to be granted New Options to purchase approximately 1.2 million shares of Holding common stock, of which 420,000 will be immediately exercisable and the balance of which will invest in four annual equal installments on the anniversaries of the date of grant. Each of Messrs. Dahl, Fosha and Lepley will be granted options to purchase 160,000 shares of Holding common stock, of which 20% will be immediately exercisable, with the balance vesting in four annual equal installments on the anniversaries of the date of grant. For further discussion, see "The Merger - Terms of the Subscription Agreement, Voting Agreement and Employment Agreements."

         The Merger Agreement requires Centennial (and after the Merger, the Surviving Corporation) for a period of six years following the consummation of the Merger to provide indemnification, to the full extent permitted by applicable law, to the current and former officers, directors, employees, fiduciaries, and agents of Centennial against liabilities (including reasonable attorneys' fees) arising out of or pertaining to the Offer or the Merger. The Surviving Corporation is required to provide officers' and directors' liability insurance covering Centennial's officers and directors who are currently covered by Centennial's officers' and directors' insurance for a period of two years, but is not required to expend annually more than 150% of the current cost of such coverage. For a more detailed discussion of the indemnification and insurance provisions of the Merger Agreement, see "The Merger - Terms of the Merger Agreement."

         Following consummation of the Merger, the executive officers of Centennial will continue as the executive officers of Holding and the Surviving Corporation, and Mr. Eaton will serve on the Board of Directors of Holding and the Surviving Corporation. It is anticipated that all current employees of Centennial and its subsidiaries will continue in their same capacities after the Merger.

The Management Group. After consummation of the Offer, each of Messrs. Eaton, Dahl, Fosha and Lepley owns shares of Holding preferred stock and, after the consummation of the Merger, will have vested options to purchase shares of Holding common stock (representing approximately 7.4% of such shares expected to be then issued and outstanding on a fully diluted basis assuming exercise of all options then outstanding and conversion of all preferred stock). Mr. Eaton's shares of Common Stock that are not exchanged for Series A Preferred Stock will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of Centennial.

         At the closing of the Merger, all outstanding options to purchase Common Stock will have vested and will be cashed out in accordance with the terms of the Merger Agreement. All options that are not exercised will be canceled in accordance with the terms of the Merger Agreement. See "The Merger - Terms of the Subscription Agreement, Voting Agreement and Employment Agreements." As of February 25, 2000, there were options outstanding to purchase an aggregate of 819,875 shares of Common Stock at a weighted average exercise price of $16.88 per share, of which 8,276 shares have an exercise price per share of less than $5.50.

         The following table sets forth information as of the date of this Proxy Statement as to the shares of Common Stock held by the Investors or their affiliates for which Cash Merger Consideration will be received upon consummation of the Merger.

INVESTORS                                                                                          SHARES NOT        AMOUNT OF
                                                                                                 CONTRIBUTED TO      CASH TO BE
                                                                                                    HOLDING         RECEIVED FOR
                                                                                                 --------------     SHARES NOT
                                                                                                                    CONTRIBUTED
                                                                                                                    ------------
J. Stephen Eaton .........................................................................          545,454         $2,999,997
Andrew M. Paul ...........................................................................            3,021         $   16,615
WCAS Capital Partners II, L.P. ...........................................................          246,896         $1,357,928


CERTAIN EFFECTS OF THE MERGER

         As a result of the Merger, the entire equity interest in Centennial will be owned by the Investors through their ownership of Holding preferred stock. The Public Shareholders will no longer have any interest in, and will not be shareholders of, Centennial, and therefore will not participate in any future earnings and potential growth of Centennial. Instead, the Public Shareholders will have the right to receive $5.50 in cash, without interest, for each share held (other than shares in respect of which appraisal rights have been perfected).

         The Special Committee believes that the principal benefits of the Merger to the Public Shareholders arise from the opportunity to receive cash value for the Common Stock, which is substantial in light of the market price of the Common Stock one week prior to the announcement of the Merger and the anticipated future difficulty in pursuing Centennial's acquisition strategy. See "Special Factors" - The Special Committee's and the Board's Recommendation." The Special Committee believes that the principal detriments of the Merger to the Public Shareholders arise from their inability to participate in any future earnings or potential growth of Centennial following the consummation of the Merger, and from the expectation that the receipt of Cash Merger Consideration for their shares of Common Stock in the Merger will be taxable transaction for federal income tax purposes. To the extent that the Investors receives shares of Holding preferred stock in exchange for their shares of Common Stock, they will have the ability to participate in any future earnings and potential growth of Centennial and will have the ability to benefit from any corporate opportunities that may be pursued by Centennial in the future. To the extent that the Investors receives shares of Holding preferred stock in exchange for their shares of Common Stock, they will also bear the risk of any decreases in the value of Centennial. The principal benefits of the Merger to Centennial are discussed under "Special Factors - The Special Committee's and the Board's Recommendation."

         An equity investment in Holding following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the leverage resulting from the future borrowings that will be required to fund the capital expenditures and acquisitions necessary to execute Centennial's business strategy. Nonetheless, if Centennial successfully executes its business strategy, the value of such an equity investment could be considerably greater than the original cost thereof. See "Special Factors - Conflicts of Interest."

         In addition, the Common Stock will no longer be traded on the Nasdaq National Market and price quotations for sales of shares in the public market will no longer be available. The registration of the Common Stock under the Exchange Act will terminate and Centennial will no longer file periodic or annual reports. Centennial's officers, directors and ten percent owners will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.

FINANCING OF THE MERGER

         It is estimated that approximately $55 million will be required to consummate the Offer and the Merger and pay related fees and expenses and pay down current indebtedness. The Merger is not subject to a financing contingency, and the WP Funds and South Atlantic Investors have committed to make cash investments of up to an aggregate of $55 million for such purpose. See "Special Factors - Special Committee's and the Board's Recommendation". Approximately $46 million of this investment by the WP Funds and South Atlantic Investors will be used to consummate the Offer and the Merger and pay related fees and expenses. The balance of this investment will be used to pay down indebtedness currently outstanding under Centennial's credit facility. Centennial will have the right to reborrow the amount paid down under the credit facility. It is currently contemplated such future borrowings will be used primarily for the general corporate purposes.



CONDUCT OF CENTENNIAL'S BUSINESS AFTER THE MERGER

         The Investors are continuing to evaluate Centennial's business, practices, operations, properties, corporate structure, capitalization, management and personnel to determine what changes, if any, will be desirable. Subject to the foregoing, the Investors expects that after the Merger the day-to-day business and operations of Centennial will be conducted substantially as they are currently being conducted by Centennial. The Investors do not currently intend to dispose of any assets of Centennial other than in the ordinary course of business.

         The Investors currently anticipate that a separate wholly-owned Centennial subsidiary may acquire additional skilled nursing facilities. The Investors anticipate making additional equity contributions to Holding, which will ultimately be contributed to this acquisition subsidiary. These equity contributions will be used, together with debt financing and working capital obtained through this subsidiary, to acquire skilled nursing facilities that Centennial will then manage.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


         The Special Meeting will be held on June 1, 2000, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346.


PROXY SOLICITATION


         Your proxy is being solicited by Centennial pursuant to this Proxy Statement. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Centennial. Officers, directors and regular Centennial employees, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. Centennial has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and Centennial will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about May 12, 2000.


RECORD DATE AND QUORUM REQUIREMENT


         The Common Stock is the only outstanding voting security of Centennial. The Board has fixed the close of business on May 5, 2000 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 11,923,618 shares of Common Stock issued and outstanding held by 44 holders of record.


         The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTING PROCEDURES


         Approval of the Merger Agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Acquisition, through its ownership of 51.8% of the outstanding Common Stock acquired in the Offer, has sufficient shares to approve the Merger without the vote of any other shareholder. Holding, through the contribution by the Contributing Shareholders of 4,710,252 shares of Common Stock and its ownership of Acquisition, beneficially owns 91.3% of the outstanding Common Stock. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the Special Meeting. Accordingly, beneficial owners of shares of Common Stock should instruct their brokers or nominees how to vote.


         Under Georgia law, holders of Common Stock who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares as finally determined under such procedures, which may be more or less than the consideration to be received by other shareholders of Centennial under the terms of the Merger Agreement. Failure to follow such procedures precisely may result in loss of appraisal rights. See "Rights of Dissenting Shareholders."

VOTING AND REVOCATION OF PROXIES

         A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of Centennial an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of Centennial will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting or any adjournment thereof.

         The shares represented by the accompanying proxy card and entitled to vote at the Special Meeting will be voted if the proxy card is properly signed, dated and received by the Secretary of Centennial prior to the Special Meeting.

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

         The effective time of the Merger, which shall be the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Georgia (the "EFFECTIVE TIME"), is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the other terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of Common Stock certificates, together with a letter of transmittal, will be forwarded to shareholders by Centennial's paying agent, ChaseMellon Shareholder Service LLC (the "PAYING AGENT"), promptly after the Effective Time. Shareholders should not submit their certificates to the Paying Agent until they have received such materials. The Paying Agent will send payment of the Cash Merger Consideration to shareholders as promptly as practicable following receipt by the Paying Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. Shareholders should not send any certificates at this time. See "The Merger - Conditions."

OTHER MATTERS TO BE CONSIDERED

         The Board is not aware of any other matter which will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted at the discretion of the holders of such proxies.

                                   THE MERGER

TERMS OF THE MERGER AGREEMENT

 The Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and is attached to this Proxy Statement as Appendix A. Defined terms used herein and not defined herein have the meanings assigned to those terms in the Merger Agreement.

                  The Offer. The Merger Agreement provides that Acquisition will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions set forth in the Offer as described in Section 13 (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Acquisition will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

                  Directors. Pursuant to the Merger Agreement, after Acquisition has purchased any Shares pursuant to the Offer, and from time to time thereafter, as Shares are acquired by Acquisition, Holding has the right to designate such number of directors, rounded up to the next whole number, on the Board as will give Holding, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to at least that number of directors which equals the product of the total number of directors on the Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of Centennial) multiplied by the percentage that the aggregate number of Shares beneficially owned by Holding or any affiliate of Holding (including for purposes hereof such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by Centennial or any of its Subsidiaries) bears to the number of Shares outstanding. At each such time, Centennial will also cause (i) each committee of the Board, (ii) if requested by Holding, the board of directors of each of the Subsidiaries and (iii) if requested by Holding, each committee of such board, to include persons designated by Holding constituting the same percentage of each such committee or board as Holding's designees constitute on the Board. Centennial has agreed, upon request by Holding, to promptly increase the size of the Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Holding's designees to be elected to the Board in accordance with the above terms and to cause Holding's designees to be so elected; provided, however, that if at any time or from time to time there are fewer than two independent directors, the other directors will elect to the Board such number of persons so that the total of such persons and remaining Independent Directors serving on the Board is at least two.

                  The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Acquisition will be merged with and into Centennial and Centennial will be the Surviving Corporation. On the Effective Date of the Merger, each outstanding Share (other than Shares owned by Holding, Acquisition or any subsidiary or affiliate of Holding, Acquisition or Centennial, or held in the treasury of Centennial, or held by shareholders who properly exercise dissenters' rights under the GBCC, if any) will, by virtue of the Merger and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Per Share Amount.

                  Centennial has approved and consented to the Offer and the Board, at a meeting duly called and held on February 25, 2000, at which all of the directors were present, and acting on the unanimous recommendation of the Special Committee, duly and unanimously: (i) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) recommended that you accept the Offer, tender your Shares pursuant to the Offer and, if you do not tender your Shares in the Offer, that you approve the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) determined that the Merger Agreement and the transactions thereby, including the Offer and the Merger, are fair to and in your best interests; and (iv) took all action necessary to render the limitations on business combinations contained in Part 2 of Article 11 of the GBCC inapplicable to the Merger Agreement and the transactions contemplated thereby.

                  Charter, Bylaws, Directors and Officers. The Certificate of Incorporation and By-Laws of Acquisition in effect immediately prior to the Effective Time will be the Certificate of Incorporation and By-Laws of the Surviving Corporation until amended, subject to the provisions of the Merger Agreement which provide that all rights to indemnification now existing in favor of directors and officers of Centennial and its subsidiaries, as provided in their respective charters or by-laws, will survive the Merger and continue in full force and effect for a period of not less than the statute of limitations applicable to such matters.

                  The directors of Acquisition, immediately prior to the Effective Time, will be the initial directors of the Surviving Corporation, and the officers of Centennial, immediately prior to the Effective Time, will be the initial officers of the Surviving Corporation.

                  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Centennial or the holder of any of the following securities:

                           (a) Each share of Common Stock issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b) of the Merger Agreement and any Dissenting Shares) will be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. Each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with the terms of this Proxy Statement.

                           (b) Each share of Common Stock held in the treasury of Centennial and each Share owned by Holding or any direct or indirect wholly owned subsidiary of Holding or of Centennial immediately before the Effective Time, will be canceled and extinguished and no payment or other consideration will be made with respect thereto.

                           (c) Each share of common stock, $.01 par value, of Acquisition issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

                  Centennial has agreed to take all actions necessary to provide that, prior to or upon consummation of the Merger, each then outstanding option to purchase Common Stock (the "OPTIONS") granted under any of

         Centennial's stock option plans (collectively, the "OPTION PLANS"), and any and all other outstanding options, stock warrants and stock rights will be canceled and will be of no further force or effect. However, with respect to any Options as to which the Per Share Amount exceeds the applicable per share exercise price, Holding will, promptly following the Effective Time, pay (or cause to be paid) to the holders of such Options an amount in cash equal to, with respect to each such Option, the product of (1) the amount by which (x) the Per Share Amount exceeds (y) the applicable per share exercise price and (2) the number of shares subject to such Option at the time of such cancellation. Such amount will be subject to reduction by applicable tax withholding.

                  Except as provided herein or as otherwise agreed to by the parties, Centennial will cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by Centennial or any of its subsidiaries of any interest in respect of the capital stock of Centennial or any of its subsidiaries will be deleted as of the Effective Time.

                  Centennial has indicated that all the Option Plans provide that either (i) Centennial can take the actions described above without obtaining the consent of any holders of Options or (ii) if such consent is required, Centennial has agreed to obtain such consents and provide evidence thereof to Holding at least 10 days prior to the initial expiration of the Offer.

                  Representations and Warranties. In the Merger Agreement, Centennial has made customary representations and warranties to Holding and Acquisition with respect to, among other matters, its organization and qualification, capitalization, authority, consents and approvals, public filings, financial statements, absence of any material adverse effect on Centennial, information to be included in the Offer Documents, brokers, employee benefit matters, litigation, tax matters, compliance with law, environmental matters, intellectual property, real property, Y2K, material contracts, related party transactions, inapplicability of state takeover statutes and the vote required, if any, by Centennial shareholders to approve the Merger. Each of Holding and Acquisition has made customary representations and warranties to Centennial with respect to, among other matters, its organization, qualifications, authority, information to be included in the Offer Documents, consents and approvals, operations of Acquisition, brokers, financial wherewithal and ownership of Shares.

                  Conduct of Business Pending the Merger. The Merger Agreement obligates Centennial and its Subsidiaries, from the date of the Merger Agreement until the earlier of the Effective Time and the date on which the majority of Centennial's directors are designees of Holding or Acquisition or until the earlier termination of the Merger Agreement, to conduct their operations only in the ordinary and usual course of business and consistent with past practice and obligates Centennial and its Subsidiaries to use all reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their present officers and employees and to preserve the present relationships with those persons and entities having significant business relationships with Centennial and its Subsidiaries, except such as would not have any change in or effect on the business of Centennial that is or would be reasonably expected to be materially adverse to any of the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Centennial and its Subsidiaries taken as a whole, except as disclosed to Holding and Acquisition in the disclosure letter to the Merger Agreement (a "MATERIAL ADVERSE EFFECT"). Centennial is obligated to promptly advise Holding and Acquisition in writing of any material change in its or any of its Subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities or results of operations. The Merger Agreement also contains specific restrictive covenants as to certain activities of Centennial prior to the date on which the majority of Centennial's directors are designees of Holding or Acquisition, which provide that Centennial will not (and will not permit any of its Subsidiaries to) take certain actions without the prior written consent of Holding, including, among other things and subject to certain exceptions, issuing or selling its securities, redeeming or repurchasing securities, changing its capital structure, making material acquisitions or dispositions, entering into or amending material contracts, incurring indebtedness, settling litigation or claims, increasing compensation or adopting new benefit plans, taking any action that may result in the Offer conditions not being satisfied and permitting certain other material events or transactions.

                  No Solicitation. In the Merger Agreement, Centennial has agreed not to, and to cause its Subsidiaries and the officers, directors, employees, agents and representatives of Centennial or any of its Subsidiaries (collectively, the "CENTENNIAL REPRESENTATIVES") not to (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that nothing contained in the Merger Agreement will prohibit Centennial or the Board from (A) taking and disclosing to the shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making such disclosure to the shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that Centennial can not, except as permitted by Section 5.2(b) of the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, including the Offer or the Merger, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Centennial has agreed that it will, and will cause the Centennial Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted previously with respect to any of the foregoing, and it will promptly request that each Person who has previously executed a confidentiality agreement in connection with such Person's consideration of a Takeover Proposal return all confidential information previously furnished to such Person by or on behalf of Centennial. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, Centennial may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement, dated April 27, 1999 (the "CONFIDENTIALITY AGREEMENT"), between Centennial and Warburg Pincus (provided that such confidentiality agreements may not include any provision granting any such Person or group an exclusive right to negotiate with Centennial), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted an unsolicited bona fide written proposal which is, or is reasonably likely to result in, a Superior Proposal; and (y) the Board determines in good faith, based upon advice of outside counsel, that such action is required to discharge its fiduciary duties to you under the GBCC. Centennial will not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which Centennial is a party.

                  Centennial will promptly notify Holding of the existence of any proposal, discussion, negotiation or inquiry received by Centennial, and Centennial will immediately communicate to Holding the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Holding copies of any written materials received by Centennial in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Centennial will promptly provide to Holding any non-public information concerning Centennial provided to any other Person which was not previously provided to Holding. Centennial will keep Holding fully informed of the status and details (including amendments or proposed amendments) to any such Takeover Proposal.

         As used herein and in the Merger Agreement, the following terms have the meanings set forth below:

                  "SUPERIOR PROPOSAL" means an unsolicited bona fide written proposal by a Third Party to acquire, directly or indirectly, for consideration consisting solely of cash and/or marketable securities, all the Shares then outstanding or all or substantially all of the assets of Centennial, and (i) otherwise on terms which the Board determines in good faith to be more favorable to you than the Offer and the Merger (based on a written opinion of Centennial's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger), (ii) for which financing, to the extent required, is then committed, (iii) which, in the good faith reasonable judgment of the Board is reasonably likely to be consummated without undue delay and (iv) which is subject to no more conditions than those set forth in Annex I to the Merger Agreement.

                  "TAKEOVER PROPOSAL" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange
         Act) of all or a material portion of the assets of Centennial or any of its Subsidiaries or 15% or more of any class of equity securities of Centennial or any of the Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Centennial or any of the Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either Centennial or any of the Subsidiaries.

                  "THIRD PARTY" means any Person or group other than Holding, Acquisition or any affiliate thereof.

                  Indemnification; Directors' and Officers' Insurance. In the Merger Agreement, Holding and Acquisition have agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of Centennial or any of its Subsidiaries as provided in Centennial's Amended and Restated Articles or Bylaws, or the articles of organization, bylaws or similar documents of any of Centennial's subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. Holding has agreed to cause the Surviving Corporation to comply fully with these obligations and may not amend, repeal or otherwise modify the Certificate of Incorporation and By-Laws of the Surviving Corporation for six years after the Effective Time in any manner that would adversely affect the rights of individuals who as of the date of the Merger Agreement were directors, officers, employees, fiduciaries, agents of Centennial or otherwise entitled to indemnification under the Centennial's Amended and Restated Articles, By-Laws or indemnification agreements. In addition, the Certificate of Incorporation of the surviving corporation will include provisions providing for advancement of expenses to such Indemnified Parties (as defined below) in accordance with Centennial's Amended and Restated Articles and in accordance with the GBCC.

                  Subject to the limitations on indemnification contained in the GBCC, Centennial has agreed, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, to indemnify and hold harmless, and after the Effective Time, the Surviving Corporation will for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of Centennial or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date hereof (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act of 1933, as amended, or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Centennial or the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to Centennial or the Surviving Corporation, promptly as statements therefor are received, and (ii) Centennial and the Surviving Corporation will cooperate in the defense of any such matter. For two years after the Effective Time, the Surviving Corporation is required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by Centennial's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by Centennial for such insurance as of the date of the Merger Agreement, then the Surviving Corporation will provide the maximum coverage that will then be available at an annual premium equal to 150% of such per annum rate as of the date of the Merger Agreement. The Surviving Corporation will continue in effect the indemnification provisions currently provided by the Amended and Restated Articles and By-Laws of Centennial for a period of not less than six years following the Effective Time. Neither Centennial nor the Surviving Corporation will have any obligation to indemnify any Indemnified Party against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount found to have resulted solely from such Indemnified Person's own gross negligence or willful misconduct.

                  Conditions to the Consummation of the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions: (i) Acquisition must make, or cause to be made, the Offer and must purchase, or cause to be purchased, the Shares pursuant to the Offer; (ii) the Merger and the Merger Agreement must be approved and adopted by the requisite vote of the shareholders of Centennial, if required by the GBCC or the Centennial's Amended and Restated Articles; (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction has been promulgated, enacted, entered or enforced, and no other action has been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and (iv) any waiting period applicable to the Merger under the HSR Act has expired or have been terminated.

                  The obligations of Holding and Acquisition to effect the Merger are further subject to the satisfaction on or prior to the Effective Time of the following additional conditions: (i) the representations and warranties of Centennial set forth in the Merger Agreement that are qualified by reference to materiality or a Material Adverse Effect are true and correct, and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time; (ii) Centennial has performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Centennial to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; and (iii) all governmental consents, orders and approvals required for the consummation of the Merger (including, without limitation, all such consents, orders and approvals as are necessary to prevent any Authorization from being revoked, suspended or otherwise adversely affected, and to prevent any penalty from being imposed) have been obtained and are in effect.

                  The obligations of Centennial to effect the Merger are further subject to the satisfaction on or prior to the Effective Time of the following additional conditions: (i) The representations and warranties of Holding and Acquisition set forth in the Merger Agreement that are qualified by reference to materiality or a Material Adverse Effect are true and correct, and any such representations and warranties that are not so qualified are true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time; and (ii) Holding and Acquisition have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of each of Holding and Acquisition to be performed or complied with by it under this Agreement at or prior to the Effective Time.

                  Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by you:

                  (a) By the mutual written consent of Holding and Centennial; or

                  (b) By either of Holding or Centennial if any Governmental Entity issues an order, decree or ruling or takes any other action (which order, decree or ruling or other action each party to the Merger Agreement will use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable.

                  (c)      By Centennial:

                           (i) if Centennial approves a Superior Proposal in accordance with Section 5.2(b) of the Merger Agreement, provided Centennial complies with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or

                           (ii) if Holding or Acquisition terminates the Offer or the Offer expires without Holding or Acquisition, as the case may be, purchasing any Shares pursuant thereto; provided that Centennial may not so terminate the Merger Agreement if Centennial is in material breach of the Merger Agreement; or

                           (iii) if Holding, Acquisition or any of their affiliates fail to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer; provided that Centennial may not so terminate the Merger Agreement if Centennial is in material breach of the Merger Agreement; or

                           (iv) if Holding or Acquisition breaches in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten business days following written notice thereof to Holding from Centennial and (y) the scheduled expiration of the Offer; or

                           (v) if the Offer has not expired or been terminated on or before June 30, 2000; provided, however, that if on such date any applicable waiting period under the HSR Act has not expired or been terminated, or certain other conditions exist, such date will be extended to July 30, 2000 (such date, as it may be extended the "Termination Date"); provided further, that Centennial may not so terminate the Merger Agreement if Centennial is in material breach of the Merger Agreement.

                  (d)      By Holding or Acquisition:

                           (i) if prior to the purchase of the Shares pursuant to the Offer, the Board withdraws, or modifies or changes in a manner adverse to Holding or Acquisition its approval or recommendation of the Offer, the Merger Agreement, the Merger, the Subscription Agreement or the Voting Agreement or approves a Takeover Proposal; or

                           (ii) if Holding or Acquisition terminates the Offer without Holding or Acquisition purchasing any Shares thereunder, provided that Holding or Acquisition may not so terminate the Merger Agreement if Holding or Acquisition is in material breach of the Merger Agreement; or

                           (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex I to the Merger Agreement, Holding, Acquisition, or any of their affiliates fails to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer; or

                           (iv)     any Person or "group" (as defined in
                  Section 13(d)(3) of the Exchange Act), other than Holding, Acquisition or their affiliates or any group of which any of them is a member acquires beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15 or more of the Shares; or

                           (v) if Centennial receives a Takeover Proposal from any Person (other than Holding or Acquisition), and the Board takes a neutral position or makes no recommendation with respect to such Takeover Proposal after a reasonable amount of time (and in no event more than 30 days following such receipt) has elapsed for the Board to review and make a recommendation with respect to such Takeover Proposal; or

                           (vi) if Centennial, or any of the Centennial Representatives, takes any of the actions described in clauses (i) or (ii) of Section 5.2(a) of the Merger Agreement (regarding soliciting Takeover Proposals and participating in discussions or furnishing information with respect to Takeover Proposals), and such action is not permitted by the Merger Agreement; or

                           (vii) if Centennial breaches in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (other than the covenants and agreements in clauses (i) and (ii) of
                  Section 5.2(a) of the Merger Agreement) which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten business days following written notice thereof to Centennial from Holding and (y) the scheduled expiration of the Offer; or

                           (viii) if the Offer has not expired or been terminated on or before the Termination Date; provided that Holding or Acquisition may not so terminate the Merger Agreement if the Holding or Acquisition is in material breach of the Merger Agreement.

                  Effect of Termination. (a) In the event that the Merger Agreement is terminated by either Centennial or Holding or Acquisition as provided above, the Merger Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Holding, Acquisition or Centennial. However, the provisions of the Merger Agreement regarding termination and expenses will survive termination, and termination will not relieve any party from liability for breaches of its representations, warranties or covenants contained in the Merger Agreement.

                  (b) If (x) Holding or Acquisition terminates the Merger Agreement pursuant to clause (d)(i), (d)(v) or (d)(vi) above or (y) Centennial terminates the Merger Agreement pursuant to clause (c)(i) above, then in each case, Centennial will pay, or cause to be paid to Holding, at the time of termination, an amount equal to $2 million (the "TERMINATION FEE") plus Expenses; provided that in no event will Centennial be obligated to pay more than $1 million in Expenses. In addition, if the Merger Agreement is terminated by Holding pursuant to clause (d)(ii) or (d)(viii) above or by Centennial pursuant to clause
         (c)(ii) or (c)(v) above and at the time of such termination, Holding is not in material breach of the Merger Agreement and the Minimum Condition has not been satisfied, then Centennial will pay to Holding, at the time of termination, the Expenses, and, if Centennial will thereafter, within 12 months after such termination, enter into an agreement with respect to a Takeover Proposal, then Centennial will pay the Termination Fee concurrently with entering into any such agreement.

                  Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Board and the board of directors of Holding and Acquisition, subject in the case of Centennial to the approval of the Continuing Directors, at any time before or after adoption of the Merger Agreement by you but, after any such approval by you, no amendment may be made which decreases the Merger Consideration or which adversely affects your rights under the Merger Agreement without your approval. Any amendment to the Merger Agreement must be in writing.

                  Dissenters' Rights. No dissenters' rights are available in connection with the Offer; however, shareholders not tendering in the Offer will have dissenters' rights under the GBCC to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares in connection with the Merger.

TERMS OF THE SUBSCRIPTION AGREEMENT, VOTING AGREEMENT AND EMPLOYMENT AGREEMENTS

The Subscription Agreement. On February 24, 2000, Holding entered into the Subscription Agreement with the WP Funds, the South Atlantic Investors and the Contributing Shareholders. The following summary of the Subscription Agreement is qualified in its entirety by reference to the Subscription Agreement, a copy of which is incorporated herein by reference and copies or forms of which have been filed with the Commission as exhibits to the Tender Offer Statement on Schedule TO (the "SCHEDULE TO").

         Pursuant to the Subscription Agreement, the WP Funds purchased an aggregate of 9,031,548 shares of Series A Preferred Stock for a purchase price of $5.50 per share in cash, or an aggregate purchase price of $49,718,614, and the South Atlantic Investors purchased an aggregate of 909,091 shares of Series B Preferred Stock for a purchase price of $5.50 per share in cash, or an aggregate purchase price of $5,000,000, in each case on terms set forth in the Subscription Agreement. The shares of Series A Preferred Stock will be convertible into voting common stock and the shares of Series B Preferred Stock will be convertible into non-voting common stock. The shares of Holding non-voting common stock will be convertible, at the option of the holder, into shares of Voting Common Stock (i) upon a sale or transfer of such Non-Voting Common Stock to any person or entity other than WCAS VI, South Atlantic or any of their affiliates or (ii) if, after giving effect to such conversion, such holder would not own shares of voting common stock (including any shares issuable upon conversion) representing 10% or more of the voting common stock and Series A Preferred Stock then outstanding.

         Also pursuant to the Subscription Agreement, the Contributing Shareholders contributed 4,710,252 shares of Common Stock to Holding for an aggregate of 4,710,252 shares of Series A Preferred Stock or Series B Preferred Stock, on the terms set forth in the Subscription Agreement. The Subscription Agreement valued the shares at $5.50 per share. Based on the 11,923,618 shares of Common Stock outstanding, the contributed shares represented approximately 39.5% of the outstanding Common Stock.


         The purchases and contributions of shares contemplated under the Subscription Agreement occurred on May 3, 2000, one business day after the date on which Acquisition accepted for payment the Shares tendered in the Offer, and deposited with the depositary funds sufficient to purchase such shares. Concurrently with the closing of those purchases and contributions, Holding and the Investors entered into a stockholders agreement and a registration rights agreement. The stockholders agreement contains various rights and restrictions, including tag-along and drag-along rights, rights of first refusal and other restrictions on transfer, in connection with such parties' ownership of equity securities of Holding following the Merger. In addition, the stockholders agreement contains provisions regarding the constitution of the Board of Directors, including provisions permitting Warburg Pincus to designate a specified number of directors, which varies according to its ownership percentage of Holding common stock.


         Under the registration rights agreement, Holding granted the Contributing Shareholders, the WP Funds and the South Atlantic Investors certain rights to register their shares of Holding common stock under the Securities Act.

The Voting Agreement. In connection with the Merger Agreement, the Contributing Shareholders and WCAS CP entered into the Voting Agreement with Acquisition and Holding on February 25, 2000. The following summary of the Voting Agreement is qualified in its entirety by reference to the Voting Agreement, a copy of which is incorporated herein by reference and copies or forms of which have been filed with the Commission as exhibits to the Schedule TO.

         Pursuant to the Voting Agreement, among other things, the Contributing Shareholders and WCAS CP agreed (i) to vote all shares beneficially owned by them (the "SUBJECT SHARES") in favor of the Merger Agreement and the Merger and against any Superior Proposal and any other proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Centennial under the Merger Agreement,
(ii) to waive any dissenters' rights such holders may have in connection with the Merger, (iii) not to solicit or initiate, or encourage, directly or indirectly, any inquiries regarding the submission of any Superior Proposal,
(iv) not to participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Superior Proposal,
(v) not to enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Superior Proposal, (vi) not to transfer the shares of Common Stock owned by them, (vii) to constitute and appoint Holding and Acquisition as their true and lawful proxies in connection with the Merger and the Merger Agreement and (viii) not to tender any shares owned by them pursuant to the Offer. Based on 11,923,618 shares of Common Stock outstanding on February 25, 2000, the Subject Shares in the aggregate represented approximately 46.5% of the total outstanding Common Stock.

Executive Employment Agreements. Concurrent with execution of the Merger Agreement, Messrs. Eaton, Dahl and Fosha entered into new employment agreements (the "NEW AGREEMENTS") with Centennial and Mr. Lepley entered into a New Agreement with Paragon which, as of the Effective Time, would supersede and replace in all respects the executives' current employment agreements. In the event the Merger Agreement is terminated, each of the New Agreements would be void and the executives' current employment agreements would remain in full force and effect.

         Mr. Eaton's New Agreement provides that, after the Effective Time, he would serve as President, Chief Executive Officer and Chairman of Centennial and Chairman of Holding. The New Agreement does not contain a fixed term of employment. Mr. Eaton would receive an annual base salary during the term of employment of $386,000, subject to adjustment upon annual review, and would have an annual target bonus of 25% of his base salary. Mr. Eaton's actual bonus would be determined in part by reference to Centennial's performance during the relevant period. Mr. Eaton would be entitled to participate in Centennial's pension, health and welfare plans and receive welfare benefits such as life insurance and long-term disability insurance. If Mr. Eaton's employment were to be terminated by Centennial for any reason other than for "Cause" (as defined in his New Agreement) or if Mr. Eaton were to resign for "Good Reason" within 24 months following a "Change in Control" (as those terms are defined in his New Agreement), (i) Centennial would continue to pay to Mr. Eaton his monthly salary for a period of 36 months following the date of termination; (ii) Mr. Eaton's options to purchase shares of Holding common stock would become 100% vested and immediately exercisable as of the date of termination; and (iii) Mr. Eaton could require Holding or its successor to purchase up to 50% of the shares of Holding stock (or the stock of any acquirer into which such Holding stock was converted) held by Mr. Eaton. Mr. Eaton would also have the option described in clause (iii) above in the event of a Change in Control or if no public market were to exist for Holding stock (or an acquirer's stock, if applicable) held by Mr. Eaton or the average daily trading volume for Holding stock (or an acquirer's stock, if applicable) was less than 100,000 shares. Further, Mr. Eaton could require Holding to purchase up to 50% of the shares of Holding stock held by him, at a price of $5.50 per share, if his employment were to be terminated by Centennial without Cause prior to a Change in Control and within 12 months of the date of his New Agreement. Mr. Eaton would also be entitled to a "Tax Reimbursement Payment" (as defined in his New Agreement) in the event any amount or benefit paid or distributed to Mr. Eaton pursuant to the New Agreement were or became subject to an Excise Tax (as defined in his New Agreement).

         Mr. Dahl's New Agreement contains substantially the same terms as those found in Mr. Eaton's New Agreement. Material differences in Mr. Dahl's New Agreement are as follows: (i) Mr. Dahl would serve as Executive Vice President and Chief Financial Officer of Centennial; (ii) Mr. Dahl would receive an annual base salary during the term of employment of $238,000; (iii) Centennial would continue to pay to Mr. Dahl his monthly salary for a period of 24 months following the date of termination in the event he was terminated without Cause or resigns for Good Reason within 12 months following a Change in Control (as those terms are defined in his New Agreement); (iv) Mr. Dahl would not have the right to require Holding (or any acquirer) to purchase any of the Holding stock held by him; and (v) Mr. Dahl would not be entitled to a Tax Reimbursement Payment.

         Mr. Fosha's New Agreement contains substantially the same terms as those found in Mr. Dahl's New Agreement, except that Mr. Fosha would serve as Executive Vice President of Operations of Centennial.

         Mr. Lepley's New Agreement contains substantially the same terms as those found in Mr. Dahl's New Agreement, except that (i) Mr. Lepley's New Agreement would be with Paragon; (ii) Mr. Lepley would serve as President and Chief Executive Officer of Paragon; and (iii) Mr. Lepley would receive an annual base salary during the term of employment of $225,000.

New Options. Following the Merger, Holding intends to grant to Messrs. Eaton, Dahl, Fosha and Lepley, and to other members of management and other key employees, options to purchase an aggregate of approximately 2.6 million shares of Holding common stock. The shares issuable on exercise of the New Options will represent 15% of the shares of Holding common stock outstanding immediately after the Merger (assuming the conversion of all preferred stock into common stock). The exercise price of the New Options will be $5.50 per share.

         Mr. Eaton is expected to be granted New Options to purchase approximately 1.2 million shares of Holding common stock, of which approximately 420,000 will be immediately exercisable and the balance of which will invest in four annual equal installments on the anniversaries of the date of grant. Each of Messrs. Dahl, Fosha and Lepley will be granted options to purchase 160,000 shares of Holding common stock, of which 20% will be immediately exercisable, with the balance vesting in four annual equal installments on the anniversaries of the date of grant.

ACCOUNTING TREATMENT

         Acquisition believes that the Merger will be accounted for as a "purchase" under the purchase method in accordance with generally accepted accounting principles.

ESTIMATED FEES AND EXPENSES OF THE MERGER

         Estimated fees and expenses incurred or to be incurred by the Surviving Corporation(1) are approximately as follows:


Advisory fees and expenses(2)........................................ $4,400,000
Legal fees and expenses(3)...........................................  1,000,000
Accounting fees and expenses.........................................    500,000
Hart-Scott-Rodino filing fee.........................................     45,000
Depositary and paying agent fees and expenses........................     30,000
Proxy solicitation fees and expenses.................................     10,000
Securities and Exchange Commission filing fee........................     15,000
Printing and mailing costs...........................................    200,000
Fees and expenses associated with credit agreement amendment.........  1,000,000
Miscellaneous expenses...............................................    500,000

  Total.............................................................. $7,700,000


-----------
(1)      Includes fees and expenses of the Offer and the Merger.

(2) Includes the fees and expenses of $2.3 million to J.P. Morgan, $2.1 million to SunTrust Equitable Securities.

(3) Includes the estimated fees and expenses of counsel for Centennial, the Special Committee and the WP Funds.

                       RIGHTS OF DISSENTING SHAREHOLDERS

         Holders of Shares that do not tender their Shares in the Offer are entitled to appraisal rights in the Merger under Article 13 of the GBCC.
Article 13 is reprinted in its entirety as Appendix C to this Proxy Statement. All references in Article 13 and in this summary to a "shareholder" are to the record holder or beneficial owner of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C to the Schedule TO. THIS DISCUSSION AND APPENDIX C TO THE SCHEDULE TO SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

         Each shareholder intending to elect appraisal rights as to the fair market value of the shares must first demand "payment" for such shares from Centennial. Demanding payment for such shares shall constitute a request for payment for the shares at a per share value that is different from the $5.50 consideration contemplated by the Merger Agreement. Each shareholder electing to demand payment for his shares shall deliver to Centennial the written notice of the shareholder's intent to demand payment for his Shares. The demand must reasonably inform Centennial of the identity of the shareholder and that the shareholder intends thereby to demand payment for the Shares. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for payment within the meaning of Article 13. However, any shareholder electing to demand payment will not be granted payment under Article 13 if such shareholder has voted in favor of the Merger.

         The payment demand must be mailed or delivered to the attention of Secretary of Centennial at 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. The written payment demand must specify the shareholder's name and mailing address, the number of Shares owned, and that the shareholder is thereby demanding payment for his or her Shares.

         If the Merger is approved by satisfying any required vote or if no vote is necessary, upon consummation of the Offer, shareholders who have demanded payment will receive, no later than ten days after the Effective Time, a dissenters' notice that states where a payment demand is to be sent, where and when certificates for shares must be deposited, and will set the date by which Centennial must receive the payment demand. The date by which Centennial must receive the payment demand must be not fewer than thirty nor more than sixty days after the delivery of the dissenters' notice. A shareholder must comply with the terms of the dissenters' notice in order to receive payment for the Shares other than that contemplated by the Merger Agreement.

         Within ten days from the later of the receipt of the payment demand or the Effective Time, Centennial must offer to each dissenter the amount Centennial has determined to be the fair market value of the Shares. Fair market value will be determined based on the value of the Dissenting Shares immediately before the Effective Time of the Merger without any appreciation or depreciation in anticipation of the Merger. The shareholder will then have thirty days to accept or decline the offer by Centennial. Failure to respond to the offer within such period is deemed an acceptance. If the shareholder accepts Centennial's offer by written notice to Centennial within the thirty-day period, payment shall be made to the shareholder within sixty days of the later of the making of the offer or the Effective Time. If the shareholder disagrees with such value, including interest to be received, or the shareholder does not receive his certificates or the release of transfer restrictions upon Centennial's failure to consummate the Merger, the shareholder may notify Centennial of his estimate of the fair value of the Shares, including interest, in writing.

         If the demand for payment remains unsettled sixty days after the receipt of the demand for payment by Centennial, Centennial shall file a petition in the Superior Court of DeKalb County (the "COURT") demanding a determination of the value of the Shares and accrued interest of the dissenting shareholders. All dissenting shareholders shall be made parties to the proceeding. If a petition for an appraisal is timely filed, the Court, in a nonjury equitable proceeding, will appraise the Shares owned by the dissenting shareholders, determining the fair value of such Shares together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. If Centennial does not timely file the petition, Centennial must pay to each dissenter whose demand remains unsettled the amount demanded.

         Shareholders considering seeking appraisal should be aware that the "fair value" of their Shares determined under Article 13 could be more than, the same as or less than the Per Share Amount, and that the opinion of J.P. Morgan as to fairness, from a financial point of view, is not an opinion as to fair value under Article 13. The cost of the appraisal proceeding will be determined by the Court and may be assessed against the parties as the Court deems equitable in the circumstances. The Court may order that all or a portion of the attorneys' fees incurred by any dissenting shareholder in connection with the appraisal proceeding be charged pro rata against the value of all Shares of Common Stock entitled to appraisal.

         If Centennial does not consummate the Merger within sixty days after the date set by Centennial for the demand for payment and the depositing of the certificates, Centennial must return the certificates and shall release any transfer restrictions on any uncertificated shares.

         THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE GBCC DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY DISSENTERS' RIGHTS UNDER THE GBCC. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GBCC.



                        FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, persons who will own stock of Centennial (actually or constructively, under certain constructive ownership rules in the Internal Revenue Code) after the Merger, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

         The receipt of the Cash Merger Consideration in the Merger by holders of Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of Common Stock will be equal to the difference between $5.50 and the holder's basis in that particular share of the Common Stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Common Stock held for more than 12 months prior to the date of disposition.

         A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies concerning no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of Common Stock pursuant to the Merger, each holder must provide the Paying Agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide Centennial with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Centennial (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

         THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A SHAREHOLDER WHO ACQUIRED HIS OR HER SHARES OF COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

                 PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF
                             MANAGEMENT AND OTHERS


         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of May 5, 2000 by: (i) each person known to Centennial to beneficially own more than 5% of the Common Stock, (ii) each director of Centennial, (iii) each of the Investors, (iv) the chief executive officer and the four other most highly compensated executive officers, and (v) all executive officers and directors of Centennial as a group.




NAME OF BENEFICIAL OWNER                                             AMOUNT AND NATURE            PERCENTAGE OF
------------------------                                          OF BENEFICIAL OWNERSHIP         COMMON STOCK
                                                                  ------------------------        -------------
Holding(1)(2)...............................................             4,710,252                       21.1%
Acquisition(1)(2)...........................................
WCAS CP(1)(3)...............................................               246,896                        2.0
Andrew M. Paul(1)(3)........................................                 3,021                          *
J. Stephen Eaton(1)(4)......................................               545,454                        4.6
Kent C. Fosha, Sr.(1)(4)....................................                     0                          *
Alan C. Dahl(1)(4)..........................................                     0                          *
Lawrence W. Lepley, Jr.(1)(4)...............................                     0                          *
Bertil D. Nordin(4).........................................                     0                          *
Charles D. Nash(4)..........................................                     0                          *
James B. Hoover(5)..........................................                     0                          *
Bob L. Wood(4)..............................................                     0                          *
South Atlantic Venture Fund II, Limited Partnership(6)......                     0                          *
David Wenstrup(7)...........................................                     0                          *
Josi Ackerman(7)............................................                     0                          *
All executive officers and directors as a group
 (9 persons)................................................               548,475                        4.6


-----------

*        Less than 1%

(1) Based on the terms of the Subscription Agreement dated February 24, 2000.

(2) The principal executive offices of Holding are located at 466 Lexington Avenue, New York, New York 10017.

(3)      The shareholder's address is 320 Park Avenue, New York, New York
         10022.

(4) The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(5) The shareholder's address is Dauphin Capital Partners, 108 Forest Avenue, Locust Valley, New York 11560.

(6) The shareholder's address is 614 West Bay Street, Suite 200, Tampa, Florida 33606-2704.


(7) The shareholder's address is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY 10017.



      CERTAIN INFORMATION CONCERNING HOLDING, ACQUISITION, WARBURG, WPEP,
                          THE WP FUNDS AND MANAGEMENT


Holding. Holding is a newly formed Delaware corporation organized by WPEP. The principal executive offices of Holding are located at 466 Lexington Avenue, New York, New York 10017. The current directors of Holding are Joel Ackerman and David Wenstrup. The current officers of Holding are Joel Ackerman, President and Treasurer, and David Wenstrup, Vice President and Secretary.

Acquisition. Acquisition is a newly formed Georgia corporation organized by WPEP for the purpose of effecting the Merger. The principal executive offices of Acquisition are located at 466 Lexington Avenue, New York, New York 10017. The directors of Acquisition are Joel Ackerman and David Wenstrup. The officers of Acquisition are Joel Ackerman, President and Treasurer, and David Wenstrup, Vice President and Secretary.

WPEP. The principal business of WPEP, a Delaware limited partnership, is that of a private investment partnership. The principal executive offices of WPEP are located at 466 Lexington Avenue, New York, New York 10017. The sole general partner of WPEP is Warburg, a New York general partnership.

Warburg, Pincus Netherlands Equity I, C.V. The principal business of Warburg, Pincus Netherlands Equity I, C.V., a Netherlands limited partnership, is that of a private investment partnership. The principal executive offices of Warburg, Pincus Netherlands Equity I, C.V. are 466 Lexington Avenue, New York, New York 10017. The sole general partner of Warburg, Pincus Netherlands Equity I, C.V. is Warburg.

Warburg, Pincus Netherlands Equity II, C.V. The principal business of Warburg, Pincus Netherlands Equity II, C.V., a Netherlands limited partnership, is that of a private investment partnership. The principal executive offices of Warburg, Pincus Netherlands Equity II, C.V. are 466 Lexington Avenue, New York, New York 10017. The sole general partner of Warburg, Pincus Netherlands Equity II, C.V. is Warburg.

Warburg, Pincus Netherlands Equity III, C.V. The principal business of Warburg, Pincus Netherlands Equity III, C.V., a Netherlands limited partnership, is that of a private investment partnership. The principal executive offices of Warburg, Pincus Netherlands Equity III, C.V. are 466 Lexington Avenue, New York, New York 10017. The sole general partner of Warburg, Pincus Netherlands Equity III, C.V. is Warburg.

Warburg. The principal business of Warburg is that of a private investment partnership. The principal executive offices of Warburg are 466 Lexington Avenue, New York, New York 10017.

Management. The members of Management are Messrs. Eaton, Dahl, Fosha and Lepley. The business address for each member of Management is the principal executive offices of Centennial, 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. Each member of Management is a citizen of the United States.

         J. Stephen Eaton is a resident of the United States and his principal occupation is Chairman of the Board, President, and Chief Executive Officer of Centennial, in which capacities he has served since founding Centennial in 1989. Mr. Eaton's business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. From 1982 to 1988, Mr. Eaton served in various executive positions, including Vice President, of Consolidated Resources Corporation of America and its successors ("CRCA"). When Centennial acquired CRCA in 1990, CRCA served as the general partner of private and public limited partnerships that owned in excess of 31 long-term care and assisted living facilities. Mr. Eaton also serves as a director of Saint Joseph's Mercy Care Corporation, a non-profit corporation based in Atlanta, Georgia which provides mobile health services to the homeless and other underserved populations, and of Saint Joseph's Health System, a major tertiary care hospital and health system in Atlanta, Georgia.

         Alan C. Dahl is a resident of the United States and his principal occupation is Executive Vice President, Chief Financial Officer, Treasurer and Director of Centennial. Mr. Dahl has served in these capacities since January 1996. Mr. Dahl's business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. From February 1991 to December 1995, he served as senior vice president. Mr. Dahl has been involved in health care finance for the past 12 years. Mr. Dahl was previously senior vice president of Southmark Public Syndications, Inc., a subsidiary of Southmark Corporation. Mr. Dahl, a certified public accountant, also worked in the tax department at Arthur Young & Corporation.

         Kent C. Fosha is a resident of the United States and his principal occupation is Executive Vice President of Operations of Centennial. His principal business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

         Lawrence W. Lepley, Jr. is a resident of the United States and his principal occupation is President of Paragon Rehabilitation, Inc., an indirect wholly owned subsidiary of Centennial. His business address is 3100 West End Avenue, Suite 470, Nashville, Tennessee, 37203.

                              INDEPENDENT AUDITORS

         The financial statements of Centennial as of December 31, 1999 and for the year then ended, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report.

         The financial statements of Centennial as of December 31, 1998 and 1997 and for the years then ended, incorporated by reference in this Proxy Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports.

         A representative of Arthur Andersen LLP will be at the Special Meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.

                      WHERE YOU CAN FIND MORE INFORMATION

         Centennial files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that Centennial files at the

Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Centennial public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at http:// www.sec.gov. Reports, proxy statements and other information concerning Centennial also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Commission allows Centennial to "incorporate by reference" information into this document, which means that Centennial can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Centennial has previously filed with the Commission. These documents contain important business information about Centennial and its financial condition.

         Centennial may have sent to you some of the documents incorporated by reference, but you can obtain any of them through Centennial or the Commission or the Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from Centennial without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                       CENTENNIAL HEALTHCARE CORPORATION
                    400 Perimeter Center Terrace, Suite 650
                             Atlanta, Georgia 30076
                           Telephone: (770) 698-9040
                        Attention: Shareholder Relations

         Centennial, Holding, Acquisition, Warburg, WPEP and Management have filed a Schedule TO with the Commission with respect to the Offer and Merger. The Schedule TO, including any amendments and exhibits filed or incorporated by reference as a part thereof, are available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule TO or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CENTENNIAL PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.


         You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Special Meeting. Centennial has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 5, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by Centennial are incorporated by reference in this Proxy Statement:

                  (i) Centennial's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

                  (ii) Centennial's Quarterly Report on Form 10-Q for quarter ended March 31, 1998;

                  (iii) Centennial's Quarterly Report on Form 10-Q for quarter ended June 30, 1998;

                  (iv) Centennial's Quarterly Report on Form 10-Q for quarter ended September 30, 1998;

                  (v) Centennial's Quarterly Report on Form 10-Q/A for quarter ended September 30, 1998;

                  (vi) Centennial's Annual Report on Form 10-Q for quarter ended March 31, 1999;

                  (vii) Centennial's Annual Report on Form 10-Q/A for quarter ended March 31, 1999;

                  (viii) Centennial's Annual Report on form 10-Q for quarter ended June 30, 1999;

                  (ix) Centennial's Current Report on Form 10-Q/A for quarter ended June 30, 1999;

                  (x) Centennial's Current Report on Form 10-Q for quarter ended September 30, 1999;

                  (xi) Centennial's Current Report on Form 10-Q/A for quarter ended September 30, 1999;

                  (xii) Centennial's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

                  (xiii) Centennial's Current Report on Form 8-K filed on March 10, 2000;.


         All documents filed by Centennial with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                 OTHER MATTERS

         Management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                             SHAREHOLDER PROPOSALS

         Pursuant to the consummation of the Offer, Centennial will be a majority owned subsidiary of Holding and will not be subject to the rules and regulations of the Exchange Act, including the proxy rules.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                                                     APPENDIX A

================================================================================






                       CENTENNIAL HEALTHCARE CORPORATION,
                            HILLTOPPER HOLDING CORP.
                                       and
                          HILLTOPPER ACQUISITION CORP.




                         ------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         ------------------------------







                         ------------------------------

                          Dated as of February 25, 2000

                         ------------------------------

================================================================================

                                TABLE OF CONTENTS

                                                                                                       PAGE NO.
                                                                                                       --------
ARTICLE I.  THE TENDER OFFER...................................................................................2
         SECTION 1.1.  The Offer ..............................................................................2
         SECTION 1.2.  Company Action..........................................................................4

         SECTION 1.3.  Directors ..............................................................................5

ARTICLE II.  THE MERGER........................................................................................7
         SECTION 2.1.  The Merger .............................................................................7
         SECTION 2.2.  Effective Time..........................................................................7
         SECTION 2.3.  Effect of the Merger....................................................................7
         SECTION 2.4.  Subsequent Actions......................................................................7
         SECTION 2.5.  Articles of Incorporation; By-Laws; Directors and Officers..............................8
         SECTION 2.6.  Conversion of Securities................................................................8
         SECTION 2.7.  Dissenting Shares.......................................................................9
         SECTION 2.8.  Surrender of Shares; Stock Transfer Books..............................................10

         SECTION 2.9.  Stock Plans ...........................................................................11

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND PURCHASER......................................12
         SECTION 3.1.  Corporate Organization.................................................................12
         SECTION 3.2.  Authority Relative to this Agreement...................................................12
         SECTION 3.3.  No Conflict; Required Filings and Consents.............................................12
         SECTION 3.4.  Financing Arrangements.................................................................13
         SECTION 3.5.  No Prior Activities....................................................................13

         SECTION 3.6.  Brokers ...............................................................................13

         SECTION 3.7.  Offer Documents; Proxy Statement.......................................................14
         SECTION 3.8.  Company Stock .........................................................................14

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................14
         SECTION 4.1.  Organization and Qualification; Subsidiaries...........................................14
         SECTION 4.2.  Capitalization.........................................................................16
         SECTION 4.3.  Authority Relative to this Agreement...................................................17
         SECTION 4.4.  No Conflict; Required Filings and Consents.............................................18
         SECTION 4.5.  SEC Filings; Financial Statements......................................................18
         SECTION 4.6.  Absence of Certain Changes or Events...................................................20

         SECTION 4.7.  Litigation ............................................................................21

         SECTION 4.8.  Employee Benefit Plans.................................................................21
         SECTION 4.9.  Properties ............................................................................24
         SECTION 4.10. Intellectual Property..................................................................25

         SECTION 4.11.  Insurance ............................................................................26

         SECTION 4.12.  Environmental.........................................................................26
         SECTION 4.13.  Governmental Authorizations and Regulations...........................................28
         SECTION 4.14.  Condition of Facilities...............................................................30
         SECTION 4.15.  Material Contracts....................................................................31
         SECTION 4.16.  Conduct of Business...................................................................33
         SECTION 4.17.  Fraud and Abuse.......................................................................33



                                      (i)

         SECTION 4.18.  Health Professional's Financial Relationships; Disqualified Individuals;..............34
         SECTION 4.19.  Taxes ................................................................................35

         SECTION 4.20.  Labor Relations.......................................................................37
         SECTION 4.21.  Transactions with Affiliates..........................................................37
         SECTION 4.22.  Offer Documents; Proxy Statement......................................................38

         SECTION 4.23.  Brokers ..............................................................................38

         SECTION 4.24.  Control Share Acquisition.............................................................39
         SECTION 4.25.  Y2K Compliance........................................................................39

         SECTION 4.26.  Disclosure ...........................................................................39

ARTICLE V.  CONDUCT OF BUSINESS PENDING THE MERGER............................................................40
         SECTION 5.1.  Conduct of Business by the Company Pending the Closing.................................40
         SECTION 5.2.  No Solicitation........................................................................42

ARTICLE VI.  ADDITIONAL AGREEMENTS............................................................................45
         SECTION 6.1.  Proxy Statement........................................................................45
         SECTION 6.2.  Meeting of Shareholders of the Company.................................................45
         SECTION 6.3.  Compliance with Law....................................................................46
         SECTION 6.4.  Notification of Certain Matters........................................................46
         SECTION 6.5.  Access to Information..................................................................46
         SECTION 6.6.  Public Announcements...................................................................47
         SECTION 6.7.  Reasonable Best Efforts; Cooperation...................................................47
         SECTION 6.8.  Agreement to Defend and Indemnify......................................................47
         SECTION 6.9.  State Takeover Laws....................................................................49

ARTICLE VII.  CONDITIONS OF MERGER............................................................................49
         SECTION 7.1.  Conditions for Each Party's Obligations to Effect the Merger...........................49
         SECTION 7.2.  Conditions for Obligations of Parent and Purchaser.....................................50

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER..............................................................51
         SECTION 8.1.  Termination ...........................................................................51
         SECTION 8.2.  Effect of Termination..................................................................53

ARTICLE IX.  GENERAL PROVISIONS...............................................................................54
         SECTION 9.1.  Non-Survival of Representations, Warranties and Agreements.............................54

         SECTION 9.2.  Notices ...............................................................................54
         SECTION 9.3.  Expenses ..............................................................................55

         SECTION 9.4.  Certain Definitions....................................................................55
         SECTION 9.5.  Headings ..............................................................................56

         SECTION 9.6.  Severability ..........................................................................56

         SECTION 9.7.  Entire Agreement; No Third-Party Beneficiaries.........................................56
         SECTION 9.8.  Assignment ............................................................................56

         SECTION 9.9.   Governing Law ........................................................................56
         SECTION 9.10.  Amendment ............................................................................56
         SECTION 9.11.  Waiver ...............................................................................56
         SECTION 9.12.  Counterparts .........................................................................57



                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of February 25, 2000 (the "Agreement"), among Centennial HealthCare Corporation, a Georgia corporation (the "Company"), Hilltopper Holding Corp., a Delaware corporation ("Parent"), and Hilltopper Acquisition Corp., a Georgia corporation and an indirect wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of the Company and Purchaser have each determined that it is in the best interests of their respective shareholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, $.01 par value, of the Company (the "Company Common Stock") for $5.50 per share of Company Common Stock or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash; and

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company, Purchaser and Parent have each approved the merger of Purchaser with and into the Company (the "Merger") following the Offer in accordance with the Georgia Business Corporation Code (the "Georgia Code") and upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, on February 24, 2000, certain shareholders of the Company (the "Contributing Shareholders") entered into a Subscription and Contribution Agreement with Parent and certain affiliates of Parent (the "Subscription Agreement"), pursuant to which each such Contributing Shareholder has, among other things, agreed to contribute some or all of its Shares to Parent in exchange for shares of stock of Parent upon the terms set forth in the Subscription Agreement; and

                  WHEREAS, as an inducement and a condition to Parent's and Purchaser's entering into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Contributing Shareholders have entered into a Voting Agreement with Parent and Purchaser (the "Voting Agreement"), pursuant to which each such Contributing Shareholder has, among other things,(x) agreed not to tender its Shares in the Offer and (y) granted to Parent a proxy with respect to the voting of such Shares, in each case upon the terms and subject to the conditions set forth in the Voting Agreement; and

                  WHEREAS, the Board of Directors of the Company (the "Board of Directors"), based on the recommendation of a special committee (the "Special Committee") of the Board of Directors comprised solely of directors unaffiliated with the Contributing Shareholders, has approved this Agreement, the Subscription Agreement and the Voting Agreement and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares accept the Offer and approve this Agreement and the transactions contemplated hereby.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                   ARTICLE I.

                                THE TENDER OFFER

                  SECTION 1.1.  THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, Purchaser or a direct or indirect subsidiary of Parent as designated by Parent shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act") the Offer as promptly as reasonably practicable following the execution of this Agreement, but in any event within 15 business days following the date of this Agreement. The obligation of Parent to accept for payment any Shares tendered shall be subject to the satisfaction of those conditions set forth in Annex I. Parent expressly reserves the right from time to time, subject to Sections 1.1(b) and 1.1(d) hereof, to waive any such condition, to increase the Per Share Amount, or to make any other changes in the terms and conditions of the Offer. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable Federal back-up withholding or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined below) will be tendered pursuant to the Offer.

                  (b) Without the prior written consent of the Company, Parent shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

                  (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") and, if necessary, jointly file with Target a Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Offer that will comply in all material respects with the provisions of all applicable Federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). Parent and Purchaser agree promptly to correct the Schedule TO and the Offer Documents and to cooperate with Target to amend the Schedule 13E-3 if and to the extent that such documents shall have become false or misleading in any material respect (and the Company, with respect to written information supplied by it specifically for use in the Schedule TO, Schedule 13E-3 or the Offer Documents, shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and Purchaser with respect to correcting such information) and to supplement the information provided by it specifically for use in the Schedule TO, Schedule 13E-3 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO or Schedule 13E-3, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC.

                  (d) The Offer to Purchase shall provide for an initial expiration date of 20 business days (as defined in Rule 14d-1 under the Exchange
Act) from the date of commencement. Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived, Parent may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Parent becomes obligated to accept for payment and pay for Shares tendered pursuant to the

Offer, but in no event shall such extensions extend beyond the Termination Date (as defined below). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer and (ii) extend the expiration date of the Offer (as it may be extended) for up to ten business days, if on such expiration date the conditions for the Offer described on Annex I hereto shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn, when added to the Shares, if any, beneficially owned by Parent represents less than 90 percent of the then issued and outstanding Shares on a fully diluted basis.

                  SECTION 1.2.  COMPANY ACTION.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held on February 25, 2000, at which all of the Directors were present, and acting on the unanimous recommendation of the Special Committee, duly and unanimously: (i) approved and adopted this Agreement, the Subscription Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger; (ii) recommended that the shareholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company; and (iv) took all action necessary to render the limitations on business combinations contained in Part 2 of Article 11 of the Georgia Code inapplicable to this Agreement, the Subscription Agreement and the Voting Agreement and the transactions contemplated hereby and thereby. The Company further represents and warrants that J.P. Morgan Securities Inc. ("J.P. Morgan") as financial advisor to the Special Committee, delivered to the Special Committee and the Board of Directors a written opinion, dated as of February 25, 2000, to the effect that the Per Share Amount to be received by the shareholders (other than Parent, Purchaser and the Contributing Shareholders) of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

                  (b) The Company hereby agrees to file with the SEC, as promptly as practicable after the filing by Parent and Purchaser of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") and the Schedule 13E-3 that (i) will comply in all material respects with the provisions of all applicable Federal securities laws and (ii) will include the opinion of J.P. Morgan referred to in Section 1.2(a) hereof. The Schedule 14D-9 and the Offer

Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 or the Schedule 13E-3 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the
Schedule 14D-9 or the Schedule 13E-3, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 or the Schedule 13E-3 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 or the Schedule 13E-3 as so corrected to be filed with the SEC and disseminated to the Company's shareholders to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.

                  (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of shareholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

                  SECTION 1.3. DIRECTORS. Promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding. At each such time, the Company will also cause (i) each committee of the Board of Directors, (ii) if requested by Parent, the board of directors of each of the Subsidiaries and (iii) if requested by Parent, each committee of such board to include persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees constitute on the Board of Directors. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3 and shall cause Parent's designees to be so elected; PROVIDED, HOWEVER, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.2 hereof) the Board of Directors shall have at least two directors who are directors on the date hereof and who are neither officers of the Company, Contributing Shareholders nor designees, shareholders, affiliates or associates (within the meaning of the Federal securities laws) of Parent or any Contributing Shareholder (such directors, the "Independent Directors"); PROVIDED FURTHER, that if at any time or from time to time there are fewer than two Independent Directors, the other directors shall elect to the Board of Directors such number of persons who shall be neither officers of the Company, Contributing Shareholders nor designees, shareholders, affiliates or associates of Parent or any Contributing Shareholder so that the total of such persons and remaining Independent Directors serving on the Board of Directors is at least two. Any such person elected to the Board of Directors pursuant to the second proviso of the preceding sentence shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                   ARTICLE II.

                                   THE MERGER

                  SECTION 2.1. THE MERGER. At the Effective Time (as defined in
Section 2.2) and subject to and upon the terms and conditions of this Agreement and the Georgia Code, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

                  SECTION 2.2. EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger, in accordance with Section 14-2-1105 of the Georgia Code, with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the Georgia Code (the time of such filing being the "Effective Time").

                  SECTION 2.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Georgia Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 2.4. SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  SECTION 2.5. ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS.

                  (a) Unless otherwise determined by Parent before the Effective Time, at the Effective Time the Articles of Incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

                  (b) The By-Laws of Purchaser, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

                  (c) The directors of Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

                  SECTION 2.6. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

                  (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares (as defined in Section 2.7(a)) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. Each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with Section 2.8 hereof.

                  (b) Each share of Company Common Stock held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

                  (c) Each share of common stock, $.01 par value, of Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

                  SECTION 2.7. DISSENTING SHARES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who has delivered to the Company, prior to the vote of shareholders, if any, required by Section 6.2 hereof, a written notice in accordance with Article 13 of the Georgia Code of such shareholder's intent to demand payment for such shareholder's Shares if the Merger is effected and who shall have not voted such Shares in favor of the approval and adoption of this Agreement (collectively, the "Dissenting Shares") shall not be converted into the right to receive cash pursuant to Section 2.6, but the holders of such Dissenting Shares shall be entitled to payment of the fair value of such dissenting shares in accordance with the provisions of Article 13 of the Georgia Code; PROVIDED, HOWEVER, that if such shareholder shall waive such shareholder's right to demand and obtain payment under Article 13 of the Georgia Code or a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by said Article 13, then the right of such holder of Dissenting Shares to be paid the fair value of such shareholders Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive cash pursuant to Section 2.6(a) hereof, without any interest thereon, upon surrender of the certificate or certificates representing such Shares.

                  (b) The Company shall give Parent (i) prompt notice of any notice or other instruments received by the Company pursuant to Article 13 of the Georgia Code and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  (c) Dissenting Shares, if any, shall be canceled after the payment of fair value in respect thereto has been made to the holder of such shares pursuant to the Georgia Code.

                  SECTION 2.8. SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

                  (a) Before the Effective Time, the Company shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by
Section 2.6. Parent shall, from time to time, deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares funds in amounts and at times necessary for the payments under Section 2.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 2.6. Such funds shall be invested by the Exchange Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

                  (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.6(a) may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares and certificates representing Shares held by Parent or in the treasury of the Company) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

                  (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the

Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.6(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

                  (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held by Parent or in the treasury of the Company) may surrender such certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the aggregate Per Share Amount relating thereto, without any interest or dividends thereon.

                  (f) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

                  SECTION 2.9. STOCK PLANS.

                  (a) The Company shall take all actions necessary to provide that, prior to or upon consummation of the Merger, each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option plans referred to in Section 4.2, each as amended (collectively, the "Option Plans"), and any and all other outstanding options, stock warrants and stock rights, whether or not granted pursuant to such stock option plans, whether or not then exercisable or vested, shall be canceled and shall be of no further force or effect; PROVIDED, HOWEVER, that with respect to any Options as to which the Per Share Amount exceeds the applicable per share exercise price, Parent shall promptly following the Effective Time pay (or cause to be paid) to the holders of such Options an amount in cash equal to, with respect to each such Option, the product of (1) the amount by which (x) the Per Share Amount exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to the Option at the time of such cancellation. Such amount shall be subject to reduction by applicable tax withholding.

                  (b) Except as provided herein or as otherwise agreed to by the parties, the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time.

                  (c) The Company represents and warrants that all the Option Plans provide that either (i) the Company can take the actions described in
Section 2.9(a) without obtaining the consent of any holders of Options or (ii) if such consent is required, the Company will obtain such consents and provide evidence thereof to Parent at least 10 days prior to the initial expiration of the Offer.

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF THE
                              PARENT AND PURCHASER

                  Parent and Purchaser represent and warrant to the Company as follows:

                  SECTION 3.1. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

                  SECTION 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Parent and Purchaser have the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

                  SECTION 3.3.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the transactions contemplated hereby by Parent and Purchaser will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound or affected, (ii) violate or conflict with either the Articles of Incorporation or By-Laws or other organizational documents of either Parent or Purchaser, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any contract, instrument, permit, license or franchise to which Parent or Purchaser is a party or by which Parent or Purchaser or any of its property is bound or affected, except for, in the case of clause (i), conflicts, violations, breaches or defaults which would not prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing and recordation of appropriate merger documents as required by the Georgia Code, and (iv) filings as may be required by any applicable "blue sky" laws and/or the rules of the National Association of Securities Dealers, Inc., neither Parent nor Purchaser is required to submit any notice, report or other filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 3.3, no waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of this Agreement.

                  SECTION 3.4. FINANCING ARRANGEMENTS. Parent has or will have available to it funds sufficient to purchase the Shares in accordance with the terms of this Agreement, pay the amount to which holders of Shares become entitled upon consummation of the Offer and the Merger and pay all of the fees and expenses it will incur in connection therewith.

                  SECTION 3.5. NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

                  SECTION 3.6. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

                  SECTION 3.7. OFFER DOCUMENTS; PROXY STATEMENT. None of the information supplied by Parent, its officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the Proxy Statement (as defined in Section 4.22), or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to shareholders, at the time of the Company Shareholders' Meeting (as defined in Section 4.22) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents or any such amendments or supplements are filed with the SEC or first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Offer Documents and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  SECTION 3.8. COMPANY STOCK. Prior to the date hereof, neither Parent nor Purchaser owns any shares of Company Common Stock.

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Purchaser as follows:

                  SECTION 4.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of the Company and its corporate Subsidiaries (as defined in Section 4.1(d)) (the "Corporate Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties and leased, owned or managed properties), condition (financial or otherwise), prospects, assets, liabilities or regulatory status of the Company and the Subsidiaries, taken as a whole; provided that a Material Adverse Effect shall not include any change or effect arising solely from the public announcement of any matters disclosed in the Schedules hereto.

                  (b) Each of the Company's partnership Subsidiaries (the "Partnership Subsidiaries") is a partnership or limited partnership duly organized and validly existing under the laws of the state of its organization, and is duly licensed or qualified and, to the extent applicable, in good standing, to do business as a foreign partnership, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned, leased, managed or operated by such entity or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, when taken together with all other such failures, would not have a Material Adverse Effect.

                  (c) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the jurisdictions in which each Subsidiary is licensed or qualified to do business and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary, is set forth in
Schedule 4.1 hereto.

                  (d) For purposes of this Agreement, (x) "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) in the case of partnerships, serves as a general partner, or (iii) in the case of a limited liability company, serves as managing member or owns a majority of the equity interests, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof, (y) "Provider" means any nursing home, hospital, home health agency, rehabilitation therapy provider, subacute care facility or unit, assisted living facility or unit, independent living facility or unit, or other provider of medical services or products owned, leased or managed by the Company or any Subsidiary, and (z) "Proprietary Provider" means each Provider owned or leased (as tenant) by the Company or any Subsidiary, and "Managed Provider" means each Provider managed by the Company or any Subsidiary. Except as expressly otherwise provided herein, each reference in this Agreement to the Company or a Subsidiary shall be deemed to include any Proprietary Provider that is owned or leased by such entity, whether or not so expressed, including, by way of example and not of limitation, references to contracts and commitments entered into, or purported to be entered into, in the name of any such Proprietary Provider and licenses or other property or assets held by, or purported to be held by, any such Proprietary Provider.

                  SECTION 4.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock and
(ii) 50,000,000 shares of preferred stock, $.01 par value per share, of the Company (the "Company Preferred Stock"). As of the date hereof, (A) 11,923,618 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) no shares of Company Preferred Stock were outstanding,
(C) 155,948 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1994 Employee Stock Option Plan, (D) 383,162 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1996 Executive Stock Plan and (E) 64,341 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1996 Employee Stock Option Plan and (F) 1,390,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1997 Stock Plan. Except as set forth in Schedule 4.2(a) or in this Section 4.2(a): (x) there are no other options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock of or other equity interests in the Company or any of the Subsidiaries; (y) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote; and (z) there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the shareholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. Except as set forth in Schedule 4.2(a), there are no programs in place or outstanding contractual obligations of the Company or any of the Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (2) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

                   (b) All the outstanding capital stock of each of the Corporate Subsidiaries and all the outstanding partnership (general or limited) units or other interests of each of the Partnership Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and, except as set forth in Schedule 4.1, is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls, warrants or other rights, agreements arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary. Except for the Subsidiaries and except as set forth in Schedule 4.2(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.2(b), neither the Company nor any Subsidiary is under any current or prospective obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or business association or entity.

                  SECTION 4.3.  AUTHORITY RELATIVE TO THIS AGREEMENT.

                  (a) The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including without limitation the unanimous approval of the Special Committee), subject to the approval of the Merger by the Company's shareholders, if required, in accordance with the Georgia Code. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote approving this Agreement, if required, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Subscription Agreement and the Voting Agreement and the transactions contemplated hereby.

                  SECTION 4.4.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Except as set forth in Schedule 4.4 hereto, the execution and delivery of this Agreement by the Company does not, and the performance of such agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected,
(ii) violate or conflict with the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under or, result in the creation of a lien or encumbrance on any of the properties or assets (whether owned, leased or managed) of the Company or any of the Subsidiaries pursuant to, any agreement, contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property (whether owned, leased or managed) is bound or affected, except for, in the case of clause (i), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not be reasonably likely to (x) have a Material Adverse Effect, (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement.

                  (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act,
(iii) the filing and recordation of appropriate merger or other documents as required by the Georgia Code, (iv) filings as may be required by any "blue sky" laws of various states and/or the rules of the National Association of Securities Dealers, Inc., and (v) as set forth in Schedule 4.4 hereto, the Company and each of the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 4.4 hereto, no waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  SECTION 4.5.  SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) The Company has filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since July 2, 1997, and (except for preliminary materials) has made available to Parent, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and December 31, 1997, respectively, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999,
(iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since July 2, 1997 and (iv) all other reports or registration statements filed by the Company with the SEC since July 2, 1997 (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

                  (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount) and except as set forth in Schedule 4.5(b).

                  (c) Set forth in Schedule 4.5(c) is a true and correct copy of the unaudited consolidated financial statements of the Company and its Subsidiaries as at December 31, 1999 and for the year then ended (collectively, the "Interim Financial Statements"). The interim balance sheet included in the Interim Financial Statements (the "Interim Balance Sheet") was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated.

                  (d) Except as (i) set forth in Schedule 4.5(d) or (ii) disclosed in any SEC Report filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Reports filed and publicly available prior to the date of this Agreement, the Company and the Subsidiaries have no material liabilities of any nature (whether accrued, absolute, contingent or otherwise).

                  SECTION 4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (i) as expressly permitted or otherwise provided in this Agreement, (ii) as set forth in the SEC Reports filed prior to the date of this Agreement, (iii) as set forth in the Interim Financial Statements, or (iv) as set forth in Schedule 4.6 hereto, since December 31, 1998, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

                  (a) any Material Adverse Effect;

                  (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company, any of its Subsidiaries or any Managed Provider having a Material Adverse Effect;

                  (c) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

                  (d) any change by the Company in accounting methods, principles or practices;

                  (e) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

                  (f) any entry by the Company, any Subsidiary or, to the knowledge of the Company, any Managed Provider into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, other than commitments or transactions entered into in the ordinary course of business consistent with past practice;

                  (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards) stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

                  (h) any entry by the Company or any Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any director, officer or key employee of the Company or any Subsidiary or any entry into any such agreement with any other person;

                  (i) (i) any settlement or compromise by the Company, any Subsidiary or, to the knowledge of the Company, any Managed Provider of any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $100,000 or (ii) any payment, discharge or satisfaction by the Company or any Subsidiary of any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business and consistent with past practice or (B) with respect to any other such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; or

                  (j) any agreement, in writing or otherwise, by the Company or any Subsidiary to take any of the actions described in this Section 4.6 or, to the knowledge of the Company, by any Managed Provider to take any of the actions described in Sections 4.6(b), (f) or (i), except as expressly contemplated by this Agreement.

                SECTION 4.7. LITIGATION. Except as disclosed in Schedule 4.7 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries or any Provider, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Entity or arbitrator which (i) might result in the loss of any Authorization (as defined in Section 4.13(a)) necessary to continue the business of any Provider in substantially the same manner as it has heretofore operated, (ii) might result in the imposition upon the Company or any Subsidiary of fines, penalties, judgments or other costs in excess of $100,000 (after giving effect to amounts covered by insurance), or (iii) are reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.7, as of the date hereof, neither the Company nor any of its Subsidiaries or any Provider nor any of their property is subject to any judgment in excess of $100,000, order, injunction or decree.

                  SECTION 4.8. EMPLOYEE BENEFIT PLANS.

                  (a) (i) Schedule 4.8(a) sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans").

                           (ii) Schedule 4.8(a)(ii) sets forth, with respect to each Option that is outstanding under the Option Plans as of the date hereof, the name of the holder of such Option, the number of shares of Company Common Stock subject to such Option and the exercise price per share of such Option.

                  (b) Neither the Company, any Subsidiary nor any Company ERISA Affiliate has an obligation to contribute to any "multiemployer plan", as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA (a "Multiemployer Plan"). Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of any Multiemployer Plan.

                  (c) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

                  (d) Except as set forth in Schedule 4.8(d), each Company Employee Benefit Plan that is intended to qualify under Section 401 of Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made in all material respects by the due date thereof.

                  (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

                  (g) None of the Company, the Subsidiaries, nor to the Company's knowledge, the officers of the Company or any of the Subsidiaries or any trustee or administrator of any Company Employee Benefit Plans, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Subsidiaries or any officer of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under
Section 502(i) or (1) of ERISA.

                  (h) The Company does not currently have in force any Company-owned life insurance policies.

                  (i) Except as set forth in Schedule 4.8(i), neither the Company nor any of the Subsidiaries is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) or Section 280G of the Code.

                  (j) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to Parent by the Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and (iii) summary plan descriptions.

                  (k) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

                  (l) Except as set forth in Schedule 4.8(l), all Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively, (including rules and regulations thereunder) and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included.

                  Section 4.9.  PROPERTIES

                  (a) Except as set forth in Schedule 4.9(a), the Company and each of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all liens and other encumbrances. All tangible personal property, fixtures and equipment which comprise the assets of the Company and the Subsidiaries, or are otherwise used in connection with its respective businesses, are in a good state of repair sufficient for normal operation (ordinary wear and tear excepted) and operating condition.

                  (b) Schedule 4.9(b) sets forth a true and complete list and description of (i) all real property and interests in real property owned in fee by the Company or any Subsidiary ("Owned Real Property") and (ii) each lease or sublease relating to Leased Real Property (as defined below) that involves annual expenditures by the Company or any Subsidiary of $100,000 or more (collectively, the "Company Material Leases").

                  (c) Except as set forth in Schedule 4.9(c), there are no violations of any law, ordinance or regulation (including, without limitation, any building, planning or zoning law, ordinance or regulation) relating to any of the real property or interests in real property leased by the Company or any Subsidiary, as lessee or lessor (the "Leased Real Property"), or relating to any of the Owned Real Property, or in any case to any buildings or other improvements thereon (including, without limitation, plumbing, heating, ventilation, air conditioning, electrical and lighting systems and equipment) which are reasonably likely to materially and adversely affect the business of any Proprietary Provider. Except as set forth in Schedule 4.9(c), neither the Company nor any Subsidiary has assigned its interest under any Company Material Lease, or subleased all or any part of the space demised thereby, to any third party.

                  (d) The Company has, or has caused to be, made available to Parent true and complete copies of the Company Material Leases and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). With respect to each of the Company Material Leases, (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity, (ii) except as otherwise set forth in Schedule 4.9(d), such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement, nor will the consummation of such transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease and (iii) neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder).

                  (e) All improvements on real property constructed by or on behalf of the Company or any Subsidiary, to the knowledge of the Company, were constructed in compliance with applicable laws, ordinances and regulations (including, but not limited to, any building or zoning laws, ordinances and regulations) affecting such Owned Real Property or Leased Real Property.

                  SECTION 4.10.  INTELLECTUAL PROPERTY.

                  (a) Except as set forth in Schedule 4.10, each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor (collectively, the "Intellectual Property Rights") that are used in the business of the Company and the Subsidiaries as currently conducted.

                  (b) Schedule 4.10 sets forth a list of all patents, patent applications, trademark and service mark applications and registrations, registered copyrights and material trade names and common law trademarks owned anywhere in the world by the Company or any of the Subsidiaries.

                  (c) Schedule 4.10 sets forth a list of all material licensing agreements to which the Company or any of its Subsidiaries is a party relating to the ownership or use of the Intellectual Property Rights.

                  (d) Each of the Company and the Subsidiaries owns or has right to use the Intellectual Property Rights sufficient to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect.

                  (e) Except as set forth in Schedule 4.10, (i) to the knowledge of the Company, there are no pending oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to the Intellectual Property Rights; (ii) neither the Company nor any of the Subsidiaries has received notice from any other person or entity pertaining to or challenging the right of the Company or any of its Subsidiaries to use or register any of the Intellectual Property Rights; and (iii) to the knowledge of the Company, neither the Company nor any of the Subsidiaries has any pending claim, and no Person is violating or infringing the rights of the Company and the Subsidiaries, in connection with the Intellectual Property Rights.

                  SECTION 4.11. INSURANCE. Schedule 4.11 sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been made available to Parent. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is customary for the industries in which the Company and the Subsidiaries operate.

                  SECTION 4.12.  ENVIRONMENTAL.

         Except as set forth in Schedule 4.12:

                  (a) The Company and the Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance of which the Company is aware with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

                  (b) Neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties (whether owned, leased or managed) or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) any knowledge or reason to know of the presence or threat of release of any Hazardous Substances on, under or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that could not reasonably be expected to result in a Material Adverse Effect, or (iii) received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties;

                  (c) No Environmental Law imposes any obligation upon the Company or the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No lien or other encumbrance has been placed upon any of the Company's or the Subsidiaries' properties (whether owned, leased or managed) under any Environmental Law;

                  (d) The Company and the Subsidiaries have made available to Parent copies of any environmental assessment or audit report (including all records maintained for required environmental compliance) or other similar studies or analyses in the possession of the Company or the Subsidiaries relating to any real property currently or formerly owned, leased, managed or occupied by the Company or the Subsidiaries.

                  (e) As used in this Agreement, the following terms have the meanings set forth below:

                           (i) "Environmental Law" means any law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

                           (ii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

                           (iii) "Hazardous Substances" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

                  SECTION 4.13.  GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS.

                  (a) Except as set forth in Schedule 4.13, the Company and each Subsidiary has complied and are currently in compliance with each law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign to which such entity's business, operations, assets or properties is subject ("Regulations"), except for items of non-compliance (i) which were identified on a survey report with respect to such Provider, are being cured by the applicable Provider pursuant to a plan of correction accepted by the applicable governmental authority, and will not result in the loss or suspension of, or other action affecting, any Authorization (as defined below) of the applicable Provider, (ii) are not reasonably likely to materially and adversely affect the business of any Provider, and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in
Schedule 4.13, each of the Company and the Subsidiaries (or, where required under applicable law, to the knowledge of the Company, the Managed Providers) owns, holds, possesses or lawfully uses in the operation of its business all applicable Authorizations, other than Authorizations which (i) are not necessary to continue the operation of the business of such Provider in substantially the same manner as it currently operates and has operated heretofore, or (ii) if not owned, held, possessed or lawfully used by the Company or such Subsidiary (or by the applicable Managed Provider), would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, "Authorizations" means all licenses, permits, certificates of need, qualifications, registrations, certifications, provider agreements and other authorizations of any governmental authority which are required under applicable Regulations for a Provider to conduct its business and obtain payment for services and goods provided by it under the Federal Medicare program, the state Medicaid program for each state in which such Provider operates (the "Applicable Medicaid Programs"), and any other governmental programs for payment of health care services or goods in which such Provider purports to participate, other than any of the foregoing which are not material to the business and operations of the relevant Provider, the Company or any Subsidiary.

                  Except as set forth in Schedule 4.13, all of the Authorizations owned, held, possessed or lawfully used by the Company or its Subsidiaries (or, where required under applicable law, to the knowledge of the Company, the Managed Providers) are valid and in good standing, non-probationary, non-provisional and in full force and effect. Except as set forth in Schedule 4.13, none of the Providers is subject to any governmental restrictions on its operations (e.g., due to prior survey deficiencies) which adversely affects the conduct of its business, other than restrictions which apply to all providers of the services or goods furnished by such Provider in the relevant jurisdiction. Except as set forth in Schedule 4.13, there are no actions or proceedings to revoke, withdraw, terminate or suspend any Authorization, neither the Company nor any of its Subsidiaries has received any notice or other communication threatening any of the foregoing (other than notices and communications which have been withdrawn or otherwise resolved), nor does the Company have any knowledge of any reason why any Authorization is likely not to be renewed by the applicable governmental authority in the ordinary course.

                  (b) Other than as set forth in Schedule 4.13, all claims for payment for services rendered or products sold or supplied by the Company and its Subsidiaries which have been made to any third-party payor (including, without limitation, the Federal Medicare program, the Medicaid programs for the states in which a Provider operates, and any applicable commercial insurance company, health maintenance organization or preferred provider organization) (collectively, "Payors"), have been prepared and filed in accordance with all applicable Regulations and requirements of the Payor, and all such claims have been prepared in an accurate and complete manner and timely submitted to the appropriate Payor, except in each case for items of non-compliance (i) which are not reasonably likely to result in the loss of any Authorization, (ii) are reasonably likely not to materially and adversely affect the business of any Provider, and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect. The Company and/or the Subsidiaries have paid or made provision to pay through proper recordation any net liability for overpayments received from any Payor and any similar obligations with respect to any Payor, in compliance with all applicable Regulations and the requirements of the Payor, except for items of non-compliance (i) which are not reasonably likely to result in the loss of any Authorization, (ii) are reasonably likely not to materially and adversely affect the business of any Provider, and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect. Without limitation of the foregoing, except as set forth in Schedule 4.13 hereto neither the Company nor any of its Subsidiaries has submitted any claim for payment to any Payor in violation of any applicable Federal, state or local false claim or fraud law or regulation, including without limitation the Federal False Claims Act, 31 U.S.C. Section 3729.

                  The Company and its Subsidiaries have made available to Parent or its counsel true and complete copies of all cost reports requested by same, together with all relevant schedules, correspondence, notices of program reimbursement, audit reports, settlement agreements and similar materials relating thereto. The Company and its Subsidiaries have timely filed all required cost reports with respect to the Medicare program and each state Medicaid program in which any of the Providers participates. Schedule 4.13 sets forth for each Provider the years for which cost reports remain to be settled, specifying the Payor at issue and the status of the matter, including identification of any pending reimbursement appeals.

                  (c) Schedule 4.13 sets forth a complete and accurate statement, for each Facility (as defined below), of (i) the bed categories for (e.g., nursing beds, skilled nursing beds, rehabilitation hospital beds) for which such Facility is licensed or qualified to participate under the Medicare program and the Applicable Medicaid Programs, (ii) the number of beds in each such category, (iii) the number of beds in each such category that are available for use in such Facility, and (iv) the number of patients as of February 9, 2000 admitted in each Facility (A) who as of such date qualify for Medicare and whose stay at the Facility is being paid for under Part A of the Medicare program, (B) who qualify for the Applicable Medicaid Program and whose stay at the Facility is being paid for by the Applicable Medicaid Program, (C) whose stay at the Facility is being paid for by another governmental Payor (e.g., the Veteran's Administration or CHAMPUS), and (D) whose stay at the Facility is being paid for by the patient, the patient's relatives or another non-Payor private party. As used herein "Facility" means each nursing facility, hospital, assisted living facility, independent living facility or other inpatient Provider owned, leased or managed by the Company or its Subsidiaries.

                  SECTION 4.14. CONDITION OF FACILITIES. Except as set forth in
Schedule 4.14, to the knowledge of the Company, each of the Facilities is in a good state of repair and condition, there are no dangerous conditions or defects existing upon or in any of the Facilities, and there are no structural defects in any Facility that could adversely affect the operation of such Facility as conducted presently and in the past.

                  SECTION 4.15.  MATERIAL CONTRACTS.

                  (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement, in Schedule 4.15 or otherwise expressly provided in this Agreement, neither the Company nor any of the Subsidiaries is a party to or bound by:

                           (i) any "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

                           (ii) any contract or agreement for the purchase or lease (as lessee) of materials or personal property from any supplier or for the furnishing of services to the Company or any Subsidiary that involves or is likely to involve future aggregate payments by the Company or any of the Subsidiaries of more than (x) $300,000 or (y) $100,000 in any year;

                           (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any Subsidiary of services, materials, products, supplies or other assets, owned or leased by the Company or the Subsidiaries, that involves or is likely to involve future aggregate payments to the Company or any of the Subsidiaries of more than (x) $300,000 or (y) $100,000 in any year

                           (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any Subsidiary;

                           (v) any non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, the business of the Company or the Subsidiaries may be conducted;

                           (vi) any agreement with any present or former affiliates of the Company;

                           (vii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing);

                           (viii) any voting or other agreement governing how any Shares shall be voted;

                           (ix) any agreement with any shareholders of the Company;

                           (x) any agreement with any Managed Provider, including without limitation any such management agreement, employee lease agreement, billing services agreement, option agreement or evidence of indebtedness; or

                           (xi) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

The foregoing contracts and agreements to which the Company or any Subsidiary are parties or are bound are collectively referred to herein as "Company Material Contracts."

                  (b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed, in all material respects, all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. The Company has, or has caused to be, made available to Parent or its counsel true and complete copies of the Company Material Contracts requested by same and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments and waivers). Except as otherwise set forth in Schedule 4.15(b), each Company Material Contract will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement (except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity), nor will the consummation of such transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease. Except as set forth in Schedule 4.15(b), neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract.

                  (c) Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 4.15 or as expressly provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment or consulting agreement that cannot be terminated on thirty days' or less notice, (ii) agreement with any officer or other key employee of the Company or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any the Subsidiaries of the nature contemplated by this Agreement, the Subscription Agreement or the Voting Agreement, (iii) agreement with respect to any officer or other key employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee or (iv) stock or stock purchase plan (other than the Option Plans), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement or the value of any of the benefits of which will be calculated on the basis of any of such transactions.

                  SECTION 4.16.  CONDUCT OF BUSINESS.

                  Except as set forth in Schedule 4.16, the business and operations of the Company and the Subsidiaries are not being conducted in default or violation of any term, condition or provision of (i) their respective Articles of Incorporation or By-Laws or similar organizational documents, or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, except, with respect to the foregoing clause (ii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.17. FRAUD AND ABUSE. Except as set forth in Schedule 4.17, neither the Company nor any Subsidiary or affiliate thereof or any of their respective partners, officers and directors, or, to the knowledge of the Company, any person who provides professional services on behalf of or under agreements with the Company, any Subsidiary or any affiliate has engaged in any activities which are prohibited under the federal Medicare or federal or state Medicaid statutes, including, without limitation, 42 U.S.C. Sections 1320a-7, 1320a-7a and 1320a-7b, the federal CHAMPUS statute, 10 U.S.C. Section 1071 et seq., the Federal Civil False Claims Act, 31 U.S.C. Section 3729 et seq., or the regulations promulgated pursuant to such statutes or which are prohibited by rules of professional conduct, including but not limited to the following:

                  (a) knowingly and willfully making or causing to be made false statement or representation of a material fact in any application for any benefit or payment;

                  (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                  (c) presenting or causing to be presented a claim for services under Medicare, any state Medicaid program, CHAMPUS or any other Federal health care program (as used herein, such term shall have the meaning specified in 42 U.S.C. Section 1320a-7b(f)) that is for an item or service that is known or could be known to be (i) not provided as claimed, or (ii) false or fraudulent;

                  (d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

                  (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in party by CHAMPUS, Medicare, any state Medicaid program, or any other Federal health care program, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, Provider, service or item for which payment may be made in whole or in part by CHAMPUS, Medicare, any state Medicaid program or any other Federal health care program; or

                  (f) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a Provider in order that the Provider may qualify for certification under CHAMPUS, Medicare, a state Medicaid program or another Federal health care program, or (ii) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3).

                  SECTION 4.18. HEALTH PROFESSIONAL'S FINANCIAL RELATIONSHIPS; DISQUALIFIED INDIVIDUALS. (a) The operations of the Company and the Subsidiaries are and at all times have been in compliance with all applicable Regulations regarding health professional self-referrals, including without limitation 42 U.S.C. Section 1395nn (commonly known as the "Stark Statute") and 42 U.S.C.
Section 1396b.

                  (b) Except as set forth in Schedule 4.18, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Managed Provider, nor their respective officers, directors, trustees, partners, members, managers, employees or contractors, has been charged with or convicted of any Medicare, Medicaid or other Federal health care program-related offense, or has been debarred, excluded or suspended from participation in Medicare, Medicaid or any other Federal health care program, or is currently listed on the General Services Administration list of parties excluded from Federal procurement programs and non-procurement programs. Except as set forth in Schedule 4.18, to the knowledge of the Company and its Subsidiaries, none of the Company, any of its Subsidiaries or any Managed Provider, nor their respective officers, directors, trustees, partners, members, managers, employees or contractors, has been investigated for any Medicare, Medicaid or other Federal health care program-related offense, or is currently under sanction, exclusion or investigation (civil or criminal) by any Federal or state enforcement, regulatory, administrative or licensing authority.

                  SECTION 4.19.  TAXES.

                  (a) Except as set forth in Schedule 4.19, all Tax Returns (as defined below) by or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate taxing authorities and were, in all material respects, true, complete and correct.

                  (b) Except as set forth in Schedule 4.19, the Company and each Subsidiary has paid to the appropriate taxing authority on its behalf, within the time and in the manner prescribed by law, all material Taxes (as defined below) for which it is liable.

                  (c) The Company and each Subsidiary has established on its books and records adequate reserves for the payment of all Taxes for which it is liable which are not yet due and payable, and with respect to any such Taxes which have been proposed, assessed or asserted against them.

                  (d) The Company and each Subsidiary has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes for which it is liable (including, without limitation, withholding of such Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws, and has, within the time and in the manner prescribed by law, withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable domestic and foreign laws.

                  (e) Except as set forth in Schedule 4.19, neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

                  (f) Except as set forth in Schedule 4.19, there are no outstanding waivers or comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary.

                  (g) Except as set forth in Schedule 4.19 (which shall set forth the nature of the proceeding, the type of return, the deficiencies claimed, asserted, proposed or assessed and the amount thereof, and the taxable year in question), no United States federal, state, local or foreign audits, investigations, other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary that could materially affect the liability for Taxes of the Company or any Subsidiary or against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no notification has been received by the Company or any Subsidiary that such an audit, investigation or other proceeding is pending or threatened.

                  (h) The Company and each Subsidiary (i)are members of an affiliated group of corporations within the meaning of section 1504(a) of the Code; and such affiliated group filed a consolidated return with respect to United States federal income taxes and (ii) neither the Company nor any Subsidiary has liability for the Taxes of any person (other than members of the affiliated group described in clause (i) of this Section 4.19(h)) under Treasury Regulations section 1.1502-6 (or a similar or corresponding provision of state, local, or foreign law);

                  (i) Except as set forth in Schedule 4.19, there are no encumbrances for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory encumbrances for Taxes not yet due.

                  (j) Neither the Company or any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

                  (k) Except as set forth in Schedule 4.19, neither the Company nor any Subsidiary is a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or similar provision or other law.

                  (l) Except as set forth in Schedule 4.19, no jurisdiction where the Company or any Subsidiary has not filed a Tax Return has made a claim that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

                  (m) The Company and each Subsidiary have previously delivered or made available to Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings and technical advice memoranda relating to United States federal, state, local or foreign Taxes due with respect to the income or business of the Company or any Subsidiary, (ii) all income Tax Returns filed with any taxing authority (or the relevant portions of any combined, consolidated, or unitary Tax Return filed in any jurisdiction of which the Company or any Subsidiary is a member, including, without limitation, information relating to the computation of taxable income) filed by or on behalf of the Company or any Subsidiary in the last six years, (iii) any closing agreement, settlement agreement or similar agreement or arrangement entered into by or on behalf of the Company or any Subsidiary with any taxing authority, and (iv) any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement entered into by or on behalf of the Company or any Subsidiary.

                  (n) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, AD VALOREM, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

                  SECTION 4.20. LABOR RELATIONS. Except as set forth in the SEC Reports or Schedule 4.20: (i) each of the Company and the Subsidiaries is, and has at all times been, in material compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law; (ii) there is no labor grievance, arbitration, strike, slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; (iv) there are no proceedings pending between the Company and any of the Subsidiaries or any of their respective employees before any federal or state agency; and (v) to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-union employees of the Company or any of the Subsidiaries.

                  SECTION 4.21. TRANSACTIONS WITH AFFILIATES. Except as disclosed in Schedule 4.21 or the SEC reports filed prior to the date of this Agreement, no present or former affiliate of the Company has, or since December 31, 1998 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Subsidiaries, (ii) has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries.

                  SECTION 4.22. OFFER DOCUMENTS; PROXY STATEMENT. The Schedule 14D-9 and the Schedule 13E-3 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9, the Schedule 13E-3 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO, the Schedule 13E-3 or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9 or the Schedule 13E-3. The proxy statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Company Shareholders' Meeting") or the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to Parent Information. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.23. BROKERS. No broker, finder or investment banker (other than SunTrust Equitable Securities and J.P. Morgan) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete copies of all agreements and other arrangements between the Company and SunTrust Equitable Securities and J.P. Morgan.

                  SECTION 4.24. CONTROL SHARE ACQUISITION. Neither Parts 2 nor 3 of Article 11 of the Georgia Code nor any other "fair price", "moratorium", "control share acquisition", "interested shareholder" or similar antitakeover statute or regulation enacted under Georgia law applicable to the Company or any of its Subsidiaries is applicable to the Offer, the Merger, this Agreement, the Subscription Agreement or the Voting Agreement or any of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement.

                  SECTION 4.25. Y2K COMPLIANCE. Except as set forth in the SEC Reports, all items, products, software, components and systems used in and material to the operation of the business of the Company and the Subsidiaries, which incorporate the processing of dates or date-related data (including, but not limited to, representing, calculating, comparing and sequencing), including, but not limited to, computer systems, infrastructure items, software applications, hardware and related equipment and utilities, developed, in whole or part, by the Company or any of the Subsidiaries are currently Y2K-compliant. Except as set forth in Schedule 4.22, the Company has obtained commitments that all vendors that are material to the Company and the Subsidiaries are Y2K-compliant.

                  SECTION 4.26. DISCLOSURE. No representation or warranty by the Company in this Agreement and no statement contained in any document (including, without limitation, the Schedules hereto), certificate, or other writing furnished or to be furnished by the Company to Parent pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material facts or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. From the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall, and shall cause each of the Subsidiaries to (i) carry on its respective businesses in the ordinary course, (ii) use all reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use all reasonable best efforts to preserve its relationships with customers, suppliers, third party payors and other Persons with which it has business dealings, (iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) maintain in full force and effect all Authorizations necessary for such business. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Schedule 5.1, the Company shall not, and shall cause each of the Subsidiaries not to:

                  (a) amend its Articles of Incorporation or By-Laws or similar organizational documents or change the number of directors constituting its entire board of directors;

                  (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or
(iii) split, combine or reclassify any of its outstanding capital stock or other equity interests;

                  (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, in excess of $100,000, except purchases in the ordinary course of business consistent with past practice;

                  (d) authorize or make any single capital expenditure in excess of $50,000 or capital expenditures in excess of $500,000 in the aggregate;

                  (e) except in the ordinary course of business, amend or terminate any Company Material Contract, or waive, release or assign any material rights or claims;

                  (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

                  (g) (i) enter into or amend any employment or severance agreement with or, except in accordance with the existing policies of the Company, grant any severance or termination pay to any officer, director or key employee of the Company or any Subsidiary; or (ii) hire or agree to hire any new or additional key employees or officers;

                  (h) except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

                  (i) (i) incur or assume any long-term debt, or except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice); (v) settle any claims other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction;

                  (j) make, revoke or change the accounting methods, including accounting methods with respect to Taxes, used by it unless required by generally accepted accounting principles;

                  (k) make any Tax election or settle or compromise any Tax liability;

                  (l) (i) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $100,000 or (ii) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

                  (m) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

                  (n) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

                  (o) take or omit to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken or omitted, or would result in any of the conditions set forth in Annex I hereto or the conditions set forth in Article VII hereof not being satisfied; or

                  (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                  SECTION 5.2. NO SOLICITATION. (a) The Company shall not, and it shall cause the Subsidiaries and the officers, directors, employees, agents and representatives of the Company or any of the Subsidiaries (collectively, the Company Representatives) not to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any

Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or
(B) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.2(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement, the Subscription Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it shall promptly request that each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of a Takeover Proposal return all confidential information heretofore furnished to such Person by or on behalf of the Company. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement, dated April 27, 1999 (the "Confidentiality Agreement"), between the Company and E.M. Warburg, Pincus & Co., LLC ("Warburg") (provided that such confidentiality agreements may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if:
(x) such Person or group has submitted an unsolicited bona fide written proposal which is, or is reasonably likely to result in, a Superior Proposal; and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Board's fiduciary duties to the Company's shareholders under the Georgia Code. The Company shall not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

                  The Company will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person which was not previously provided to Parent. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) to any such Takeover Proposal.

                  As used in this Agreement, the following terms have the meanings set forth below:

                  "Superior Proposal" means an unsolicited bona fide written proposal by a Third Party to acquire, directly or indirectly, for consideration consisting solely of cash and/or marketable securities, all the Shares then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors determines in good faith to be more favorable to the Company's shareholders than the Offer and the Merger (based on a written opinion of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger), (ii) for which financing, to the extent required, is then committed, (iii) which, in the good faith reasonable judgment of the Board of Directors of the Company, is reasonably likely to be consummated without undue delay and (iv) which is subject to no more conditions than those set forth in Annex I hereto.

                  "Takeover Proposal" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of the Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of the Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either the Company or any of the Subsidiaries.

                  "Third Party" means any Person or group other than Parent, Purchaser or any affiliate thereof.

                  (b) Except as set forth in this Section 5.2(b), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or any such committee of this Agreement, the Subscription Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Subscription Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under the Georgia Code, (C) at least five business days shall have passed following Parent's receipt of written notice from the Company advising Parent that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms and (D) concurrently with taking such action the Company shall have terminated this Agreement pursuant to and in accordance with Section 8.1(c)(i) hereof.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

                  SECTION 6.1. PROXY STATEMENT. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's shareholders approve this Agreement and the Merger. Parent will cooperate with the Company in preparing such Proxy Statement.

                  SECTION 6.2. MEETING OF SHAREHOLDERS OF THE COMPANY. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the Georgia

Code and its Articles of Incorporation and By-Laws to convene the Company Shareholders' Meeting, if such meeting is required. The shareholder vote required for approval of the Merger will be no greater than that set forth in the Georgia Code. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of shareholders required by the Georgia Code to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares on a fully diluted basis, and provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the shareholders of the Company, in accordance with Section 14-2-1104 of the Georgia Code.

                  SECTION 6.3. COMPLIANCE WITH LAW. Each of the Company, Parent and Purchaser will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                  SECTION 6.4. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause either
(A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Parent purchases Shares pursuant to the Offer and (ii) any failure of the Company, or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Parent.

                  SECTION 6.5. ACCESS TO INFORMATION. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall promptly furnish Parent and Purchaser with (a) all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and (b) a copy of each report, schedule and other document filed or received by the Company or any of the Subsidiaries during such period pursuant to the requirements of applicable securities laws.

                  SECTION 6.6. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by law. Notwithstanding the foregoing, the Company may issue a press release describing Section 5.2 of this Agreement in a form approved by Parent prior to its issue.

                  SECTION 6.7. REASONABLE BEST EFFORTS; COOPERATION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to cause all conditions to the Offer to be satisfied and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and (ii) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement, the Subscription Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the Merger and all other transactions contemplated hereby, the Company shall not, without the prior written consent of Parent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, the Company or any of Parent's affiliates or any material portion of the Company's assets or such affiliates' assets.

                  SECTION 6.8.  AGREEMENT TO DEFEND AND INDEMNIFY.

                  (a) It is understood and agreed that, subject to the limitations on indemnification contained in the Georgia Code, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and PROVIDED FURTHER, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section
6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For two years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 150% of such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Third Amended and Restated Articles of Incorporation and By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 6.8 shall survive the consummation of the Merger. Notwithstanding anything in this Section 6.8 to the contrary, neither the Company nor the Surviving Corporation shall have any obligation under this Section 6.8 to indemnify any Indemnified Party against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount found to have resulted solely from such Indemnified Person's own gross negligence or willful misconduct.

This covenant shall survive any termination of this Agreement pursuant to
Section 8.1 hereof. Notwithstanding Section 9.7 hereof, this Section 6.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

                  (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

                  SECTION 6.9. STATE TAKEOVER LAWS. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Offer, the Merger, this Agreement, the Subscription Agreement or the Voting Agreement or any of the transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement, the Company shall promptly take all reasonable action necessary to render such statute or regulation inapplicable to all of the foregoing.

                                  ARTICLE VII.

                              CONDITIONS OF MERGER

                  SECTION 7.1. CONDITIONS FOR EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

                  (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer;

                  (b) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, if required by the Georgia Code or the Company's Third Amended and Restated Articles of Incorporation;

                  (c) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and

                  (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or have been terminated.

                  SECTION 7.2. CONDITIONS FOR OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

                  (a) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time;

                  (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

                  (c) All governmental consents, orders and approvals required for the consummation of the Merger (including, without limitation, all such consents, orders and approvals as are necessary to prevent any Authorization from being revoked, suspended or otherwise adversely affected, and to prevent any penalty from being imposed) shall have been obtained and shall be in effect.

                  SECTION 7.3. CONDITIONS FOR OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

                  (a) The representations and warranties of Parent and Purchaser set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time; and

                  (b) Parent and Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of each of Parent and Purchaser to be performed or complied with by it under this Agreement at or prior to the Effective Time.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

                  (a) By the mutual written consent of Parent and the Company;
or

                  (b) By either of Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c) By the Company:

                           (i) if the Company has approved a Superior Proposal in accordance with Section 5.2(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee (as defined below); or

                           (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company is in material breach of this Agreement; or

                           (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of this Agreement; or

                           (iv) if Parent or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten business days following written notice thereof to Parent from the Company and (y) the scheduled expiration of the Offer; or

                           (v) if the Offer shall not have expired or been terminated on or before June 30, 2000; PROVIDED, HOWEVER, that if on such date any applicable waiting period under the HSR Act shall not have expired or been terminated, or any of the conditions in clauses
         (f), (g) or (h) in Annex I hereto exist such date shall be extended to July 30, 2000 (such date, as it may be extended, the "Termination Date"); provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(v) if the Company is in material breach of this Agreement.

                  (d) By Parent or Purchaser:

                           (i) if prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement, the Merger, the Subscription Agreement or the Voting Agreement or shall have approved a Takeover Proposal; or

                           (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or Purchaser is in material breach of this Agreement; or

                           (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer; or

                           (iv) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares; or

                           (v) if the Company receives a Takeover Proposal from any Person (other than Parent or Purchaser), and the Board of Directors takes a neutral position or makes no recommendation with respect to such Takeover Proposal after a reasonable amount of time (and in no event more than 30 days following such receipt) has elapsed for the Board of Directors to review and make a recommendation with respect to such Takeover Proposal; or

                           (vi) if the Company, or any of the Company
         Representatives, shall take any of the actions described in clauses (i) or (ii) of Section 5.2(a) hereof, and such action is not permitted by this Agreement; or

                           (vii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (other than the covenants and agreements in clauses (i) and (ii) of Section 5.2(a)) which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten business days following written notice thereof to the Company from Parent and (y) the scheduled expiration of the Offer; or

                           (viii) if the Offer shall not have expired or been terminated on or before the Termination Date; provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(viii) if the Parent or Purchaser is in material breach of this Agreement.

                  SECTION 8.2. EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of this Article VIII and as provided in
Section 9.1 and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  (b) If (x) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(d)(i), 8.1(v) or 8.1(d)(vi) or (y) the Company terminates this Agreement pursuant to Section 8.1(c)(i), then in each case, the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $2 million (the "Termination Fee") plus an amount equal to the actual and reasonably documented out-of-pocket expenses of Parent, Purchaser or Warburg or any affiliate of Warburg incurred by any such person in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of any such person's counsel and accountants as well as all fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as any such person's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated hereby (the "Expenses"); provided that in no event shall the Company be obligated to pay more than $1 million in Expenses. In addition, if this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(viii) or by the Company pursuant to Section 8.1(c)(ii) or Section 8.1(c)(v) and at the time of such termination, Parent is not in material breach of this Agreement and the Minimum Condition has not been satisfied, then the Company shall pay to

Parent, at the time of termination, the Expenses, and, if the Company shall thereafter, within 12 months after such termination, enter into an agreement with respect to a Takeover Proposal, then the Company shall pay the Termination Fee concurrently with entering into any such agreement.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

                  SECTION 9.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Section 8.2 and except that the agreements set forth in Article II and Sections 6.8 and 9.3 shall survive the Effective Time indefinitely and those set forth in Article VIII and Section 9.3 shall survive termination indefinitely.

                  SECTION 9.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)       if to Parent or Purchaser

                            Hilltopper Holding Corp.
                            Hilltopper Acquisition Corp.
                            c/o Warburg, Pincus & Co.
                            466 Lexington Avenue
                            New York, New York 10017
                            Attention: Joel Ackerman
                            Facsimile: (212) 878-9351

                            With a copy to:

                            Willkie Farr & Gallagher
                            787 Seventh Avenue
                            New York, New York 10019
                            Attention: Steven J. Gartner, Esq.
                            Facsimile: (212) 728-8111

                  (b)       if to the Company:

                            Centennial HealthCare Corporation
                            400 Perimeter Center Terrace
                            Suite 650
                            Atlanta, Georgia 30346
                            Attention: Daryl Griswold, Esq.
                            Facsimile: (770) 730-1268

                            With copies to:

                            King & Spalding
                            191 Peachtree Street
                            Atlanta, Georgia 30303-1763
                            Attention:  Paul A. Quiros, Esq.
                            Facsimile: (404) 572-5100

                            Kilpatrick Stockton LLP
                            1100 Peachtree Street, Suite 2800
                            Atlanta, Georgia 30309-4530
                            Attention:  David A. Stockton, Esq.
                            Facsimile: (404) 815-6555

                  SECTION 9.3. EXPENSES. Except as set forth in Section 8.2(b) or the following sentence, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses. Promptly following the Effective Time, the Company shall pay or, to the extent previously paid, reimburse Parent, Purchaser or Warburg or any affiliate of Warburg, as applicable, for, all fees, costs and expenses incurred by any such person in connection with the Merger Agreement and the transactions contemplated by that Agreement.

                  SECTION 9.4. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

                  (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

                  (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

                  SECTION 9.5. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  SECTION 9.7. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided herein and except that Sections 8.2(b) and 9.3 are intended to be for the benefit of and to grant third-party rights to Warburg, and Warburg shall be entitled to enforce the covenants contained in such sections.

                  SECTION 9.8. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  SECTION 9.9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia applicable to contracts executed in and to be performed entirely within that State.

                  SECTION 9.10. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by Parent and Purchaser, and by action taken by the Special Committee of the Board of Directors at any time before the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 9.11. WAIVER. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  SECTION 9.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       CENTENNIAL HEALTHCARE
                                       CORPORATION


                                       By:  /s/ J. Stephen Eaton
                                           ----------------------------


                                       HILLTOPPER HOLDING CORP.


                                       By:  /s/ David Wenstrup
                                           ----------------------------


                                       HILLTOPPER ACQUISITION CORP.


                                       By:  /s/ David Wenstrup
                                           ----------------------------

                                                                         ANNEX I

                  CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if
(i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, when taken together with the Shares, if any, beneficially owned by Parent, represents more than 68.5% of the number of shares of Company Common Stock outstanding on a fully diluted basis (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing or conditions exists:

                  (a) there shall be an injunction or other order, decree, judgment or ruling issued or threatened by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated, taken or threatened by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement, the Subscription Agreement or the Voting Agreement, (ii) prohibits or restricts or seeks to prohibit or restrict the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes or seeks to impose material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or acquired by Parent under the Subscription Agreement on all matters properly presented to the shareholders of the Company, (iv) imposes or seeks to impose any material limitations on the ability of Parent or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and any of the Subsidiaries, or (v) which otherwise is reasonably likely to have a Material Adverse Effect; or

                  (b) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

                  (c) there shall have occurred or been discovered any event, change or development that, individually or when considered together with any other matter, has had or is reasonably likely to have a Material Adverse Effect; or

                  (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respects, in each case as if such representations and warranties were made at the time of such determination; or

                  (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

                  (f) the Company shall have not obtained consents of third parties listed in Schedule 4.4 to this Agreement (the terms of which consents shall be reasonably satisfactory to Parent) and delivered evidence of such consents to Parent; or

                  (g) the Company's credit agreement shall have not been amended on terms reasonably satisfactory to Parent; or

                  (h) all notices, applications, approvals, licenses, consents, certifications and waivers ("Approvals") required to be furnished to or obtained from any governmental or regulatory authority or accreditation or certification agency, including any Approvals in respect of Authorizations, provider numbers, and program participation rights possessed by the Company and the Subsidiaries, necessary in order for the Company and the Subsidiaries to conduct their business following the consummation of the transactions contemplated by this Agreement in the manner as such business is now and has heretofore been conducted shall not have been obtained or furnished and any applicable waiting period or periods shall not have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall not have been received by the Company); or

                  (i) any suit, action, claim, proceeding or investigation shall have been commenced or be pending by or before any Governmental Entity or arbitrator, or shall have been, to the Company's knowledge, threatened by any Governmental Entity, or any QUI TAM action shall have been filed or, to the Company's knowledge, threatened, relating to any billing or claims made or submitted by the Company or any Subsidiary of or to any Governmental Entity (including any federal or state healthcare or health benefit program) or any insurance carrier, health maintenance or other managed care organization, independent physician association or any other third party payor which, in the case of any of the foregoing taken separately or together, in the reasonable judgment of Parent either (i) materially adversely affects the value of the equity of the Company to Parent or (ii) presents a risk reasonably unacceptable to Parent of subjecting the Company or any Subsidiary to a material liability or a material amount of damages or, on a going-forward basis, imposing material limitations on the business of the Company and the Subsidiaries and/or methods of operation (including any limitations on the ability of the Company and the Subsidiaries to be reimbursed by any Governmental Entity, including any federal or state healthcare or health benefit program); or

                  (j) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by an government or Governmental Entity, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States or (v) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

                  (k) the Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of this Agreement, the Subscription Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger,
(ii) recommended a Takeover Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, this Agreement or the Merger; or

                  (l) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) of 15% or more of the Shares; or

                  (m) any party to the Subscription Agreement or the Voting Agreement other than the Purchaser, Parent or Warburg shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreement or any such agreement shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that would result in the Minimum Condition not being satisfied;

which, in the judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

                  The foregoing conditions are for the sole benefit of Parent and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                      APPENDIX B

                    OPINION OF J.P. MORGAN SECURITIES, INC.

February 25, 2000

Special Committee of the Board of Directors
Centennial HealthCare Corporation
400 Perimeter Center Terrace, Suite 650
Atlanta, Georgia 30346

Attention:  Mr. Bob L. Wood
            Chairman of the Special Committee

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Centennial HealthCare Corporation (the "Company") of the consideration to be paid to them in connection with the proposed tender offer (the "Tender Offer") for all shares of the Company Common Stock, par value $0.01 per share (the "Common Stock"), by, and the proposed merger (the "Merger") of the Company with, Hilltopper Acquisition Corp. ("Acquisition Sub"), a wholly owned subsidiary of Hilltopper Holdings Corporation ("Parent"), a company formed at the direction of E.M. Warburg Pincus & Co., LLC (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of February 25, 2000 (the "Agreement"), among the Company, Parent and Acquisition Sub, Acquisition Sub will offer to purchase all shares of Common Stock in the Tender Offer for $5.50 per share and then will merge with and into the Company, and each share of Common Stock, issued and outstanding immediately prior to the effective time of the Merger (other than shares contributed to Parent by certain institutional shareholders of the Company and certain members of senior management of the Company (the "Contributing Shareholders"), dissenting shares and shares canceled pursuant to the Agreement) shall be converted into the right to receive an amount in cash, without interest, equal to $5.50.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1998 and the unaudited financial statements of the Company for the periods ended March 31, June 30, September 30, and December 31, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses, forecasts and other information prepared by the Company and its management (collectively, the "Financial Information"); and (viii) the terms of certain other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and with outside auditors with respect to certain aspects of the Tender Offer and the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Tender Offer and the Merger on the financial condition and future prospects of the Company, and certain other matters we considered necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. We have also held discussions with the Company's internal and external counsel regarding the status and potential impact of the pending OIG investigation.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on the Financial Information provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such Financial Information relates. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Tender Offer and the proposed Merger and will receive a fee from the Company for our services. Please be advised that we have no other current financial advisory or other relationships with the Company. We acted as financial advisor to a Special Committee of the Board of Directors of the Company with respect to a proposed merger transaction between the Company and affiliates of Welsh, Carson Anderson & Stowe, VI, L.P. in October 1998, which was terminated prior to consummation. J.P. Morgan Securities Inc. and its affiliates maintain an ongoing relationship with the Buyer and have advised, financed and undertaken capital markets transactions with the Buyer. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Tender Offer and the proposed Merger is fair, from a financial point of view, to such stockholders.

This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any offer to purchase, proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.


By:    /s/ John D. Fowler
    -------------------------
    Name:  John D. Fowler
    Title: Managing Director

                                                                      APPENDIX C



               ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

                                                                      APPENDIX C



                         DISSENTERS' RIGHTS OF APPRAISAL
                               TITLE 14, CHAPTER 2
                              BUSINESS CORPORATIONS
                                STATE OF GEORGIA
                                   ARTICLE 13
                               DISSENTERS' RIGHTS
                                     PART 1
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES



14-2-1301. Definitions.

         As used in this article, the term:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

         (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

         (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

         (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

         (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

         (1) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation is a party:

                           (A) If approval of the shareholders of the
                  corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or



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

                           (B) If the corporation is a subsidiary that is merged
                  with its Holding under Code Section 14-2-1104;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                           (A) Alters or abolishes a preferential right of the
                  shares;

                           (B) Creates, alters, or abolishes a right in respect
                  of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           (C) Alters or abolishes a preemptive right of the
                  holder of the shares to acquire shares or other securities;

                           (D) Excludes or limits the right of the shares to
                  vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                           (E) Reduces the number of shares owned by the
                  shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                           (F) Cancels, redeems, or repurchases all or part of
                  the shares of the class; or

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's right.

         (3) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                  (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                  (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

         A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                     PART 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS



14-2-1320. Notice of dissenters' rights.

         (4) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (5) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.

         (6) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

                  (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (2) Must not vote his shares in favor of the proposed action.

         (7) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters' notice.

         (8) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

         (9) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

                  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

                  (4) Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

         (10) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

         (11) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (12) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. Share Restrictions.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

         (13) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (14) The offer of payment must be accompanied by:

                  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (2) A statement of the corporation's estimate of the fair value of the shares;

                  (3) An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

                  (5) A copy of this article.

         (15) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

         (16) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (17) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

         (18) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                  (1) The dissenter believes that the amount offered under Code
         Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

                  (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (19) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

         (20) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

                  (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

                  (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

14-2-1330. Court action.

         (21) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (22) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (23) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

         (24) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

         (25) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.

         (26) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

         (27) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

                  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

                  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         (28) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

         No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                        CENTENNIAL HEALTHCARE CORPORATION
                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346


                PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO
                     BE HELD ON JUNE 1, 2000 AT 10:00 A.M.



         The undersigned hereby appoints Daryl R. Griswold and Alan B. Cosby, and each of them, proxies, with full power of substitution and resubstitution, as proxies for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of Centennial HealthCare Corporation, held by the undersigned at the close of business on May 5, 2000, which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on June 1, 2000 at 10:00 a.m., local time, at The
South Terrace Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346, and at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CENTENNIAL HEALTHCARE CORPORATION. THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE PROPOSAL BELOW.

         To approve the Agreement and Plan of Merger, dated as of February 25, 2000, by and among Hilltopper Holding Corporation, Hilltopper Acquisition Corporation and Centennial HealthCare Corporation.

[ ] FOR   [ ] AGAINST  [ ] ABSTAIN

         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE.

         Dated:               , 2000
               ---------------

         -----------------------------------------
         Signature

         Please sign exactly as your name(s) appear(s) hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please add your full title as such. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

         PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.


                                       72